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INDEX TO PEOPLES FINANCIAL STATEMENTS
TABLE OF CONTENTS 3

As filed with the Securities and Exchange Commission on March 21, 2012.

Registration No. 333-179748

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 2 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCBT Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	57-0799315 (I.R.S. Employer Identification Number)

520 Gervais Street
Columbia, South Carolina 29201
(800) 277-2175
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Robert R. Hill, Jr.
President and Chief Executive Officer
SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
(800) 277-2175
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	William B. West Executive Vice President and Treasurer Peoples Bancorporation, Inc. 1818 East Main Street Easley, South Carolina 29640 (864) 859-2265	George S. King, Jr., Esq. Haynsworth Sinkler Boyd, P.A. 1201 Main Street 22nd Floor Columbia, South Carolina 29201 (803) 540-7818

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(4)

Common Stock, par value $0.01	1,003,225	N/A	$31,736,834(3)	$3,638

(1)
The maximum number of shares of SCBT Financial Corporation common stock estimated to be issuable upon completion of the SCBT/Peoples merger described herein. This number is based on the number of shares of Peoples common stock outstanding and reserved for issuance under various plans as of March 20, 2012, and the exchange of each such share of Peoples common stock for 0.1413 of a share of SCBT common stock, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 19, 2011, by and between SCBT Financial Corporation and Peoples Bancorporation, Inc., which is attached to the proxy statement/prospectus as Annex A.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based on a rate of $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

(3)
The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of Peoples common stock in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: the product of (A) $4.47, the average of the high and low prices per share of Peoples common stock as reported on the OTC Bulletin Board on March 20, 2012 and (B) 7,099,963, the estimated maximum number of shares of Peoples common stock that may be exchanged for the merger consideration, including shares reserved for issuance under various equity plans.

(4)
$3,582 was previously paid in connection with the filng of the initial Form S-4.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 21, 2012

Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

        On December 19, 2011, Peoples Bancorporation, Inc. and SCBT Financial Corporation agreed to a strategic business combination in which Peoples will merge with and into SCBT, with SCBT continuing as the surviving corporation (which we refer to as the merger). Immediately following the merger, The Peoples National Bank, Bank of Anderson, N.A. and Seneca National Bank, each a wholly-owned bank subsidiary of Peoples, will merge with SCBT, N.A., a wholly-owned bank subsidiary of SCBT, with SCBT, N.A. continuing as the surviving bank (we refer to these bank mergers collectively as the bank mergers). In the merger, each share of Peoples common stock will be converted into 0.1413 of a share of SCBT common stock, subject to certain adjustments. The maximum number of shares of SCBT common stock to be delivered to holders of shares of Peoples common stock upon completion of the merger is approximately 1,003,225 shares, based on the number of shares of Peoples common stock outstanding as of March 20, 2012 and assuming full exercise of all outstanding and unexercised stock options.

        We are sending you this proxy statement/prospectus to notify you of and invite you to the special meeting of Peoples shareholders being held to consider the Agreement and Plan of Merger, dated as of December 19, 2011, as it may be amended from time to time (which we refer to as the merger agreement), that Peoples has entered into with SCBT, and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

        The special meeting of Peoples shareholders will be held on Tuesday, April 24, 2012 at 1818 East Main Street, Easley, South Carolina at 10:00 a.m. local time.

        At the special meeting, in addition to being asked to approve the merger agreement, you will also be asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement. You will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger.

        The market value of the merger consideration will fluctuate with the market price of SCBT common stock and will not be known at the time you vote on the merger. SCBT common stock is currently quoted on the NASDAQ Global Market under the symbol "SCBT." On March 20, 2012, the last practicable trading day before the date of this proxy statement/prospectus, the closing share price of SCBT common stock was $32.71 per share as reported on the NASDAQ Global Market. We urge you to obtain current market quotations for SCBT and Peoples.

        The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Peoples common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Peoples common stock for shares of SCBT common stock in the merger, except with respect to any cash received in lieu of fractional shares of SCBT common stock.

        Your vote is important. We cannot complete the merger unless Peoples' shareholders approve the merger agreement. In order for the merger to be approved, at least two-thirds of the shares of Peoples common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger.

        Peoples' board of directors unanimously recommends that Peoples shareholders vote "FOR" the approval of the merger agreement, "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement and "FOR" the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger.

        This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including "Risk Factors," beginning on page 17, for a discussion of the risks relating to the proposed merger. You also can obtain information about SCBT from documents that it has filed with the Securities and Exchange Commission.

        If you have any questions concerning the merger, please contact Robert E. Dye, Jr., Corporate Secretary, 1818 East Main Street, Easley, South Carolina 29640, at (864) 859-2265. We look forward to seeing you at the meeting.

George B. Nalley, Jr. Chairman of the Board Peoples Bancorporation, Inc.

        Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either SCBT or Peoples, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The date of this proxy statement/prospectus is [    ], and it is first being mailed or otherwise delivered to Peoples shareholders on or about [    ].

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Peoples Bancorporation, Inc.:

        Peoples Bancorporation, Inc. will hold a special meeting of shareholders at 10:00 a.m. local time, on Tuesday, April 24, 2012, at 1818 East Main Street, Easley, South Carolina to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of December 19, 2011, by and between SCBT Financial Corporation and Peoples Bancorporation, Inc., pursuant to which Peoples will merge with SCBT as more fully described in the attached proxy statement/prospectus;

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger.

        We have fixed the close of business on March 1, 2012 as the record date for the special meeting. Only Peoples shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, two-thirds of the shares of Peoples common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement.

        Your vote is very important. We cannot complete the merger unless Peoples' common shareholders approve the merger agreement. Failure to vote will have the same effect as voting against the merger.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Peoples common stock, please contact Robert E. Dye, Jr., Corporate Secretary, 1818 East Main Street, Easley, South Carolina 29640, at (864) 859-2265.

        Under South Carolina law, Peoples shareholders are or may be entitled to assert dissenters' rights with respect to the proposed merger and to obtain payment of the fair value of their shares upon compliance with the requirements of Chapter 13 of the South Carolina Business Corporation Act. We have included a copy of Chapter 13 of the South Carolina Business Corporation Act as Annex C to the proxy statement/prospectus. We urge any Peoples shareholder who wishes to assert dissenters' rights to read the statute carefully and to consult legal counsel before attempting to assert dissenters' rights.

        Peoples' board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Peoples shareholders vote "FOR" the approval of the merger agreement, "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval and "FOR" the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert E. Dye, Jr. Corporate Secretary

Easley, South Carolina
March [    ], 2012

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about SCBT Financial Corporation from documents filed with or furnished to the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by SCBT, as well as any documents filed with or furnished to the SEC by Peoples, at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

SCBT Financial Corporation 520 Gervais Street Columbia, South Carolina 29201 Attention: Corporate Secretary Telephone: (800) 277-2175	Peoples Bancorporation, Inc. 1818 East Main Street Easley, South Carolina 29640 Attention: Corporate Secretary Telephone: (864) 859-2265

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Peoples shareholders requesting documents must do so by April 17, 2012, in order to receive them before the special meeting.

        In addition, if you have questions about the merger or the Peoples special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Robert E. Dye, Jr., Corporate Secretary, at the following address and telephone number:

        1818 East Main Street
Easley, South Carolina 29640
(864) 859-2265

        See "Where You Can Find More Information" for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PEOPLES SPECIAL MEETING

        The following are some questions that you may have about the merger and the Peoples special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Peoples special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

        Unless the context otherwise requires, references in this proxy statement/prospectus to "Peoples" refer to Peoples Bancorporation, Inc., a South Carolina corporation, and its affiliates. Unless the context otherwise requires, references in this proxy statement/prospectus to "SCBT" refer to SCBT Financial Corporation, a South Carolina corporation, and its affiliates.

Q:
What am I being asked to vote on at the Peoples special meeting?

A:
SCBT and Peoples have entered into an Agreement and Plan of Merger, dated as of December 19, 2011, which we refer to as the merger agreement, pursuant to which SCBT has agreed to acquire Peoples. Under the terms of the merger agreement, Peoples will merge with and into SCBT, with SCBT continuing as the surviving entity. We refer to this transaction as the merger. Immediately following the merger, The Peoples National Bank, Bank of Anderson, N.A. and Seneca National Bank, each a wholly-owned bank subsidiary of Peoples, will merge with and into SCBT, N.A., a wholly-owned bank subsidiary of SCBT, with SCBT, N.A. continuing as the surviving bank (we refer to these bank mergers collectively as the bank mergers). Peoples shareholders are being asked to approve the merger agreement, which includes the merger, and the transactions it contemplates.

  Peoples shareholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement. We refer to this as the adjournment proposal.

  In addition, Peoples shareholders will also consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. We refer to this as the compensation proposal.

Q:
What will I receive in the merger?

A:
If the merger is completed, you will receive 0.1413 of a share of SCBT common stock, which we refer to as the exchange ratio, subject to certain adjustments, for each share of Peoples common stock that you hold immediately prior to the merger. SCBT will not issue any fractional shares of SCBT common stock in the merger. Peoples shareholders who would otherwise be entitled to a fractional share of SCBT common stock upon the completion of the merger will instead receive an amount in cash based on the average price per share of SCBT common stock for the 10 trading days immediately preceding (but not including) the day on which the merger is completed, which we refer to as the SCBT closing share value.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for SCBT common stock. In the merger you will receive a fraction of a share of SCBT common stock for each share of Peoples common stock you hold. Any fluctuation in the market price of SCBT common stock after the date of this proxy statement/prospectus will change the value of the shares of SCBT common stock that you will receive.

Q:
How does Peoples' board of directors recommend that I vote at the special meeting?

A:
Peoples' board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement, "FOR" the adjournment proposal and "FOR" the compensation proposal.

Q:
When and where is the Peoples special meeting?

A:
The Peoples special meeting will be held at 1818 East Main Street, Easley, South Carolina on Tuesday, April 24, 2012, at 10:00 a.m. local time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:
What is the vote required to approve each proposal at the Peoples special meeting?

A:
Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Peoples common stock as of the close of business on March 1, 2012, the record date for the special meeting. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote "AGAINST" the proposal.

  The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal.

Q:
What will happen if Peoples' shareholders do not approve, on an advisory (non-binding) basis, the compensation payable to Peoples' named executive officers in connection with the merger?

A:
The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote for the compensation proposal and against the proposal to approve the merger agreement, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Peoples or SCBT. Accordingly, because Peoples is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote.

Q:
Why is my vote important?

A:
If you do not vote, it may be more difficult for Peoples to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by two-thirds of the outstanding shares of Peoples common stock entitled to vote at the special meeting. Peoples' board of directors unanimously recommends that you vote to approve the merger agreement.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
What if I abstain from voting or fail to instruct my bank or broker?

A:
If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote "AGAINST" the merger proposal. However, if you mark "ABSTAIN" on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Peoples common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Peoples reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Peoples' express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Peoples common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Peoples' corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Peoples after the vote will not affect the vote. Peoples' corporate secretary's mailing address is: Corporate Secretary, Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
Will Peoples be required to submit the proposal to approve the merger agreement to its shareholders even if Peoples' board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Peoples special meeting, Peoples is required to submit the proposal to approve the merger agreement to its shareholders even if Peoples' board of directors has withdrawn or modified its recommendation.

Q:
What are the U.S. federal income tax consequences of the merger to Peoples shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Peoples common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Peoples common stock for shares of SCBT common stock in the merger, except with respect to any cash received instead of fractional shares of SCBT common stock.

  For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of Peoples common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
What if I want to exercise dissenters' rights?

A:
If you want to exercise dissenters' rights and receive the fair value of your Peoples shares in cash instead of the merger consideration described in this proxy statement/prospectus, (1) you must give Peoples written notice, before the vote on the proposal to approve the merger agreement, of your intent to demand payment for your shares if the merger is consummated, (2) you must not vote your shares "FOR" the approval of the merger agreement and (3) you must follow certain other procedures after the Peoples special meeting, as described in Annex C. You may notify Peoples of your intent to demand payment for your shares if the merger agreement is approved by providing written notice to: Corporate Secretary, Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640. If you have given written notice to Peoples that you intend to dissent and demand payment for your shares if the merger is consummated, and have sent Peoples your proxy, a vote in favor of approval of the merger cast by Peoples' proxy agents will not disqualify you from demanding payment for your shares. For further information, see "The Merger—Dissenters' Rights in the Merger." The foregoing summary is not a complete statement of the provisions of South Carolina law relating to the rights of Peoples shareholders to receive payment of the fair value of their shares and does not create any rights for shareholders. The only rights of shareholders are those provided by Sections 33-13-101 to 33-13-310 of the South Carolina Business Corporation Act, the full text of which is provided as Annex C to this proxy statement/prospectus.

Q:
If I am a Peoples shareholder, should I send in my Peoples stock certificates now?

A:
No. Please do not send in your Peoples stock certificates with your proxy. After the merger, an exchange agent designated by SCBT will send you instructions for exchanging Peoples stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
What should I do if I hold my shares of Peoples common stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Peoples common stock are held in book-entry form. After the completion of the merger, shares of Peoples common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of SCBT common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q:
Whom may I contact if I cannot locate my Peoples stock certificate(s)?

A:
If you are unable to locate your original Peoples stock certificate(s), you should contact Registrar and Transfer Company, Attn: Lost Certificate Department at 10 Commerce Drive, Cranford, NJ 07016 or at 800-368-5948.

Q:
When do you expect to complete the merger?

A:
Peoples and SCBT expect to complete the merger in the second quarter of 2012. However, neither Peoples nor SCBT can assure you when or if the merger will occur. Peoples and SCBT must first obtain the approval of Peoples shareholders and the necessary regulatory approvals.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Peoples common stock, please contact: Robert E. Dye, Jr., Corporate Secretary, 1818 East Main Street, Easley, South Carolina 29640, at (864) 859-2265.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information." Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

 In the Merger, Peoples Shareholders Will Receive Shares of SCBT Common Stock (page 61)

        If the merger is completed, you will receive 0.1413 of a share of SCBT common stock for each share of Peoples common stock you hold immediately prior to the merger. SCBT will not issue any fractional shares of SCBT common stock in the merger. Peoples shareholders who would otherwise be entitled to a fraction of a share of SCBT common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash based on the SCBT closing share value. For example, if you hold 100 shares of Peoples common stock, you will receive fourteen shares of SCBT common stock and a cash payment instead of the 0.13 shares of SCBT common stock that you otherwise would have received (100 shares × 0.1413 = 14.13 shares).

        The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Peoples' Board of Directors Unanimously Recommends that Peoples Shareholders Vote "FOR" the Approval of the Merger Agreement (page 20)

        Peoples' board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Peoples and its shareholders and has unanimously approved the merger and the merger agreement. Peoples' board of directors unanimously recommends that Peoples shareholders vote "FOR" the approval of the merger agreement. For the factors considered by Peoples' board of directors in reaching its decision to approve the merger agreement, see "The Merger—Peoples' Reasons for the Merger; Recommendation of Peoples' Board of Directors."

Scott & Stringfellow, LLC Has Provided an Opinion to Peoples' Board of Directors Regarding the Merger Consideration (page 66 and Annex B)

        On December 16, 2011, Scott & Stringfellow, LLC, Peoples' financial advisor in connection with the merger, rendered its oral opinion to the Peoples board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Peoples common stock.

        The full text of Scott & Stringfellow's opinion, dated December 16, 2011, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Scott & Stringfellow in rendering its opinion.

        For further information, see "The Merger—Opinion of Scott & Stringfellow, LLC"

 What Holders of Peoples Stock Options and Other Equity-Based Awards Will Receive (page 86)

        If the merger is completed, each option to purchase shares of Peoples common stock, which we refer to as a Peoples option, that is outstanding immediately prior to the closing of the merger, whether vested or unvested, will be converted into the right to receive an amount in cash, which we refer to as the Black-Scholes amount. The Black-Scholes amount will be determined by an accounting firm selected by SCBT and shall be calculated pursuant to the Black-Scholes valuation methodology consistently applied and based on certain assumptions.

        If the merger is completed, each restricted share of Peoples common stock, which we refer to as a Peoples restricted share, that is outstanding immediately prior to the closing of the merger will vest in full and become free of all restrictions as of the closing of the merger. At the closing of the merger, the holder of such Peoples restricted shares will be entitled to receive the merger consideration in respect of each of his or her Peoples restricted shares.

Peoples Will Hold its Special Meeting on Tuesday, April 24, 2012 (page 20)

        The special meeting of Peoples shareholders will be held on Tuesday, April 24, 2012, at 10:00 am local time, at 1818 East Main Street, Easley, South Carolina. At the special meeting, Peoples shareholders will be asked to:

  •
  approve the merger agreement and the transactions it contemplates;

  •
  approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

  •
  approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger.

        Only holders of record at the close of business on March 1, 2012 will be entitled to vote at the special meeting. Each share of Peoples common stock is entitled to one vote on each proposal to be considered at the Peoples special meeting. As of the record date, there were 7,039,263 shares of Peoples common stock entitled to vote at the special meeting. Each of the directors of Peoples and Alexander C. Dye, Director of Expansion and Development of Peoples, has entered into a voting agreement with SCBT, pursuant to which they have agreed, solely in their capacity as Peoples shareholders, to vote all of their shares of Peoples common stock in favor of the proposals to be presented at the special meeting. As of the record date, Peoples directors who are parties to the voting agreements and Alexander C. Dye, who is neither an executive officer nor a director of Peoples, owned and were entitled to vote an aggregate of approximately 1,136,608 shares of Peoples common stock, which represents approximately 16.1% of the shares of Peoples common stock outstanding on that date. As of the record date, the directors and executive officers of Peoples and their affiliates beneficially owned and were entitled to vote approximately 1,160,029 shares of Peoples common stock representing approximately 16.4% of the shares of Peoples common stock outstanding on that date, and held options to purchase 37,913 shares of Peoples common stock and 16,000 shares underlying restricted stock awards. As of the record date, SCBT and its subsidiaries held no shares of Peoples common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of Peoples common stock.

        To approve the merger agreement, two-thirds of the outstanding shares of Peoples common stock entitled to vote at the special meeting must be voted in favor of approving the merger agreement. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, your failure to vote, failure to instruct your bank or broker how to vote, or abstention with respect to the proposal to approve the merger agreement will have the same effect as a vote against approval of the merger agreement.

        The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal. Therefore, if you mark "ABSTAIN" on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

The Merger Is Intended to Be Tax-Free to Holders of Peoples Common Stock as to the Shares of SCBT Common Stock They Receive (page 99)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of SCBT and Peoples to complete the merger that each of SCBT and Peoples receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to a holder of Peoples common stock for U.S. federal income tax purposes as to the shares of SCBT common stock he or she receives in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of SCBT common stock that such holder of Peoples common stock would otherwise be entitled to receive.

        For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

        The U.S. federal income tax consequences described above may not apply to all holders of Peoples common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

 Peoples' Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 75)

        Peoples shareholders should be aware that some of Peoples' directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Peoples shareholders generally. These interests and arrangements may create potential conflicts of interest. Peoples' board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Peoples' shareholders vote in favor of approving the merger agreement.

        Peoples is party to employment agreements with L. Andrew Westbrook, III, and William B. West that provide for a lump sum cash payment upon a change in control of Peoples. Each of Peoples' named executive officers is party to a salary continuation agreement which provides for enhanced deferred compensation benefits upon a change in control. However, because R. Riggie Ridgeway is already fully vested in his deferred compensation benefits under his salary continuation agreement, he does not receive the benefit of additional vesting as a result of the merger.

        Each Peoples option that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into an obligation of SCBT to pay each holder an amount equal to the product of (i) the applicable per share Black-Scholes amount and (ii) the number of shares of Peoples common stock subject to the Peoples option. Each outstanding Peoples restricted share will vest at the effective time of the merger and the holders of Peoples restricted shares will be entitled to the merger consideration for each such Peoples restricted share.

        For a more complete description of these interests, see "The Merger—Interests of Peoples' Directors and Executive Officers in the Merger" and "The Merger Agreement—Treatment of Peoples Stock Options and Other Equity-Based Awards."

 Peoples Shareholders Who Do Not Vote "For" the Merger Will Be Entitled to Assert Dissenters' Rights (page 79)

        Under South Carolina law, which is the law under which Peoples is incorporated, the holders of Peoples common stock will be entitled to assert dissenters' rights in connection with the merger, provided they (1) give Peoples written notice, before the vote on the proposal to approve the merger agreement, of their intent to demand payment for their shares if the merger is consummated, (2) do not vote "FOR" the approval of the merger agreement and (3) comply with all other applicable statutory procedures for asserting dissenters' rights required by South Carolina law. You may notify Peoples of your intent to demand payment for your shares if the merger is consummated by providing written notice to: Corporate Secretary, Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640. If you wish to dissent and you execute and return a proxy in the accompanying form, you must not vote "FOR" the approval of the merger agreement. If you have given written notice to Peoples that you intend to dissent and demand payment for your shares if the merger is consummated, and have sent Peoples your proxy, a vote in favor of approval of the merger cast by Peoples' proxy agents will not disqualify you from exercising your dissenters' rights. Shareholders who exercise their dissenters' rights by complying with the applicable statutory procedures required by South Carolina law will be entitled to receive payment in cash for the fair value of their shares as defined by South Carolina law, and, in the event that Peoples and such shareholders cannot agree on the fair value of their shares, in a judicial proceeding. The procedures to be followed by dissenting shareholders are described below in "The Merger—Dissenters' Rights in the Merger." The foregoing summary is not a complete statement of the provisions of South Carolina law relating to the rights of Peoples shareholders to receive payment of the fair value of their shares and does not create any rights for shareholders. The only rights of shareholders are those provided by Sections 33-13-101 to 33-13-310 of the South Carolina Business Corporation Act, the full text of which is provided as Annex C to this proxy statement/prospectus.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 95)

        Currently, Peoples and SCBT expect to complete the merger in the second quarter of 2012. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger agreement by Peoples' shareholders, the receipt of certain required regulatory approvals, and the receipt of legal opinions by each company regarding the U.S. federal income tax treatment of the merger.

        Neither Peoples nor SCBT can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 96)

        The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

  •
  the merger has not been completed by September 19, 2012 (we refer to this date as the end date), if the failure to complete the merger by that date is not caused by the terminating party's breach of the merger agreement;

  •
  any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a regulatory authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement; or

  •
  there is a breach by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of September 19, 2012 and 30 business days following written notice of the breach.

        In addition, SCBT may terminate the merger agreement in the following circumstances:

  •
  Peoples' board of directors fails to recommend to the Peoples shareholders that they approve the merger agreement or withdraws, modifies or qualifies, or proposes or resolves to withdraw, modify or qualify, such recommendation in a manner adverse to SCBT;

  •
  Peoples' board of directors fails to comply in all material respects with its non-solicitation obligations described below in "The Merger Agreement—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described below in "The Merger Agreement—Peoples Shareholder Meeting and Recommendation of Peoples' Board of Directors";

  •
  Peoples' board of directors approves, recommends or endorses, or proposes or resolves to approve, recommend or endorse, an alternative transaction or acquisition proposal, as described below in "The Merger Agreement—Peoples Shareholder Meeting and Recommendation of Peoples' Board of Directors"; or

  •
  Peoples' shareholders do not approve the merger agreement and the transactions it contemplates at the special meeting or adjournment thereof.

Termination Fee (page 97)

        If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Peoples' board of directors, Peoples may be required to pay SCBT a termination fee of $1.5 million. The termination fee could discourage other companies from seeking to acquire or merge with Peoples.

Regulatory Approvals Required for the Merger (page 82)

        Both Peoples and SCBT have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others: the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the Office of the Comptroller of the Currency, or OCC, and the South Carolina State Board of Financial Institutions, or State Board. SCBT and Peoples have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

        Although neither Peoples nor SCBT knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Peoples and SCBT cannot be certain when or if they will be obtained.

The Rights of Peoples Shareholders Will Change as a Result of the Merger (page 104)

        The rights of Peoples shareholders will change as a result of the merger due to differences in SCBT's and Peoples' governing documents. The rights of Peoples shareholders are governed by South Carolina law and by Peoples' articles of incorporation and bylaws, each as amended to date (which we refer to as Peoples' articles of incorporation and bylaws, respectively). Upon the completion of the merger, the rights of Peoples shareholders will be governed by South Carolina law and SCBT's articles of incorporation and bylaws.

        See "Comparison of Shareholders' Rights" for a description of the material differences in shareholder rights under each of the SCBT and Peoples governing documents.

 Litigation Relating to the Merger (page 84)

        Peoples and Peoples' directors are named as defendants in a lawsuit that is pending in connection with the merger. SCBT is also named as a defendant in this lawsuit. See "The Merger—Litigation Relating to the Merger."

Information About the Companies (page 24)

SCBT Financial Corporation

        SCBT is a bank holding company, or BHC, incorporated under South Carolina law in 1985. Until February of 2004, SCBT was named "First National Corporation." SCBT currently holds all of the stock of its subsidiary, SCBT, N.A., a national bank that opened for business in 1934. SCBT operates as South Carolina Bank and Trust, North Carolina Bank and Trust, and Community Bank and Trust. SCBT coordinates the financial resources of the consolidated enterprise and thereby maintains financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. SCBT's operating revenues and net income are derived primarily from cash dividends received from SCBT, N.A. At December 31, 2011, SCBT had consolidated total assets of approximately $3.90 billion, gross loans of approximately $2.87 billion and total deposits of approximately $3.25 billion.

        The principal executive offices of SCBT are located at 520 Gervais Street, Columbia, South Carolina 29201, and its telephone number is (800) 277-2175. SCBT's website can be accessed at http://www.scbtonline.com. Information contained in SCBT's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. SCBT common stock is quoted on the NASDAQ Global Market under the symbol "SCBT."

        Additional information about SCBT and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

Peoples Bancorporation, Inc.

        Peoples is a bank holding company incorporated in South Carolina in March of 1992. Peoples was originally incorporated for the purpose of holding all of the stock of its subsidiary, The Peoples National Bank, and commenced operations on July 1, 1992. Peoples now has three wholly-owned subsidiaries: The Peoples National Bank, a national bank that commenced business operations in August 1986; Bank of Anderson, N.A., a national bank that commenced business operations in September 1998; and Seneca National Bank, a national bank that commenced business operations in February 1999. Peoples engages in no significant operations other than the ownership of its three subsidiaries and the support thereof. Peoples conducts its business from eight banking offices located in the Upstate Area of South Carolina. At December 31, 2011, Peoples had assets of approximately $549.7 million, gross loans of approximately $286.4 million and total deposits of approximately $476.5 million.

        Peoples' principal executive offices are located at 1818 East Main Street, Easley, South Carolina 29640, and its telephone number is (864) 859-2265. Peoples' website can be accessed at http://www.peoplesbc.com. Information contained in Peoples' website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Additional information about Peoples and its subsidiaries can be found on the SEC's website. See "Where You Can Find More Information."

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SCBT

        The following table summarizes financial results achieved by SCBT for the periods and at the dates indicated and should be read in conjunction with SCBT's consolidated financial statements and the notes to the consolidated financial statements contained in reports that SCBT has previously filed with the SEC. See "Where You Can Find More Information."

	As of or for the Year Ended December 31,
	2011	2010	2009	2008	2007
	(in thousands, other than share data)
Summarized Income Statement Data:
Interest income	$171,718	$155,354	$141,798	$156,075	$149,199
Interest expense	20,266	32,737	37,208	60,298	68,522

Net Interest income	151,452	122,617	104,590	95,777	80,677
Provision for loan losses	30,236	54,282	26,712	10,736	4,384
Noninterest income	55,119	137,735	26,246	19,049	27,359
Noninterest expenses	142,978	125,242	83,646	79,796	71,402

Net income before provision for income taxes	33,357	80,828	20,478	24,294	32,250
Provision for income taxes	10,762	28,946	6,883	8,509	10,685

Net income	22,595	51,882	13,595	15,785	21,565
Preferred stock dividends and discount accretion	—	—	4,674	—	—

Net income attributable to common shares	$22,595	$51,882	$8,921	$15,785	$21,565

Per Common Share Data:
Earnings per share—Basic	$1.65	$4.11	$0.74	$1.53	$2.33
Earnings per share—Diluted	$1.63	$4.08	$0.74	$1.52	$2.32
Book value at end of period	$27.19	$25.79	$22.20	$21.77	$21.17
Cash dividends declared	$0.68	$0.68	$0.68	$0.68	$0.68
Weighted-Average Number of Common Shares:
Basic	13,677	12,618	12,061	10,301	9,275
Diluted	13,751	12,720	12,109	10,394	9,305
Average Balance Sheet Data:
Total assets	$3,904,363	$3,617,590	$2,813,926	$2,725,955	$2,272,413
Total long-term debt	$47,239	$81,822	$150,446	$168,645	$109,566
Total shareholders' equity	$370,112	$335,853	$291,590	$225,484	$173,679

COMPARATIVE PER SHARE DATA
(Unaudited)

        Presented below for SCBT and Peoples is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2011. The information presented below should be read together with the historical consolidated financial statements of SCBT and Peoples, including the related notes, in the case of SCBT, filed by SCBT with the SEC and incorporated by reference into this proxy statement/prospectus and, in the case of Peoples, appearing elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information."

        The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2011 in the case of the book value data, and as if the merger had been effective as of January 1, 2011 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Peoples into SCBT's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2011.

        In addition, the unaudited pro forma data includes adjustments, which are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	Historical			Peoples Pro Forma Equivalent Per Share(1)
			SCBT Pro Forma Combined
	SCBT	Peoples
Basic Income from Continuing Operations
For the year ended December 31, 2011	$1.65	$0.30	$1.78	$0.25
Diluted Income from Continuing Operations
For the year ended December 31, 2011	$1.63	$0.30	$1.77	$0.25
Cash Dividends
For the year ended December 31, 2011	$0.68	$—	$0.68	$0.10
Book Value Per Common Share
As of December 31, 2011	$27.19	$6.56	$27.31	$3.86
Market Value
As of December 19, 2011(2)	$27.25	$1.50	N/A	$3.85

(1)
Reflects Peoples shares at the exchange ratio of 0.1413.

(2)
Business day immediately prior to the public announcement of the proposed merger.

        In the table above, book value per share on a pro forma basis assumes that SCBT's shareholders' equity has been increased by $31.1 million for December 31, 2011. This change is the net result of consideration transferred in the merger, including SCBT common shares with an estimated fair value of $30.6 million, and $13.4 million in cash, less the redemption of the Peoples Series T and Series W Preferred Stock in the amount of $13.3 million, and one-time transaction expenses of $2.0 million, net of tax that is expected to be incurred by SCBT. The fair value of SCBT's common shares was calculated by applying the exchange ratio of 0.1413 SCBT shares for each share of Peoples common stock using the outstanding number of Peoples' shares as of December 31, 2011, and $30.52, the closing price of

SCBT's common shares on March 12, 2012. The price per SCBT share used to determine the dollar value of consideration at closing will be based on the closing price of SCBT's common shares on the last trading day prior to the date of acquisition, and will be different from the amount assumed in these pro-forma calculations.

        For the pro forma combined SCBT book value per share presented in the table above, shares of Peoples' Series T and Series W Preferred Stock, issued to the United States Department of the Treasury in conjunction with the Troubled Asset Relief Program (TARP), are assumed to be redeemed immediately after closing for a total of approximately $13.3 million. The resulting impact to the pro forma combined SCBT basic and diluted earnings per share amounts is the removal of the related TARP dividends and discount accretion for the periods presented.

        Pro forma combined basic and diluted earnings per share for the periods presented include assumed amortization or accretion of certain fair value adjustments made to loans, securities, core deposit intangibles, non-compete intangibles and deposits. These inclusions increased net income by $3.6 million for the year ended December 31, 2011.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of SCBT, Peoples and the combined company following the proposed transaction and statements for the period following the completion of the merger. Words such as "anticipate," "believe," "feel," "expect," "estimate," "indicate," "seek," "strive," "plan," "intend," "outlook," "forecast," "project," "position," "target," "mission," "contemplate," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to SCBT, Peoples, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties, include, among others, the following possibilities: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between SCBT and Peoples; (2) the outcome of any legal proceedings that may be instituted against SCBT or Peoples; (3) the inability to complete the transactions contemplated by the merger agreement due to the failure to satisfy each transaction's respective conditions to completion, including the receipt of regulatory approvals; (4) credit risk associated with an obligor's failure to meet the terms of any contract with any of the subsidiary banks of SCBT or Peoples or failure otherwise to perform as agreed; (5) interest risk involving the effect of a change in interest rates on both SCBT's and Peoples' banks' earnings and the market values of their portfolio equity; (6) liquidity risk affecting SCBT's and Peoples' banks' ability to meet their obligations when they come due; (7) price risk focusing on changes in market factors that may affect the value of traded instruments in "mark-to-market" portfolios; (8) transaction risk arising from problems with service or product delivery; (9) compliance risk involving earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) continuing economic downturn risk resulting in further deterioration in the credit markets; (14) greater than expected noninterest expenses; (15) excessive loan losses; (16) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with SCBT's integration of Habersham, BankMeridian and Peoples, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration-related matters;

(17) the risks of fluctuations in market prices for SCBT stock that may or may not reflect the economic condition or performance of SCBT; (18) changes to the payment of dividends on SCBT common stock as a result of regulatory supervision or at the discretion of the SCBT board of directors; and (19) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

        For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, SCBT and Peoples claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. SCBT and Peoples do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to SCBT, Peoples or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Peoples and SCBT because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Reports on Form 10-K filed by SCBT and Peoples for the year ended December 31, 2011, as updated by other reports filed with the SEC, which, in the case of SCBT, are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

Because the market price of SCBT common stock will fluctuate, Peoples shareholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, each share of Peoples common stock will be converted into 0.1413 of a share of SCBT common stock. The market value of the merger consideration may vary from the closing price of SCBT common stock on the date SCBT announced the merger, on the date that this proxy statement/prospectus was mailed to Peoples shareholders, on the date of the special meeting of the Peoples shareholders and on the date the merger is completed and thereafter. Any change in the market price of SCBT common stock prior to the completion of the merger will affect the market value of the merger consideration that Peoples shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the control of SCBT and Peoples, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Peoples special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of SCBT common stock and for shares of Peoples common stock.

The market price of SCBT common stock after the merger may be affected by factors different from those affecting the shares of Peoples or SCBT currently.

        Upon completion of the merger, holders of Peoples common stock will become holders of SCBT common stock. SCBT's business differs from that of Peoples, and, accordingly, the results of operations of the combined company and the market price of SCBT common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of SCBT and Peoples.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        Before the merger and the bank mergers may be completed, SCBT and Peoples must obtain approvals from the Federal Reserve Board, the OCC and the State Board. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of SCBT following the merger. See "The Merger—Regulatory Approvals Required for the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected.

        SCBT and Peoples have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated cost savings, will depend, in part, on our ability to successfully combine the businesses of SCBT and Peoples. To realize these anticipated benefits, after the completion of the merger, SCBT expects to integrate Peoples' business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect SCBT's ability to successfully conduct its business in the markets in which Peoples now operates, which could have an adverse effect on SCBT's financial results and the value of its common stock. If SCBT experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause SCBT and/or Peoples to lose customers or cause customers to remove their accounts from SCBT and/or Peoples and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Peoples and SCBT during this transition period and for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

The fairness opinion obtained by Peoples from its financial advisor will not reflect changes in circumstances between the date of this proxy statement/prospectus and the completion of the merger.

        Peoples has obtained a fairness opinion dated December 16, 2011 from Scott & Stringfellow, LLC, Peoples' financial advisor. Changes in the operations and prospects of Peoples or SCBT, general market and economic conditions and other factors that may be beyond the control of Peoples and SCBT, and on which the fairness opinion was based, may alter the value of Peoples or SCBT or the prices of shares of Peoples common stock or SCBT common stock by the time the merger is completed. The fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any date other than the date of the opinion. The fairness opinion is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see "The Merger—Opinion of Scott & Stringfellow, LLC." For a description of the other factors considered by Peoples' board of directors in determining to approve the merger, see "The Merger—Peoples' Reasons for the Merger; Recommendation of Peoples' Board of Directors."

Some of the directors and executive officers of Peoples may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger agreement.

        The interests of some of the directors and executive officers of Peoples may be different from those of Peoples common shareholders, and directors and officers of Peoples may be participants in arrangements that are different from, or in addition to, those of Peoples common shareholders. These interests are described in more detail in the section entitled "The Merger—Interests of Peoples' Directors and Executive Officers in the Merger."

Termination of the merger agreement could negatively impact Peoples.

        If the merger agreement is terminated, there may be various consequences. For example, Peoples' businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Peoples common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Peoples' board of directors seeks another merger or business combination, Peoples shareholders cannot be certain that Peoples will be able to find a party willing to pay the equivalent or greater consideration than that which SCBT has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Peoples' board of directors, Peoples may be required to pay SCBT a termination fee of $1.5 million.

Peoples will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Peoples. These uncertainties may impair Peoples' ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Peoples to seek to change existing business relationships with Peoples. Retention of certain employees by Peoples may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Peoples or SCBT. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Peoples or SCBT, Peoples' business or the Peoples' business assumed by SCBT following the merger could be harmed. In addition, subject to certain exceptions, Peoples has agreed to operate its business in the ordinary course prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to Peoples.

The unaudited pro forma comparative per share data for SCBT and Peoples included in this proxy statement/prospectus are preliminary, and SCBT's actual financial position and operations after the completion of the merger may differ materially from the unaudited pro forma comparative per share data included in this proxy statement/prospectus.

        The unaudited pro forma comparative per share data for both SCBT and Peoples in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what SCBT's actual financial position or operations would have been had the merger been completed on the dates indicated.

The completion of the merger may trigger change in control provisions in certain agreements to which Peoples is a party.

        The completion of the merger may trigger change in control provisions in certain agreements to which Peoples is a party. If Peoples and SCBT are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements (including terminating the agreements or seeking monetary penalties). Even if Peoples or SCBT is able to obtain waivers, the counterparties may demand a fee for such waivers or seek to renegotiate the agreements on materially less favorable terms than those currently in place.

 THE PEOPLES SPECIAL MEETING

        This section contains information for Peoples shareholders about the special meeting that Peoples has called to allow its shareholders to consider and vote on the merger agreement. Peoples is mailing this proxy statement/prospectus to you, as a Peoples shareholder, on or about [    ]. Together with this proxy statement/prospectus, Peoples is also sending to you a notice of the special meeting of Peoples shareholders and a form of proxy card that Peoples' board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

        This proxy statement/prospectus is also being furnished by SCBT to Peoples shareholders as a prospectus in connection with the issuance of shares of SCBT common stock as the merger consideration.

Date, Time and Place of Meeting

        The special meeting will be held at 1818 East Main Street, Easley, South Carolina on Tuesday, April 24, 2012, at 10:00 a.m. local time.

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger agreement and the transactions it contemplates;

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger.

Recommendation of Peoples' Board of Directors

        Peoples' board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Peoples and its shareholders and has unanimously approved the merger and the merger agreement. Peoples' board of directors unanimously recommends that Peoples' shareholders vote "FOR" the approval of the merger agreement, "FOR" the approval of the adjournment proposal and "FOR" the approval of the advisory compensation proposal. See "The Merger—Peoples' Reasons for the Merger; Recommendation of Peoples' Board of Directors" for a more detailed discussion of Peoples' board of directors' recommendation.

Record Date and Quorum

        Peoples' board of directors has fixed the close of business on March 1, 2012 as the record date for determining the holders of Peoples common stock entitled to receive notice of and to vote at the Peoples special meeting.

        As of the record date, there were 7,039,263 shares of Peoples common stock outstanding and entitled to vote at the Peoples special meeting held by approximately 936 holders of record. Each share of Peoples common stock entitles the holder to one vote at the Peoples special meeting on each proposal to be considered at the Peoples special meeting.

        The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Peoples common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Peoples special meeting. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Peoples common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Peoples common stock you held as of the record date. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, your failure to vote, failure to instruct your bank or broker how to vote or your abstaining with respect to the proposal to approve the merger agreement will have the same effect as a vote against approval of the merger agreement.

        The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal. Therefore, if you mark "ABSTAIN" on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

Shares Held by Officers and Directors

        As of the record date, directors and executive officers of Peoples and their affiliates beneficially owned and were entitled to vote approximately 1,160,029 shares of Peoples common stock, representing approximately 16.4% of the shares of Peoples common stock outstanding on that date, and held options to purchase 37,913 shares of Peoples common stock and 16,000 shares underlying restricted stock awards. Each of the directors of Peoples and Alexander C. Dye, Director of Expansion and Development of Peoples, have entered into voting agreements with SCBT, pursuant to which they have agreed, solely in their capacity as Peoples shareholders, to vote all of their shares of Peoples common stock in favor of the proposals to be presented at the special meeting. As of the record date, the Peoples directors that are party to the voting agreements and Alexander C. Dye owned and were entitled to vote an aggregate of approximately 1,136,608 shares of Peoples common stock, representing approximately 16.1% of the shares of Peoples common stock outstanding on that date. As of the record date, SCBT and its subsidiaries held no shares of Peoples common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of Peoples common stock. See "The Merger—Interests of Peoples' Directors and Executive Officers in the Merger."

Voting of Proxies; Incomplete Proxies

        Each copy of this proxy statement/prospectus mailed to holders of Peoples common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the special meeting.

        If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

        Do not send your Peoples stock certificates with your proxy card. After the merger is completed, you will be mailed a transmittal form with instructions on how to exchange your Peoples stock certificates for the merger consideration.

        All shares represented by valid proxies that Peoples receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the approval of the merger agreement, "FOR" the approval of the adjournment proposal and "FOR" the approval of the advisory compensation proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Peoples common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," such as approval of the merger agreement and approval of the advisory compensation proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Peoples special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Peoples common stock in "street name," your broker, bank or other nominee will vote your shares of Peoples common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Peoples Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Peoples' corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Peoples' corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

Peoples Bancorporation, Inc.
1818 East Main Street
Easley, South Carolina 29640
Attention: Corporate Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

        Peoples is soliciting your proxy in conjunction with the merger. Peoples will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Peoples will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Peoples common stock and secure their voting instructions. Peoples will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Peoples may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Peoples shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

        All holders of Peoples common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Peoples reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Peoples' express written consent.

Assistance

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Peoples common stock, please contact Robert E. Dye, Jr., Corporate Secretary:

1818 East Main Street
Easley, South Carolina 29640
(864) 859-2265

 INFORMATION ABOUT SCBT

        SCBT is a bank holding company incorporated under South Carolina law in 1985. Until February of 2004, SCBT was named "First National Corporation." SCBT currently holds all of the stock of its subsidiary, SCBT, N.A., a national bank that opened for business in 1934. SCBT operates as South Carolina Bank and Trust, North Carolina Bank and Trust, and Community Bank and Trust. SCBT coordinates the financial resources of the consolidated enterprise and thereby maintains financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. SCBT's operating revenues and net income are derived primarily from cash dividends received from SCBT, N.A. At December 31, 2011, SCBT had consolidated total assets of approximately $3.90 billion, gross loans of approximately $2.87 billion and total deposits of approximately $3.25 billion.

        SCBT, N.A. provides a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans through 46 financial centers in 17 South Carolina counties, three financial centers in Mecklenburg County, North Carolina, and 27 financial centers in 10 counties in Northeast Georgia. SCBT, N.A. has served the Carolinas for more than 76 years. SCBT, N.A. began operating in 1934 in Orangeburg, South Carolina and has maintained its ability to provide superior customer service while also leveraging its size to offer many products more common to super-regional banks. SCBT has pursued a growth strategy that relies primarily on organic growth, supplemented by the acquisition of select financial institutions or branches in certain market areas. In recent years, SCBT has continued to grow its business in South Carolina, and has expanded into North Carolina and Georgia through, among other things, its acquisitions of Habersham Bank, a full service Georgia state-chartered community bank, in February of 2011 and of Community Bank & Trust, a full service Georgia state-chartered community bank, in January of 2010.

        The principal executive offices of SCBT are located at 520 Gervais Street, Columbia, South Carolina 29201, and its telephone number is (800) 277-2175. SCBT's website can be accessed at http://www.scbtonline.com. Information contained in SCBT's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. SCBT common stock is quoted on the NASDAQ Global Market under the symbol "SCBT."

        The directors and executive officers of SCBT immediately prior to the closing of the merger will continue to be the directors and executive officers of SCBT, as the surviving corporation of the merger, after the merger.

        Additional information about SCBT and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

INFORMATION ABOUT PEOPLES

        Peoples is a bank holding company incorporated in South Carolina in March of 1992. Peoples was originally incorporated for the purposes of holding all of the stock of its subsidiary, The Peoples National Bank, and commenced operations on July 1, 1992. Peoples now has three wholly-owned subsidiaries: The Peoples National Bank, a national bank that commenced business operations in August 1986; Bank of Anderson, National Association, a national bank that commenced business operations in September 1998; and Seneca National Bank, a national bank that commenced business operations in February 1999. Peoples engages in no significant operations other than the ownership of its three subsidiaries and the support thereof. Peoples conducts its business from eight banking offices located in the Upstate Area of South Carolina. At December 31, 2011, Peoples had assets of approximately $549.7 million, gross loans of approximately $286.4 million and total deposits of approximately $476.5 million.

        Peoples' principal executive offices are located at 1818 East Main Street, Easley, South Carolina 29640, and its telephone number is (864) 859-2265. Peoples' website can be accessed at http://www.peoplesbc.com. Information contained in Peoples' website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

General Business

        Some of the major services which Peoples provides through its banking subsidiaries include checking accounts; NOW accounts; savings and other time deposits of various types; daily repurchase agreements; alternative investment products such as annuities, mutual funds, stocks and bonds; loans for business, agriculture, real estate, personal uses, home improvement and automobiles; residential mortgage loan origination; credit cards; letters of credit; home equity lines of credit; safe deposit boxes; wire transfer services; Internet banking and use of ATM facilities. Peoples' subsidiary banks do not have trust powers. Peoples has no material concentration of deposits from any single customer or group of customers. No significant portion of its loans is concentrated within a single industry or group of related industries and Peoples does not have any foreign loans. Peoples does, however, have a geographic concentration of customers and borrowers because most of its customers and borrowers are located in the Upstate area of South Carolina, and most of the real estate securing mortgage loans is located in this area. There are no material seasonal factors that would have an adverse effect on Peoples.

        As a bank holding company, Peoples is a legal entity separate and distinct from its subsidiaries. Peoples coordinates the financial resources of the consolidated enterprises and maintains financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. Peoples' operating revenues and net income are derived primarily from its subsidiaries through dividends and fees for services performed.

Territory Served and Competition

        The Peoples National Bank serves its customers from five locations; two offices in the city of Easley and one office in the city of Pickens, South Carolina, which are located in Pickens County; one office in the unincorporated community of Powdersville, South Carolina, which is located in the northeast section of Anderson County; and one office in the city of Greenville, South Carolina, which is located in Greenville County. Easley, South Carolina is located approximately 10 miles west of Greenville, South Carolina. Pickens, South Carolina is located approximately 8 miles north of Easley, and Powdersville, South Carolina is located approximately 12 miles southeast of Easley.

        Bank of Anderson, National Association, serves its customers from one location in the City of Anderson and another location in Anderson County, South Carolina. Anderson is located approximately 25 miles southwest of Greenville, South Carolina and approximately 25 miles south of Easley in Anderson County, South Carolina.

        Seneca National Bank serves its customers from one location in the City of Seneca, South Carolina. Seneca is located approximately 30 miles northwest of Easley, South Carolina in Oconee County, South Carolina.

        Each subsidiary of Peoples is a separately chartered bank, and therefore each bank is responsible for developing and maintaining its own customers and accounts. Located in Easley, South Carolina, The Peoples National Bank's customer base is primarily derived from Greenville and Pickens Counties, South Carolina and the northeast section of Anderson County, South Carolina. Bank of Anderson's primary service area is Anderson County, South Carolina, and more particularly the City of Anderson. Seneca National Bank derives most of its customer base from the City of Seneca and surrounding Oconee County, South Carolina.

        Peoples' subsidiary banks compete with several large national banks, which dominate the commercial banking industry in their service areas and in South Carolina generally. In addition, Peoples' subsidiary banks compete with other community banks, savings institutions and credit unions. In Pickens County, there are thirty-two competitor bank offices, one savings institution office, and one credit union office. In Anderson County there are fifty-nine competitor bank offices, no savings institution offices, and four credit union offices. In Oconee County, there are twenty-one competitor bank offices, four savings institution offices, and one credit union office. In Greenville County there are one hundred fifty-seven competitor bank offices, six savings institution offices, and eight credit union offices. The Peoples National Bank had approximately 12.7% of the deposits of Federal Deposit Insurance Corporation (FDIC)-insured institutions in Pickens County and 0.4% in Greenville County. The Peoples National Bank and Bank of Anderson, combined, had approximately 7.9% of the deposits of FDIC-insured institutions in Anderson County. Seneca National Bank had approximately 7.8% of the deposits of FDIC-insured institutions in Oconee County. The foregoing information is as of June 30, 2011, the most recent date for which such information is available from the FDIC.

        Many competitor institutions have substantially greater resources and higher lending limits than Peoples' subsidiary banks, and they perform certain functions for their customers, including trust services and investment banking services, which none of Peoples' subsidiary banks is equipped to offer directly. However, Peoples' subsidiary banks do offer some of these services through correspondent banks. In addition to commercial banks, savings institutions and credit unions, Peoples' subsidiary banks compete with other financial intermediaries and investment alternatives, including, but not limited to, mortgage companies, consumer finance companies, money market mutual funds, brokerage firms, insurance companies, leasing companies and other financial institutions. Several of these non-bank competitors are not subject to the same regulatory restrictions as Peoples and its subsidiaries and many have substantially greater resources than Peoples.

        The extent to which other types of financial institutions compete with commercial banks has increased significantly over the years as a result of federal and state legislation that has, in several respects, deregulated financial institutions. The full impact of existing legislation and subsequent laws that deregulate or regulate the financial services industry cannot be fully assessed or predicted.

 Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

        The following is a presentation of the average consolidated balance sheets of Peoples for the years ended December 31, 2011, 2010 and 2009. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities:

	AVERAGE CONSOLIDATED BALANCE SHEETS (dollars in thousands) For the years ended December 31,
	2011	2010	2009
Assets
Cash and Due from Banks	$8,808	$9,257	$12,344
Taxable Securities	106,979	87,071	73,088
Tax-Exempt Securities	64,609	38,029	38,242
Federal Funds Sold	9,746	13,027	5,937
Gross Loans	315,890	359,828	388,359
Less: Allowance for Loan Losses	(7,925)	(8,214)	(7,969)

Net Loans	307,965	351,614	380,390

Other Assets	48,717	49,031	40,138

Total Assets	$546,824	$548,029	$550,139

Liabilities and Shareholders' Equity
Noninterest-bearing Deposits	$51,425	$48,881	$46,320
Interest-bearing Deposits:
Interest Checking	72,795	63,684	62,622
Savings Deposits	11,270	10,659	10,327
Money Market	87,112	83,507	52,707
Certificates of Deposit	214,608	232,828	249,556
Individual Retirement Accounts	38,853	36,221	31,991

Total Interest-bearing Deposits	424,638	426,899	407,203

Short-term Borrowings	11,616	13,994	37,547
Notes Payable—Other	167	—	3,385
Other Liabilities	4,065	4,278	4,605

Total Liabilities	491,911	494,052	499,060

Preferred Stock	12,878	12,745	8,754
Common Stock	7,781	7,773	7,808
Additional Paid-in Capital	41,715	41,675	41,691
Retained Earnings (Deficit)	(7,461)	(8,216)	(7,174)

Total Shareholders' Equity	54,913	53,977	51,079

Total Liabilities and Shareholders' Equity	$546,824	$548,029	$550,139

        The following is a presentation of an analysis of the net interest income of Peoples for the years ended December 31, 2011, 2010 and 2009 with respect to each major category of interest-earning assets and each major category of interest-bearing liabilities:

	Year Ended December 31, 2011 (dollars in thousands)
	Average Amount	Interest Earned/Paid	Average Yield/Rate
Assets
Interest-bearing Deposits at Other Banks	$—	$—	0.00%
Securities—Taxable	106,979	3,999	3.74%
Tax-Exempt	64,609	2,387	5.60	%(1)
Federal Funds Sold	9,746	23	0.24%
Gross Loans(2)	315,890	18,508	5.86%

Total Earning Assets	$497,224	$24,917	5.26	%(1)

Liabilities
Interest Checking	$72,795	$524	0.72%
Savings Deposits	11,270	25	0.22%
Money Market	87,112	760	0.87%
Certificates of Deposit	214,608	3,228	1.50%
Individual Retirement Accounts	38,853	728	1.87%

	424,638	5,265
Short-term Borrowings	11,783	76	0.64%
Long-term Borrowings	—	—	0.00%

Total Interest-bearing Liabilities	$436,421	$5,341	1.22%

Excess of Interest-earning Assets over Interest-bearing Liabilities	$60,803

Net Interest Income		$19,576

Interest Rate Spread			4.04	%(1)
Net Yield on Earning Assets(3)			4.18	%(1)

(1)
Includes a tax-equivalent adjustment of $1,230 to reflect the federal tax benefit of the tax-exempt securities using a federal tax rate of 34%.

(2)
For purposes of these analyses, non-accruing loans are included in the average balances. Loan fees included in interest earned are not material to the presentation.

(3)
Net yield on interest-earning assets is calculated by dividing net interest income by total interest-earning assets.

	Year Ended December 31, 2010 (dollars in thousands)
	Average Amount	Interest Earned/Paid	Average Yield/Rate
Assets
Interest-bearing Deposits at Other Banks	$111	$2	1.80%
Securities—Taxable	87,071	3,430	3.94%
Tax-Exempt	38,029	1,441	5.74	%(1)
Federal Funds Sold	13,027	38	0.29%
Gross Loans(2)	359,828	21,341	5.93%

Total Earning Assets	$498,066	$26,252	5.42	%(1)

Liabilities
Interest Checking	$63,684	$530	0.83%
Savings Deposits	10,659	32	0.30%
Money Market	83,507	1,181	1.41%
Certificates of Deposit	232,828	4,537	1.95%
Individual Retirement Accounts	36,221	898	2.48%

	426,899	7,178
Short-term Borrowings	13,994	95	0.67%
Long-term Borrowings	—	—	0.00%

Total Interest-bearing Liabilities	$440,893	$7,273	1.65%

Excess of Interest-earning Assets over Interest-bearing Liabilities	$57,173

Net Interest Income		$18,979

Interest Rate Spread			3.77	%(1)
Net Yield on Earning Assets(3)			3.96	%(1)

(1)
Includes a tax-equivalent adjustment of $742 to reflect the federal tax benefit of the tax-exempt securities using a federal tax rate of 34%.

(2)
For purposes of these analyses, non-accruing loans are included in the average balances. Loan fees included in interest earned are not material to the presentation.

(3)
Net yield on interest-earning assets is calculated by dividing net interest income by total interest-earning assets.

	Year Ended December 31, 2009 (dollars in thousands)
	Average Amount	Interest Earned/Paid	Average Yield/Rate
Assets
Interest-bearing Deposits at Other Banks	$569	$23	4.04%
Securities—Taxable	73,088	3,445	4.71%
Tax-Exempt	38,242	1,498	5.94	%(1)
Federal Funds Sold	5,937	9	0.15%
Gross Loans(2)	388,359	23,190	5.97%

Total Earning Assets	$506,195	$28,165	5.72	%(1)

Liabilities
Interest Checking	$62,622	$468	0.75%
Savings Deposits	10,327	47	0.46%
Money Market	52,707	1,126	2.14%
Certificates of Deposit	249,556	7,205	2.89%
Individual Retirement Accounts	31,991	1,061	3.32%

	407,203	9,907
Short-term Borrowings	37,547	181	0.48%
Long-term Borrowings	3,385	182	5.38%

Total Interest-bearing Liabilities	$448,135	$10,270	2.29%

Excess of Interest-earning Assets over Interest-bearing Liabilities	$58,060

Net Interest Income		$17,895

Interest Rate Spread			3.43	%(1)
Net Yield on Earning Assets(3)			3.69	%(1)

(1)
Includes a tax-equivalent adjustment of $774 to reflect the federal tax benefit of the tax-exempt securities using a federal tax rate of 34%.

(2)
For purposes of these analyses, non-accruing loans are included in the average balances. Loan fees included in interest earned are not material to the presentation.

(3)
Net yield on interest-earning assets is calculated by dividing net interest income by total interest-earning assets.

 Rate/Volume Analysis of Net Interest Income

        The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the periods indicated, is shown in the tables below. The effect of a change in volume has been determined by applying the average rate in the two periods to the change in average balances between the two periods. The effect of a change in rate has been determined by applying the average balance of the two periods to the change in the average rate between the two periods.

	Year Ended December 31, 2011 compared to 2010 (dollars in thousands)
	Change in Volume	Change in Rate	Total Change
Interest earned on:
Interest-bearing Deposits at Other Banks	$(1)	$(1)	$(2)
Securities
Taxable	764	(195)	569
Tax-Exempt(1)	995	(49)	946
Federal Funds Sold	(9)	(6)	(15)
Gross Loans(2)	(2,590)	(243)	(2,833)

Total Interest Income	(841)	(494)	(1,335)

Interest paid on:
Interest Checking	71	(77)	(6)
Savings Deposits	2	(9)	(7)
Money Market	41	(462)	(421)
Certificates of Deposit	(315)	(994)	(1,309)
Individual Retirement Accounts	57	(227)	(170)

	(144)	(1769)	(1,913)
Short-term Borrowings	(15)	(4)	(19)
Notes Payable—Other	—	—	—

Total Interest Expense	(159)	(1773)	(1,932)

Change in Net Interest Income	$(682)	$1,279	$597

(1)
Tax-exempt income is shown on an actual, rather than taxable equivalent, basis.

(2)
For purposes of these analyses, non-accruing loans are included in the average balances. Loan fees included in interest earned are not material to the presentation.

        As reflected in the table above, less interest was earned during 2011 compared to 2010 due to lower rates and decreased volume of loans and other earning assets, partially offset by increased volume of investment securities. Interest expense was also lower in 2011 compared to 2010 due primarily to lower market rates and a decrease in interest bearing liabilities. The net effect of these differences was an overall increase in Peoples' net interest income.

	Year Ended December 31, 2010 compared to 2009 (dollars in thousands)
	Change in Volume	Change in Rate	Total Change
Interest earned on:
Interest-bearing Deposits at Other Banks	$(13)	$(8)	$(21)
Securities
Taxable	605	(620)	(15)
Tax-Exempt(1)	(8)	(49)	(57)
Federal Funds Sold	16	13	29
Gross Loans(2)	(1,698)	(151)	(1,849)

Total Interest Income	(1,098)	(815)	(1,913)

Interest paid on:
Interest Checking	8	54	62
Savings Deposits	1	(16)	(15)
Money Market	547	(492)	55
Certificates of Deposit	(404)	(2,264)	(2,668)
Individual Retirement Accounts	123	(286)	(163)

	275	(3,004)	(2,729)
Short-term Borrowings	(137)	51	(86)
Notes Payable—Other	(91)	(91)	(182)

Total Interest Expense	47	(3,044)	(2,997)

Change in Net Interest Income	$(1,145)	$2,229	$1,084

(1)
Tax-exempt income is shown on an actual, rather than taxable equivalent, basis

(2)
For purposes of these analyses, non-accruing loans are included in the average balances. Loan fees included in interest earned are not material to the presentation.

        As reflected in the table above, less interest was earned during 2010 compared to 2009 due to lower rates and decreased volume of loans and other earning assets. Interest expense was also lower in 2010 compared to 2009 due to lower market rates, and was partially offset by increased volume of deposits and other interest-bearing liabilities. The net effect of these differences was an overall increase in Peoples' net interest income.

Loan Portfolio

        Peoples engages, through its subsidiary banks, in a full complement of lending activities, including commercial, consumer, installment, and real estate loans.

Types of Loans

        Commercial.    Commercial loans are available to various types of businesses such as manufacturing, service industry and professional services and are made on either a secured or an unsecured basis. When taken collateral usually consists of liens on receivables, equipment, inventories, furniture, fixtures and equipment (FF&E), and cash instruments. Unsecured commercial loans are characteristically short-term in duration and based on the financial strength of the borrowing entity and guarantors and low debt-to-worth ratios. Commercial lending involves significant credit risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate as a result of downturns in economic conditions. To control risk, these loans require more in-depth underwriting of past and future expected cash flows and other indicators of the borrower's ability to repay on a timely basis. The borrower must provide at least two years of financial statements and tax returns of the borrower and any guarantors, as well as projections of expected business results of the borrower. Annual financial statements and tax returns are also required during the life of each loan. Peoples typically advances 75% to 80% of the value of marketable equipment, and 50% to 70% on receivables, inventories and FF&E. Valuations of the receivables and inventories are required either quarterly or annually.

        Residential Real Estate.    Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily homes. These real estate loans involve credit risk since the repayment of residential real estate loans is dependent primarily on the income of the borrowers, with real estate serving as a secondary or liquidation source of repayment, which involves the risk of negative changes in the value of the underlying collateral. Peoples does not originate high-risk mortgage loans such as so-called option ARMs and loans with high loan-to-value ratios without requiring the purchaser to obtain private mortgage insurance.

        Commercial Real Estate.    Commercial real estate loans generally have terms of five years or less, although payments may be structured on a longer amortization basis. Peoples evaluates each borrower on an individual basis and attempts to determine the business risk and credit profile of each borrower. Peoples attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. Generally a borrower is required to have cash flow exceeding 115% of monthly debt service obligations. In order to ensure secondary sources of payment and liquidity to support a loan request, typically the personal financial statements and tax returns of the principal owners are reviewed, and often their personal guarantees are required.

        Construction.    Construction loans characteristically consist of the financing of one-to-four family dwellings and some nonfarm, nonresidential real estate for certain builder borrowers or the end-user of the construction project. The lesser of loan-to-cost and loan-to-value is generally restricted to 80% and permanent financing commitments are usually required prior to the advancement of loan proceeds. Construction loans generally carry a higher degree of credit risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and sometimes on the sale of the property. Specific risks are derived from cost overruns, mismanaged construction, inferior or improper construction techniques, economic changes or downturns during construction, rising interest rates which may prevent the sale of the property, and failure to sell completed projects in a timely manner. In an attempt to reduce risk associated with construction loans, we require in-depth underwriting to include an analysis of the project cost, plans and marketability of the ending collateral.

        Consumer and other.    Peoples' subsidiary banks make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Consumer loans are underwritten based on the borrower's income, existing debt level, past credit history, and the availability and value of collateral. Interest rates are fixed and terms are commensurate with the use of the funds and collateral provided. Typically installment loans amortize over periods up to 60 months. Consumer loans are offered with a single maturity date when a specific source of repayment is available. Monthly payments of interest and a portion of the principal are typically required on revolving loan products. Consumer loans are generally considered to have greater credit risk than first or second mortgages on real estate because they may be unsecured, or if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value than real estate.

Distribution and Maturities of Loan Portfolio

        Management believes the loan portfolio is adequately diversified. The largest component of the loan portfolio continues to be loans secured by real estate located primarily in the Upstate area of South Carolina, including certain commercial and industrial loans secured by real estate, mortgage loans, and construction loans. These loans represent $256,364,000 or 89.5% of total loans at December 31, 2011, compared to $305,262,000 or 89.6% at December 31, 2010. There are no foreign loans and few if any agricultural loans. The following table presents various categories of loans contained in Peoples' loan portfolio and the total amount of all loans at year-end for 2011, 2010, 2009, 2008 and 2007.

	2011		2010		2009		2008		2007
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$23,973	8%	$28,362	8%	$29,240	8%	$43,451	11%	$47,885	11%
Real Estate:
Residential real estate	99,031	34%	106,759	31%	107,942	29%	124,445	31%	108,161	26%
Commercial real estate	154,647	54%	192,351	57%	212,812	57%	111,844	28%	107,531	26%
Construction	2,686	2%	6,152	2%	14,458	4%	104,390	26%	138,926	33%
Consumer and other	6,107	2%	7,089	2%	9,122	2%	14,581	4%	16,495	4%

Total Loans	$286,444	100%	$340,713	100%	$373,574	100%	$398,711	100%	$418,998	100%
Allowance for loan losses	(6,846)		(7,919)		(7,431)		(9,217)		(4,310)

Net Loans	$279,598		$332,794		$366,143		$389,494		$414,688

        The following is a presentation of maturities of loans as of December 31, 2011:

	Loan Maturity and Interest Sensitivity (dollars in thousands)
Type of Loans	Due in 1 Year or less	Due After 1 Year up to 5 years	Due after 5 years	Total
Commercial	$10,721	$9,817	$3,435	$23,973
Real Estate	69,120	124,649	62,595	256,364
Consumer and other	3,154	2,873	80	6,107

Total	$82,995	$137,339	$66,110	$286,444

        All loans are recorded according to contractual terms, and demand loans, overdrafts, and loans having no stated repayment terms or maturity are reported as due in one year or less.

        At December 31, 2011, the amount of loans due after one year with predetermined interest rates totaled approximately $112,820,000, while the amount of loans due after one year with variable or floating interest rates totaled approximately $90,629,000.

Non-Performing Loans and Real Estate Acquired in Settlement of Loans

        The following table presents information on non-performing loans and real estate acquired in settlement of loans:

	December 31, (dollars in thousands)
Non-performing Assets	2011	2010	2009	2008	2007
Non-performing loans:
Non-accrual loans	$8,637	$15,734	$14,881	$16,950	$7,505
Past due 90 days or more and still accruing	—	—	—	—	—

Total non-performing loans	8,637	15,734	14,881	16,950	7,505
Assets acquired in settlement of loans	15,103	13,344	11,490	5,428	1,023

Total non-performing assets	$23,740	$29,078	$26,371	$22,378	$8,528

Non-performing Assets	2011	2010	2009	2008	2007
Non-performing assets as a percentage of loans and real estate acquired in settlement of loans	7.87%	8.21%	6.85%	5.54%	2.03%
Allowance for loan losses as a percentage of non- performing loans	79%	50%	50%	54%	57%

        In an effort to more accurately reflect the status of Peoples' loan portfolio, accrual of interest is discontinued on a loan that displays certain indications of problems which might jeopardize full and timely collection of principal and/or interest. Peoples' Loan Policy drives the administration of problem loans. Loans are monitored through continuing review by credit managers, monthly reviews of exception reports, and ongoing analysis of asset quality trends, economic and business factors. Credit management activities, including specific reviews of new large credits, are reviewed by the Directors' Loan Committees of each banking subsidiary, which meet monthly.

        With respect to the loans accounted for on a non-accrual basis, the gross interest income that would have been recorded if the loans had been current in accordance with their original terms and outstanding throughout the period or since origination amounts to $493,000 for the year ended December 31, 2011. The interest on those loans that was included in net income for 2011 amounts to $555,000.

        At December 31, 2011, there was $8,637,000 of non-accruing loans. The overall decrease in non-accruing loans since 2008 is due to the payoff or transfer of these loans into Other Real Estate Owned. For some of these non-accruing loans, management does not currently expect any loss of principal. Where principal losses are expected, these loans have already been written down by the expected amount of the loss. Furthermore, management believes that Peoples' allowance for loan losses is adequate to absorb any unidentified probable losses. At December 31, 2011, 92.5% of Peoples' non-accruing loans were secured by real estate.

        At December 31, 2011, Peoples held $15,103,000 in assets acquired in settlement of loans. This compares to $13,344,000 at December 31, 2010. During 2011 real estate was obtained from thirty-two loan relationships through foreclosure or deeds in lieu of foreclosure, and forty-two properties were sold in 2011. The following table summarizes changes in assets acquired in settlement of loans during the periods noted:

	For the years ended December 31,
	2011	2010
BALANCE, BEGINNING OF YEAR	$13,344	$11,490
Additions—foreclosures	8,078	9,943
Sales	(4,122)	(7,017)
Write downs	(2,197)	(522)
Valuation reserve	—	(550)

BALANCE, END OF YEAR	$15,103	$13,344

        Peoples' subsidiary banks use third-party appraisers to determine the fair value of collateral dependent loans. Peoples' current loan appraisal policy requires its subsidiary banks to obtain updated appraisals or evaluations on an annual basis. These documents are also reviewed for compliance with banking regulations. If any adjustments are needed, reductions are made to include projected market expenses to liquidate the collateral. Due to the timeliness of the appraisal process, no additional considerations for outdated appraisals are taken into account in determining the allowance for loans losses.

        As of December 31, 2011, assets acquired in settlement of loans consisted of construction and land lots valued at $9,443,000, residential real estate valued at $3,817,000, and commercial real estate valued at $1,843,000. These assets are being actively marketed with the primary objective of liquidating the collateral at a level which most accurately approximates fair value and allows recovery of as much of the unpaid principal loan balance as possible upon the sale of the asset within a reasonable period of time. Based on currently available valuation information, the carrying value of these assets is believed to be representative of their fair value less estimated costs to sell, although there can be no assurance that the ultimate proceeds from the sale of these assets will be equal to or greater than their carrying values, particularly in the current real estate environment and with the continued downturn trend in third party values.

Potential Problem Loans

        As of December 31, 2011, there were no potential problem loans classified for regulatory purposes as doubtful, substandard or special mention that are not included in non-accruing loans, which (i) represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources of Peoples, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. As of December 31, 2011, management had identified $29,688,000 of performing loans where information about the borrowers or other characteristics of the loans indicated an increased risk of non-performance justifying increased management attention.

Impaired Loans

        Peoples uses practical methods to measure loan impairment as permitted by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). A loan is impaired when, based on current information and events, it is probable a creditor will be unable to collect all amounts due (interest as well as principal) according to the contractual terms of the loan agreement. A loan is also impaired when its original terms are modified in a troubled debt restructuring. The FASB ASC requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or the underlying collateral values as defined in the pronouncement. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries on any amounts previously charged-off. Further cash receipts are applied to interest income, to the extent that any interest has been foregone. Impaired loans totaled approximately $9,395,000 at December 31, 2011 and $15,619,000 at December 31, 2010. See also Note 1, "Summary of Significant Accounting Policies and Activities—Allowance for Loan Losses," and Note 4, "Loans," to Peoples' Consolidated Financial Statements for the year ended December 31, 2011 included elsewhere in this proxy statement/prospectus.

        Impaired Loan Analysis (dollar amounts in thousands):

	2011			2010			2009			2008			2007
	Outstanding			Outstanding			Outstanding			Outstanding			Outstanding
			Amount Charged- off			Amount Charged- off			Amount Charged- off			Amount Charged- off			Amount Charged- off
Type of Loans	#	Amount		#	Amount		#	Amount		#	Amount		#	Amount
Commercial	1	$78	$—	2	$483	$—	2	$70	$—	—	$—	$—	1	$30	$—
Real estate	41	9,278	4,117	55	15,111	3,058	36	14,667	4,082	20	16,659	7,092	7	1,964	95
Consumer and other	4	39	58	1	25	—	2	9	10	1	12	10	2	30	15

Total	46	$9,395	$4,175	58	$15,619	$3,058	40	$14,746	$4,092	21	$16,671	$7,102	10	$2,024	$110

Troubled Debt Restructurings

        In the course of working with borrowers, Peoples' subsidiary banks may choose to restructure the contractual terms of certain loans. In this scenario, Peoples' subsidiary banks attempt to work out an alternative payment schedule with the borrower in order to optimize collectibility of the loan. Any loans that are modified are reviewed by the banks to identify if a troubled debt restructuring (TDR) has occurred. This occurs when, for economic or legal reasons related to a borrower's financial difficulties, the bank grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower's current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the bank do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time collection and/or foreclosure proceedings are initiated. At any time prior to a sale of property at foreclosure, the bank may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

        At December 31, 2011 the principal balance of troubled debt restructurings totaled $3,808,000 representing eighteen loans, of which fourteen were in non accrual status. At December 31, 2010 the principal balance of troubled debt restructurings totaled $1,686,000 representing five loans, all of which were in non-accrual status. At December 31, 2009 the principal balance of troubled debt restructurings totaled $2,558,000 representing seven loans, of which three were in non-accrual status. At December 31, 2008 the principal balance of troubled debt restructurings totaled $477,000 representing one loan, which was not in non-accrual status. At December 31, 2007 the principal balance of troubled debt restructurings totaled $412,000 representing two loans, of which none were in nonaccrual status.

Provision and Allowance For Loan Losses, Loan Loss Experience

        The purpose of Peoples' allowance for loan losses is to absorb loan losses that occur in the loan portfolios of its bank subsidiaries. Peoples complies with the FASB Accounting Standards Codification when determining the adequacy of the allowance for loan losses. Management determines the adequacy of the allowance quarterly and considers a variety of factors in establishing a level of the allowance for loan losses and the related provision, which is charged to expense. Factors considered in determining the adequacy of the allowance for loan losses include: historical loan losses experienced by Peoples, current economic conditions affecting a borrower's ability to repay, the volume of outstanding loans, the trends in delinquent, non-accruing and potential problem loans, and the quality of collateral securing non-performing and problem loans. By considering the above factors, management attempts to determine the amount of reserves necessary to provide for inherent losses in the loan portfolios of its subsidiaries. However, the amount of reserves may change in response to changes in the financial condition of larger borrowers, changes in Peoples' local economies, industry trends, and regulatory requirements.

        The allowance for loan losses for each portfolio segment is set at an amount that reflects management's best judgment of the extent to which historical loss levels are more or less accurate indicators of current losses in the loan portfolios of its bank subsidiaries. While it is Peoples' policy to charge off in the current period loans in which a loss is considered probable, there are inherent losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because the state of the economy, industry trends, and conditions affecting individual borrowers may affect the amount of such losses, management's estimate of the appropriate amount of the allowance is necessarily approximate and imprecise. Peoples and its bank subsidiaries are also subject to regulatory examinations and determinations as to adequacy of the allowance for loan losses, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies identified by the regulatory agencies.

        In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, including historical charge-offs, which is undertaken both to ascertain whether there are probable losses that must be charged off and to assess the risk characteristics of the portfolio in the aggregate. Peoples utilizes its credit administration department, as well as the services of an outside consultant from time to time, to perform quality reviews of its loan portfolio. The reviews consider the judgments and estimates of management and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process. The OCC, as part of its routine examination process of national banks, including Peoples' subsidiary banks, may require additions to the allowance for loan losses based upon the regulator's credit evaluations differing from those of management. Peoples' management believes it has in place the controls and personnel needed to adequately monitor its loan portfolios and the adequacy of the allowance for loan losses.

        At December 31, 2011, the allowance for loan losses was $6,846,000 or 2.39% of gross outstanding loans, compared to $7,919,000 or 2.32% of gross outstanding loans at December 31, 2010. During 2011, Peoples experienced net charge-offs of $4,176,000, or 1.32% of average loans, compared to net charge-offs of $6,137,000, or 1.71% of average loans during 2010. Peoples' provision for loan losses was $3,103,000 in 2011 compared to $6,625,000 in 2010.

        Management continues to closely monitor the levels of non-performing and potential problem loans and will address the weaknesses in these credits to enhance the amount of ultimate collection or recovery on these assets. When increases in the overall level of non-performing and potential problem loans accelerates from the historical trend, management tends to adjust the methodology for determining the allowance for loan losses, which results in increases in the provision and the allowance for loan losses. This typically decreases net income.

        The following table summarizes the allowance for loan loss balances of Peoples at the beginning and end of each period, changes in the allowance arising from charge-offs and recoveries by category and additions to the allowance, which have been charged to expense.

	Analysis of Allowance for Loan Losses (dollars in thousands) Year ended December 31,
	2011	2010	2009	2008	2007
Balance at beginning of period	$7,919	$7,431	$9,217	$4,310	$4,070
Provision charged to expense	3,103	6,625	4,958	13,820	900
Charge-offs	(4,293)	(6,572)	(6,989)	(9,037)	(706)
Recoveries	117	435	245	124	46

Balance as end of period	$6,846	$7,919	$7,431	$9,217	$4,310

        The following table sets forth ratios of net charge-offs and the allowance for loan losses to the items stated:

        Asset Quality Ratios:

	Year Ended December 31,
	2011	2010	2009	2008	2007
Net charge-offs to average loans outstanding during the year	1.32%	1.71%	1.74%	2.14%	0.17%
Net charge-offs to total loans outstanding at end of year	1.46%	1.80%	1.81%	2.24%	0.16%
Allowance for loan losses to average loans	2.17%	2.20%	1.91%	2.21%	1.12%
Allowance for loan losses to total loans at end of year	2.39%	2.32%	1.99%	2.31%	1.03%
Net charge-offs to allowance for loan losses at end of year	61.00%	77.50%	90.75%	96.70%	15.31%
Net charge-offs to provision for loan losses	134.58%	92.63%	136.02%	64.49%	73.33%

        Allowance for Loan Losses Allocation

        As of December 31, 2011:

(Dollars in thousands)	Commercial	Residential Real Estate	Commercial Real Estate	Commercial Construction	Consumer and Other	Total
Allowance for loan losses:
Allowance for loan losses, beginning of period	$513	$1,086	$5,628	$527	$165	$7,919
Charge-offs	20	496	3,382	325	70	4,293
Recoveries	22	7	9	—	79	117

Net charge-offs	(2)	489	3,373	325	(9)	4,176
Provision	305	475	1,972	170	181	3,103

Allowance for loans losses, end of period	$820	$1,072	$4,227	$372	$355	$6,846

Specific Reserves:
Impaired Loans	$41	$118	$10	$—	$22	$170
General Reserve	779	954	4,217	372	333	6,676

Total	$820	$1,072	$4,227	$372	$355	$6,846

Loans individually evaluated for impairment	$78	$442	$8,359	$478	$38	$9,395
Loans collectively evaluated for impairment	23,895	98,589	146,288	2,208	6,069	277,049

Total	$23,973	$99,031	$154,647	$2,686	$6,107	$286,444

        The following table reflects charge-offs and recoveries per loan category:

	December 31,
	2011		2010		2009		2008		2007
(Dollars in thousands)	Charge- offs	Recoveries	Charge- offs	Recoveries	Charge- offs	Recoveries	Charge- offs	Recoveries	Charge- offs	Recoveries
Commercial	$20	$22	$1,866	$329	$459	$36	$1,360	$42	$298	$9
Residential real estate	496	7	1,160	77	2,066	166	3,028	68	210	10
Commercial real estate	3,382	9	938	6	854	18	1,926	5	—	7
Commercial Construction	325	—	2,589	5	3,514	19	2,651	—	110	7
Consumer and other	70	79	19	18	96	6	72	9	88	13

Total	$4,293	$117	$6,572	$435	$6,989	$245	$9,037	$124	$706	$46

        The following table summarizes the allowance for loan loss balances of Peoples at the end of each period by loan category.

        Allocation of Allowance for Loan Losses

	Amount	% of Loans in each Loan Group	Amount	% of Loans in each Loan Group	Amount	% of Loans in each Loan Group	Amount	% of Loans in each Loan Group	Amount	% of Loans in each Loan Group
(Dollars in thousands)	2011		2010		2009		2008		2007
Balance at end of period applicable to:
Commercial	$820	12%	$513	6%	$527	7%	$747	8%	$1,368	32%
Residential real estate	1,072	16%	1,086	14%	1,136	15%	938	10%	969	22%
Commercial real estate	4,227	62%	5,628	71%	5,314	72%	5,500	60%	1,102	26%
Commercial construction	372	5%	527	7%	15	0%	996	11%	176	4%
Consumer and other	355	5%	165	2%	439	6%	1,036	11%	695	16%

Total	$6,846	100%	$7,919	100%	$7,431	100%	$9,217	100%	$4,310	100%

        The allowance for loan losses is available to absorb future loan charge-offs in the entire loan portfolio. The allowance for loan losses is increased by direct charges to operating expense through the provision for loan losses. Losses on loans are charged against the allowance in the period in which management determines it is more likely than not that the full amounts of such loans have become uncollectible. Recoveries of previously charged-off loans are credited back to the allowance.

        Management considers the allowance for loan losses adequate to cover inherent losses on the loans outstanding at December 31, 2011. In the opinion of management, there are no material risks or significant loan concentrations, other than loans secured by real estate, in the present portfolio. The allowance for loan losses uses Peoples' procedures and methods which include the following risk factors, though not intended to be an all inclusive list:

  •
  The impact of changes in the international, national, regional and local economic and business conditions and developments that affect the collectibility of the loan portfolio, including those within Peoples' geographic market.

  •
  The cumulative impact of the extended duration of this economic deterioration on Peoples' borrowers, in particular those with real estate related loans.

  •
  Changes in the nature and volume in Peoples' loan portfolio.

  •
  The impact of changes in the experience, ability, and depth of the lending management and other relevant staff.

  •
  Changes in the value of underlying collateral for collateral-dependent loans.

  •
  The impact of changes in the volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans.

  •
  Changes in the quality of Peoples' loan review system.

        No assurance can be given that Peoples will not sustain loan losses in any particular period which are sizable in relation to the amount reserved or that subsequent evaluation of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for loan losses or future charges to earnings. The allowance for loan losses is also subject to review and approval by various regulatory agencies through their periodic examinations of Peoples' subsidiaries. Such examinations could result in required changes to the allowance for loan losses.

        The local economy continues to struggle. The housing market, including construction and development projects, has demonstrated stress given reduced cash flows of individual borrowers, limited bank financing and credit availability, and slow property sales. Peoples continues to diligently assess its risk, particularly in the real estate market. Peoples' special assets department has been proactive in foreclosure actions and sales in 2011. These actions should decrease Peoples' non-performing assets levels.

Investments

        Peoples invests primarily in obligations of the United States of America or obligations guaranteed as to principal and interest by the United States of America, other taxable securities and in certain obligations of states and municipalities. Peoples' subsidiary banks enter into federal funds transactions with their principal correspondent banks and usually act as net sellers of such funds. The sale of federal funds amounts to a short-term loan from the selling bank to the purchasing bank.

        The following table summarizes the amortized cost and market values of investment securities held by Peoples at December 31, 2011, 2010 and 2009.

	Securities Portfolio Composition (dollars in thousands)
	2011		2010		2009
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
TRADING ASSETS
Other Securities	$160	$160	$76	$76	$128	$128

AVAILABLE FOR SALE
Government Sponsored Enterprises	1,379	1,524	1,588	1,726	6,792	7,132
Mortgage Backed Securities	85,996	88,504	95,660	95,906	63,813	66,132
Other Securities	89	89	601	577	604	565
State and Political Subdivisions	98,803	103,001	32,585	32,441	28,950	29,398

Total Available for Sale	186,267	193,118	130,434	130,650	100,159	103,227

HELD TO MATURITY
State and Political Subdivisions	4,530	4,817	7,249	7,375	8,402	8,621

OTHER INVESTMENTS	2,633	2,633	4,319	4,319	4,456	4,456

Total	$193,590	$200,728	$142,078	$142,420	$113,145	$116,432

        Peoples accounts for investments in accordance with ASC Topic 320. Investments classified as available for sale are carried at market value. Unrealized holding gains or losses are reported as a component of shareholders' equity net of deferred income taxes in comprehensive income. Securities classified as held to maturity are carried at amortized cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as held to maturity, Peoples must have the ability and intent to hold the securities to maturity. Trading securities are carried at market value. Unrealized holding gains or losses are recognized in income.

        At December 31, 2011 Peoples' total investment portfolio classified as available for sale had a book value of $186,267,000 and a market value of $193,118,000 for a net unrealized gain of $6,851,000. The changes in the market valuation of the investment portfolio were directly related to the changes in market interest rates during the year. Management believes that maintaining most of its securities in the available for sale category provides greater flexibility in the management of the overall investment portfolio. In cases where the market value is less than book value, Peoples has the ability and intent to hold these securities until the value recovers or the securities mature.

        The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 2011:

	Securities Maturity Schedule (dollars in thousands)
	Amortized Cost	Weighted Average Yield**
TRADING ASSETS
Other Securities
Greater than 10 Years	$160	0.00%

AVAILABLE FOR SALE
Government sponsored enterprises, mortgage backed securities and other securities:
0 - 1 Years	$3,113	5.15%
1 - 5 Years	59,670	4.29%
5 - 10 Years	8,176	4.36%
Greater than 10 Years	16,505	3.66%

	87,464	4.28%

State and political subdivisions:
0 - 1 Years	315	6.64%	*
1 - 5 Years	1,297	5.82%	*
5 - 10 Years	17,475	5.84%	*
Greater than 10 Years	79,716	6.10%	*

	98,803	6.06%	*

Other investments
No contractual maturity	2,633	n/a

Total	$188,900	5.22%	*

HELD TO MATURITY
State and political subdivisions:
0 - 1 Year	$750	5.04%	*
1 - 5 Years	1,498	4.69%	*
5 - 10 Years	1,740	5.89%	*
Greater than 10 Years	542	7.30%	*

Total	$4,530	5.70%	*

*
Yield adjusted to a fully taxable equivalent basis using a federal tax rate of 34%.

**
Weighted average yields on available for sale securities are based on amortized cost.

Deposits

        Peoples offers a full range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, negotiable orders of withdrawal (NOW) accounts, public funds accounts, money market accounts, individual retirement accounts, including Keogh plans with stated maturities, regular interest-bearing statement savings accounts and certificates of deposit with fixed rates and a range of maturity date options. The primary sources of deposits are residents, businesses and employees of businesses within Peoples' market areas obtained through the personal solicitation of Peoples' officers and directors, direct mail solicitations and advertisements published in the local media. From time to time Peoples garners deposits from sources outside of its normal trade areas through the internet or through brokers. These deposits are short-term in nature and are used to manage Peoples' short-term liquidity position. These internet deposits and brokered deposits are sometimes considered to be more volatile than deposits acquired in the local market areas. There were no internet deposits at December 31, 2011 or December 31, 2010. There were $32,444,000 and $43,194,000 of brokered deposits at December 31, 2011 and December 31, 2010, respectively. Traditional brokered time deposits booked through the Depository Trust Company decreased $1,591,000 or 6.3% from $25,121,000 at December 31, 2010 to $23,530,000 at December 31, 2011. Brokered time deposits within the Certificate of Deposit Account Registry Service (CDARS) decreased $9,159,000 or 50.7% from $18,073,000 at December 31, 2010 to $8,914,000 at December 31, 2011. All of Peoples' deposits under the CDARS program are retail in nature and originate from Peoples' subsidiary banks' customer bases. Peoples considers these brokered funds to be an attractive alternative funding source available for use while it continues efforts to maintain and grow its local deposit base.

        Peoples pays competitive interest rates on checking, savings, money market, time and individual retirement accounts. In addition, Peoples' subsidiary banks have implemented a service charge fee schedule competitive with other financial institutions in the banks' market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges, and the like.

        Peoples' average deposits in 2011 were $476,063,000 compared to $475,780,000 the prior year, an increase of $283,000 or 0.06%. In 2011 the average noninterest-bearing deposits increased approximately $2,544,000 or 5.2%, average interest-bearing checking accounts decreased $9,111,000 or 14.3%, average savings accounts increased $611,000 or 5.7%, average money market accounts increased $3,605,000 or 4.3%, average certificates of deposit decreased $18,220,000 or 7.8%, and individual retirement accounts increased $2,632,000 or 7.3%. Competition for deposit accounts is primarily based on the interest rates paid, service charge structure, location convenience and other services offered.

        The following table presents, for the years ended December 31, 2011, 2010 and 2009, the average amount of, and average rate paid on, each of the following deposit categories:

	Average Amount (dollars in thousands)			Average Rate Paid
Deposit Category	2011	2010	2009	2011	2010	2009
Noninterest-bearing Deposits	$51,425	$48,881	$46,320	—	—	—
Interest-bearing Deposits
Interest Checking	72,795	63,684	62,622	0.72%	0.83%	0.75%
Savings Deposits	11,270	10,659	10,327	0.22%	0.30%	0.46%
Money Market	87,112	83,507	52,707	0.87%	1.41%	2.14%
Certificates of Deposit	214,608	232,828	249,556	1.50%	1.95%	2.89%
Individual Retirement Accounts	38,843	36,221	31,991	1.87%	2.48%	3.32%

        Peoples' core deposit base consists of consumer time deposits less than $100,000, savings accounts, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest-sensitive for both Peoples and the industry as a whole, such core deposits still continue to provide Peoples with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 77% in 2011 and 71% in 2010. Peoples closely monitors its reliance on certificates of deposit greater than $100,000, which are generally considered less stable and less reliable than core deposits.

        The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more, excluding IRAs, and respective maturities as of December 31, 2011:

Time Certificates of Deposit
(dollars in thousands)
3 months or less	$23,880
4 - 6 months	15,096
7 - 12 months	24,453
Over 12 months	23,774

Total	$87,203

Return On Equity and Assets

        Returns on average consolidated assets and average consolidated equity for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Return on average assets	0.54%	0.07%	0.06%
Return on average total equity	5.36%	0.71%	0.63%
Return on average common equity	5.04%	(1.07)%	(0.53)%
Average equity to average assets ratio	10.04%	9.85%	9.28%
Dividend payout ratio:
Preferred stock	23.45%	180.63%	120.31%
Common stock	(2)	(2)	(2)

(1)
Preferred stock was issued in 2009.

(2)
No cash dividends were paid on common stock in 2011, 2010 or 2009.

Short-Term Borrowings

        The following table summarizes Peoples' short-term borrowings for the years ended December 31, 2011, 2010 and 2009. These borrowings consist of federal funds purchased and securities sold under agreements to repurchase, which generally mature on a one-business-day basis.

Year Ended December 31,	Maximum Outstanding at any Month End	Annual Average Balance	Weighted Average Interest Rate	Year End Balance	Weighted Average Interest Rate at Year End
	(dollars in thousands)
2011:
Federal funds purchased	$—	$—	0.00%	$—	0.00%
Securities sold under repurchase agreements	$15,137	$11,616	0.64%	$10,191	0.44%
Advances from Federal Home Loan Bank	$—	$167	0.60%	$—	0.00%
2010:
Federal funds purchased	$—	$77	0.64%	$—	0.00%
Securities sold under repurchase agreements	$16,572	$13,809	0.68%	$10,362	0.71%
Advances from Federal Home Loan Bank	$2,000	$154	0.38%	$—	0.00%
2009:
Federal funds purchased	$399	$226	0.83%	$399	0.19%
Securities sold under repurchase agreements	$19,671	$16,122	0.53%	$12,785	0.52%
Advances from Federal Home Loan Bank	$49,500	$21,315	0.44%	$—	0.00%

Market Risk—Interest Rate Sensitivity

        Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices. Peoples' primary type of market risk is interest-rate risk.

        The primary objective of Asset/Liability Management at Peoples is to manage interest-rate risk and achieve reasonable stability in net interest income throughout interest-rate cycles in order to maintain adequate liquidity. Peoples seeks to achieve this objective by maintaining the proper balance of rate-sensitive earning assets and rate-sensitive liabilities. The relationship of rate-sensitive earning assets to rate-sensitive liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate-sensitive assets and rate-sensitive liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but places particular emphasis on the first year.

        Each of Peoples' banking subsidiaries has established an Asset/Liability Management Committee. These committees use a variety of tools to analyze interest-rate sensitivity, including a static gap presentation and a simulation model. A static gap presentation reflects the difference between total interest-sensitive assets and liabilities within certain time periods. While the static gap is a widely used measure of interest-rate sensitivity, it is not, in management's opinion, the best indicator of a company's true sensitivity position. Accordingly, Peoples' banking subsidiaries also use an earnings simulation model that estimates the variations in interest income under different interest-rate environments to measure and manage the banks' short-term interest-rate risk. According to the model, as of December 31, 2011 Peoples was positioned so that net interest income would increase by approximately $1,136,000 over the next twelve months if market interest rates were to rise by 300 basis points at the beginning of the same period. Conversely, net interest income would decline by approximately $742,000 over the next twelve months if interest rates were to decline by 300 basis points at the beginning of the same period. Computation of prospective effects of hypothetical interest-rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate all of the actions Peoples and its customers could undertake in response to changes in interest rates.

        Additionally, each of Peoples' banking subsidiaries measures anticipated changes in its economic value of equity in order to ascertain its long-term interest rate risk. This is done by calculating the difference between the theoretical market value of the subsidiary bank's assets and liabilities and subjecting the balance sheet to different interest-rate environments to measure and manage long-term interest rate risk.

        It is the responsibility of the Asset/Liability Committees to establish parameters for various interest risk measures, to set strategies to control interest rate risk within those parameters, to seek adequate and stable net interest income, and to direct the implementation of tactics to facilitate achieving their objectives.

Liquidity

        Liquidity management involves meeting the cash flow requirements of Peoples. Peoples' liquidity position is primarily dependent upon its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and upon the liquidity of its assets. Peoples' primary liquidity sources include cash and due from banks, federal funds sold and "securities available for sale." In addition, Peoples (through its subsidiary banks) has the ability, on a short-term basis, to borrow funds from the Federal Reserve System and to purchase federal funds from other financial institutions. At December 31, 2011 Peoples' subsidiary banks in aggregate had unused federal funds lines of credit totaling $22,000,000 with various correspondent banks. Peoples' subsidiary banks are also members of the Federal Home Loan Bank System and have the ability to borrow both short- and long-term funds on a secured basis. At December 31, 2011 Peoples' subsidiary banks in the aggregate had no long-term borrowings, no short-term borrowings, and $59,302,000 in unused borrowing capacity from the Federal Home Loan Bank of Atlanta. The Federal Home Loan Bank requires that investment securities, qualifying mortgage loans, and stock of the Federal Home Loan Bank owned by Peoples' subsidiary banks be pledged to secure any advances from them. The unused borrowing capacity currently available assumes that Peoples' subsidiary banks' $1,556,000 investment in Federal Home Loan Bank stock as well as certain securities and qualifying mortgages would be pledged to secure future borrowings. Management believes that it could obtain additional borrowing capacity from the Federal Home Loan Bank by identifying additional qualifying collateral that could be pledged. Peoples' subsidiary banks also have the ability to borrow funds from the Federal Reserve Bank through the Discount Window. This short-term borrowing relationship is collateralized by qualifying 1-4 family construction real estate, residential and commercial land, and commercial and industrial loans, aggregating approximately $12,378,000 at December 31, 2011. Peoples' subsidiary banks had no Discount Window advances at December 31, 2011.

        Peoples Bancorporation, Inc., the parent holding company, has limited liquidity needs outside of those of its subsidiaries. Peoples Bancorporation requires liquidity to pay limited operating expenses and cash dividends on preferred stock. For further discussion of cash dividends on preferred stock see Note 16, "Preferred Stock And Restrictions On Dividends," to Peoples' Consolidated Financial Statements for the year ended December 31, 2011 included elsewhere in this proxy statement/prospectus.

        Peoples plans to meet its future cash needs through the liquidation of temporary investments, maturities or sales of loans and investment securities, generation of deposits, and Federal Home Loan Bank advances. Peoples management believes its liquidity sources are adequate to meet its operating needs and does not know of any trends that may result in Peoples' liquidity materially increasing or decreasing.

Off-Balance Sheet Arrangements and Derivative Financial Instruments

        Peoples, through the operations of its subsidiary banks, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of Peoples' subsidiary banks at predetermined interest rates for a specified period of time. At December 31, 2011, unfunded commitments to extend credit were $63,232,000, of which $58,105,000 was at variable rates and $5,127,000 was at fixed rates. These commitments included $1,483,000 of unfunded amounts of construction loans, $46,974,000 of undisbursed amounts of home equity lines of credit, $9,182,000 of unfunded amounts under commercial lines of credit, and $5,593,000 of other commitments to extend credit. Peoples evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Peoples upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

        At December 31, 2011 Peoples' subsidiary banks had issued commitments to extend credit through various types of arrangements, described further in the table below.

December 31, 2011
(dollars in thousands)
Unused Commitments
Lines of credit secured by residential properties	$47,056
Lines of credit secured by commercial properties	1,919
Other unused commitments	14,257

Total	$63,232

        The commitments generally expire in one year. Past experience indicates that many of these commitments to extend credit will expire not fully used. However, as described under "—Liquidity," Peoples believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrowers.

        In addition to commitments to extend credit, Peoples' subsidiary banks also issue letters of credit. A letter of credit is an assurance to a third party that it will not suffer a loss if the bank's customer fails to meet his contractual obligation to the third party. At December 31, 2011, $1,808,000 was committed under letters of credit. Past experience indicates that many of these letters of credit will expire unused. However, through its various sources of liquidity, Peoples believes that it will have the necessary resources to meet these obligations should the need arise. Various types of collateral secure most of the letters of credit. Peoples believes that the risk of loss associated with letters of credit is comparable to the risk of loss associated with its loan portfolio. Moreover, the fair value associated with any letters of credit issued by Peoples is immaterial to Peoples.

        Neither Peoples nor its subsidiaries are involved in any other off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. Peoples did not have any obligations under non-cancelable operating lease agreements at December 31, 2011. Refer to Note 12 and Note 13 of Peoples' consolidated financial statements, included elsewhere in this proxy statement/prospectus, for a discussion of financial instruments with off-balance sheet risk and commitments and contingencies.

 Capital Adequacy and Resources

        The capital needs of Peoples have been met through the retention of earnings and from the proceeds of prior public stock offerings, as well as the sale of Fixed Rate Cumulative Perpetual Preferred Stock to the U. S. Treasury, pursuant to its Capital Purchase Program.

        For publicly held bank holding companies, such as Peoples, capital adequacy is evaluated on a consolidated basis. Peoples' banking subsidiaries must separately meet additional regulatory capital requirements imposed by the OCC. Generally, the Federal Reserve Board expects bank holding companies to operate above minimum capital levels.

        The Federal Reserve Board has adopted a risk-based capital rule that requires bank holding companies to have qualifying capital to risk-weighted assets of at least 8%, with at least 4% being "Tier 1" capital. Tier 1 capital consists principally of common shareholders' equity, non-cumulative preferred stock, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain intangible assets. "Tier 2" (or supplementary) capital consists of general loan loss reserves (subject to certain limitations), certain types of preferred stock and subordinated debt, and certain hybrid capital instruments and other debt securities such as equity commitment notes. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital components, provided that the maximum amount of Tier 2 capital that may be treated as qualifying capital is limited to 100% of Tier 1 capital.

        The OCC's regulations establish the minimum leverage capital ratio (Tier 1 capital to adjusted total assets) requirement for national banks at 3% in the case of a national bank that has the highest regulatory examination rating and is not contemplating significant growth or expansion. For all other national banks, the minimum leverage capital ratio requirement is 4%. Furthermore, the OCC reserves the right to require higher capital ratios in individual banks on a case-by-case basis when, in its judgment, additional capital is warranted by a deterioration of financial condition or when high levels of risk otherwise exist. Accordingly, the OCC has established individual minimum capital ratios for Peoples' three bank subsidiaries. Additionally, two of Peoples' three bank subsidiaries, have entered into formal agreements with the OCC for the banks to take various actions with respect to the operations of the banks. For further discussion of the higher individual minimum capital ratios and the formal agreements see footnote 1 to the table below and Note 19, "Regulatory Matters," to Peoples' Consolidated Financial Statements for the year ended December 31, 2011 included elsewhere in this proxy statement/prospectus.

        Peoples' and its subsidiary banks' capital ratios are presented as follows:

	December 31,
	2011	2010
Peoples Bancorporation, Inc.
Risk-based capital ratio	16.13%	14.12%
Tier 1 capital (to risk weighted assets)	14.87%	12.86%
Tier 1 capital (to adjusted total assets)	9.08%	8.92%
Peoples National Bank(1)
Risk-based capital ratio	15.95%	13.29%
Tier 1 capital (to risk weighted assets)	14.68%	12.03%
Tier 1 capital (to adjusted total assets)	9.48%	8.91%
Bank of Anderson(1)
Risk-based capital ratio	16.70%	15.53%
Tier 1 capital (to risk weighted assets)	15.45%	14.28%
Tier 1 capital (to adjusted total assets)	8.47%	8.33%
Seneca National Bank(1)
Risk-based capital ratio	14.82%	13.71%
Tier 1 capital (to risk weighted assets)	13.56%	12.46%
Tier 1 capital (to adjusted total assets)	8.52%	8.82%

(1)
The OCC has established individual minimum capital ratios for Peoples' three subsidiary banks pursuant to 12 C.F.R Section 3.10. These minimum requirements exceed the normal regulatory requirements to be well capitalized. Currently each of Peoples' subsidiary banks is required to maintain 12% total risk-based capital, 10% tier 1 risk-based capital, and an 8% leverage ratio.

        See Note 19 to Peoples' Consolidated Financial Statements for the year ended December 31, 2011, included elsewhere in this proxy statement/prospectus, for more information about regulatory capital ratios.

Payment of Dividends

        Payment of dividends by Peoples is within the discretion of its Board of Directors subject to certain regulatory requirements, including prior approval by the Federal Reserve Board. Peoples' primary sources of funds with which to pay dividends to shareholders are the dividends it receives from its subsidiary banks.

        The directors of a national bank may declare a dividend of so much of the undivided profits of the bank as the directors judge to be expedient, subject to certain limitations. A national bank may not declare and pay dividends in any year in excess of an amount equal to the sum of the total of the net income of the bank for that year and the retained net income of the bank for the preceding two years, minus the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock, unless the OCC approves the declaration and payment of dividends in excess of such amount. Two of Peoples' subsidiary banks are subject to formal agreements that require the OCC's prior approval to pay cash dividends.

        The payment of dividends by Peoples' subsidiary banks may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. If, in the opinion of the OCC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the OCC may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

        Peoples has outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T and Series W, which are owned by the U. S. Treasury pursuant to its Capital Purchase Program. Peoples declared and paid $690,000 in preferred stock dividends to the U.S. Treasury in 2011. The terms of the preferred stock limit Peoples' ability to pay common stock dividends or make repurchases of common stock under certain circumstances. Peoples did not pay any cash dividends to its common shareholders in 2011.

        For further information see Note 16, "Preferred Stock and Restrictions on Dividends," to Peoples' Consolidated Financial Statements for the year ended December 31, 2011 included elsewhere in this proxy statement/prospectus

Monetary Policies and Effect of Inflation

        The earnings of bank holding companies are affected by the policies of regulatory authorities, including the Federal Reserve Board, in connection with its regulation of the money supply. Various methods employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and results of operations in terms of historical dollars, without consideration of changes in the relative purchasing power over time due to inflation. Unlike companies in most other industries, virtually all of the assets and liabilities of financial institutions are monetary in nature. As a result, interest rates generally have a more significant effect on a financial institution's performance than does the effect of inflation. Interest rates do not necessarily change in the same magnitude as do the prices of goods and services.

        While the effect of inflation on banks is normally not as significant as is its influence on those businesses that have large investments in plant and inventories, it does have some effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses. Inflation that affects Peoples' subsidiary banks' customers may also have an indirect effect on the banks.

Correspondent Banking

        Correspondent banking involves the provision of services by one bank to another bank, which cannot provide that service for itself, or chooses not to, from an economic, regulatory or practical standpoint. Peoples' subsidiary banks purchase correspondent services offered by larger banks, including check collections, the sale and purchase of federal funds, security safekeeping, investment services, over-line and liquidity loan participations and sales of loans to or participations with correspondent banks.

        Peoples' subsidiary banks have the option to sell loan participations to correspondent banks with respect to loans that exceed the banks' lending limits. Managements of Peoples' subsidiary banks have established correspondent banking relationships with South Carolina Bank and Trust, N.A., Columbia, South Carolina; CenterState Bank, N.A., Winter Haven, Florida; Community Bankers Bank, Midlothian, Virginia; and Wells Fargo Bank, N.A., Charlotte, North Carolina. As compensation for services provided by correspondents, Peoples' subsidiary banks may maintain certain balances with such correspondents in non-interest bearing accounts.

Data Processing

        Peoples has a data-processing department, which performs a full range of data-processing services for its subsidiary banks. Such services include an automated general ledger, deposit accounting, loan accounting and data processing.

Regulatory Considerations

        Bank holding companies and banks are extensively regulated under federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of Peoples and its subsidiary banks.

General

        Peoples and its subsidiary banks operate in a highly regulated environment, and their business activities are governed by statute, regulation, and administrative policies, and supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the OCC, and the FDIC. Peoples is also subject to limited regulation by the South Carolina State Board of Financial Institutions. The following discussion summarizes some of the relevant aspects of the laws and regulations that affect Peoples and its subsidiary banks. It is important to note that these laws and regulations are intended primarily for the benefit and protection of Peoples' subsidiary banks' depositors and the Depository Insurance Fund, and not for the protection of Peoples' shareholders or creditors. Proposals to change the laws and regulations that govern the banking industry are frequently raised in Congress, state legislatures, and various bank regulatory agencies, and such proposals have significantly increased in the wake of the recent financial crisis.

        Financial institutions are being subjected to increased scrutiny and enforcement activity by state and federal banking agencies, the United States Department of Justice, the Securities and Exchange Commission, and other state and federal regulatory agencies. This increased scrutiny and enforcement activity entails significant potential increases in compliance requirements and associated costs. The banking regulators periodically examine Peoples and its subsidiary banks to assess compliance with applicable requirements and the level of risk existing with respect to Peoples' and the banks' capital, asset quality, management, earnings, liquidity and sensitivity to market risk. When the results of examinations are less than satisfactory, the regulators are authorized to require Peoples and its subsidiary banks to take appropriate corrective actions through the mechanisms of agreements with Peoples or the banks, or through enforcement orders. The regulators also have the power to enforce compliance with laws, regulations, regulatory policies and agreements as well as regulatory orders by the imposition of civil money penalties.

Regulation of Peoples by the Federal Reserve and State Board

        Peoples is regulated by the Federal Reserve Board under the Federal Bank Holding Company Act of 1956, as amended (which we refer to as the BHC Act). Under the BHC Act, a bank holding company is generally prohibited from acquiring control of any company that is not a bank or engaged in permissible activities and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto, and are thus permissible for bank holding companies, directly or through subsidiaries, including the following activities: acting as an investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management consulting advice to nonaffiliated banks and non-bank depository institutions; operating collection agencies and credit bureaus; acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing securities brokerage services; and underwriting and dealing in obligations of the United States of America, the states and their political subdivisions.

        A bank holding company may engage in a broader range of activities if it becomes a "financial holding company" pursuant to the Gramm-Leach-Bliley Act, which is described below under the caption "Gramm-Leach-Bliley Act." Although Peoples elected to become a financial holding company as of June 23, 2000, neither Peoples nor its subsidiary banks used any of the additional powers, and in 2008 Peoples changed its status back to that of a bank holding company. Accordingly, the following discussion relates to the supervisory and regulatory provisions that apply to Peoples and its subsidiary banks as they currently operate.

        The BHC Act also requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company.

        As noted above, Peoples also is subject to limited regulation by the State Board. Consequently, Peoples must give notice to, or receive the approval of, the State Board pursuant to applicable law and regulations prior to engaging in the acquisition of South Carolina banking institutions or holding companies, or merging with a South Carolina bank holding company. Peoples also may be required to file with the State Board periodic reports with respect to its financial condition and operation, management and inter-company relations between Peoples and its subsidiaries.

Obligations of Peoples to its Subsidiary Banks

        A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve Board and the Dodd-Frank Act, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended (FDIA), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the Deposit Insurance Fund of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Deposit Insurance Fund. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

        The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision gives depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any of Peoples' subsidiary banks.

        Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

        Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder after three months notice, to sell the stock of such shareholder to make good the deficiency.

Certain Transactions by Peoples with its Affiliates

        Federal law regulates transactions among Peoples and its affiliates, including the amount of Peoples' subsidiary banks' loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Capital Adequacy Guidelines for Bank Holding Companies and National Banks

        Both Peoples and its subsidiary banks are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC (see "—Capital Adequacy and Resources"). These requirements define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. In addition, the OCC may establish individual minimum capital requirements for a national bank that are different from the general requirements. Failure to meet capital guidelines could subject Peoples' subsidiary banks to a variety of enforcement remedies, ranging, for example, from a prohibition on the taking of brokered deposits to the termination of deposit insurance by the FDIC and placing the banks in receivership.

        The risk-based capital standards of both the Federal Reserve Board and the OCC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates should be considered by the agencies as a factor in evaluating a bank's capital adequacy. The Federal Reserve Board also has issued additional capital guidelines for bank holding companies that engage in certain trading activities.

        Bank regulators have continued to indicate their desire to raise capital requirements beyond current levels. Under the Dodd-Frank Act, regulatory authorities are required to impose new capital requirements on bank holding companies, which may be higher than current levels. However, management of Peoples is unable to predict when any such higher capital requirements would be imposed, and if so, at what levels, and the total impact of such requirements on Peoples.

        Peoples and each of its subsidiary banks exceeded all applicable capital requirements at December 31, 2011. The OCC currently requires that all three of Peoples' bank subsidiaries maintain the following minimum capital ratios: Tier-1 capital of at least 8% of adjusted total assets, Tier-1 capital of at least 10% of risk-weighted assets, and total risk-based capital of at least 12% of risk-weighted assets.

Payment of Dividends

        Peoples is a legal entity separate and distinct from Peoples' subsidiary banks. Most of the revenues of Peoples are expected to continue to result from dividends paid to Peoples by its subsidiary banks. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by Peoples to its shareholders. See "—Payment of Dividends," above.

Regulation of Peoples' Subsidiary Banks

        As national banks, Peoples' subsidiary banks are subject to supervision by the OCC and, to a limited extent, the FDIC, the Federal Reserve Board and the Bureau of Consumer Financial Protection. With respect to expansion, the banks may establish branch offices anywhere in the United States with the prior approval of the OCC. In addition, the banks are subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and laws relating to branch banking. Peoples' subsidiary banks' loan operations are subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to; the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of the banks are subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services. Peoples' subsidiary banks are also subject to the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the USA Patriot Act, dealing with, among other things, requiring the establishment of anti-money laundering programs including standards for verifying customer information at account opening.

        Peoples' subsidiary banks are also subject to the requirements of the Community Reinvestment Act (which we refer to as the CRA). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

        Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital, surplus and allowance for loan losses to any person or entity. In addition, a national bank may grant loans and extensions of credit to a single person up to 10% of its unimpaired capital, surplus and allowance for loan losses, provided that the transactions are fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limits if they qualify under one of several exceptions. Such exceptions include, among others, certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of banker's acceptances, loans secured by documents of title, loans secured by U. S. obligations and loans to or guaranteed by the federal government.

        As national banks, Peoples' subsidiary banks are subject to examinations and reviews by the OCC. These examinations are typically completed on site, and the banks are subject to off-site review as well. Peoples' subsidiary banks also submit to the FDIC quarterly reports of condition, as well as such additional reports as the national banking laws may require.

FDIC Insurance Assessments

        During the first quarter of 2009, the FDIC announced a special one-time emergency assessment. Peoples' bank subsidiaries paid $247,000 on September 30, 2009 for the one-time emergency assessment. On November 12, 2009, the FDIC Board of Directors adopted a final rule requiring insured depository institutions to prepay their quarterly risk-based deposit insurance assessment for all of 2010, 2011 and 2012. On December 31, 2009, Peoples' subsidiary banks paid $3,981,000 for these quarterly assessments, of which $3,517,000 was booked as a prepaid expense. The FDIC also voted to adopt a uniform three-basis point increase in assessment rates effective January 1, 2011.

        In November 2010, the FDIC approved two proposals that amend the deposit insurance assessment regulations. The first proposal implements a provision in the Dodd-Frank Act that changes the assessment base from one based on domestic deposits (as it has been since 1935) to one based on assets. The assessment base changes from adjusted domestic deposits to average consolidated total assets minus average tangible equity. The second proposal changes the deposit insurance assessment system for large institutions in conjunction with the guidance given in the Dodd-Frank Act. Since the new base would be much larger than the current base, the FDIC will lower assessment rates, which achieves the FDIC's goal of not significantly altering the total amount of revenue collected from the industry. Risk categories and debt rating will be eliminated from the assessment calculation for large banks which will instead use scorecards. The scorecards will include financial measures that are predictive of long-term performance. A large financial institution will continue to be defined as an insured depository institution with at least $10 billion in assets. Both changes in the assessment system will be effective as of April 1, 2011, and assessments will be payable at the end of September. In December 2010, the FDIC voted to increase the required amount of reserves for the designated reserve ratio (DRR) to 2.0%. The ratio is higher than the 1.35% set by the Dodd-Frank Act in July 2010 and is an integral part of the FDIC's comprehensive, long-range management plan for the DIF. In February 2011, the FDIC approved the final rules that, as noted above, change the assessment base from domestic deposits to average assets minus average tangible equity, adopt a new score-card based assessment system for financial institutions with more than $10 billion in assets, and finalize the DRR target size at 2.0% of insured deposits.

        On December 29, 2010 the Dodd-Frank Act was amended to include full FDIC insurance on Interest on Lawyers Trust Accounts (IOLTAs). IOLTAs will receive unlimited insurance coverage as non-interest bearing transaction accounts for two years ending December 31, 2012.

Other Safety and Soundness Regulations

        Prompt Corrective Action.    The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

        A bank that is "undercapitalized" becomes subject to the prompt corrective action provisions of the FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; prohibiting the acceptance of employee benefit plan deposits; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is additionally subject to restrictions on compensation paid to senior management of the bank. A bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank, restrictions on payments of subordinated debt of the bank, and is required to be placed in receivership within 90 days absent certain extensive circumstances. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

        Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions described in the previous paragraph.

        Pursuant to formal agreements with the OCC, neither Bank of Anderson, N.A. nor The Peoples National Bank may accept brokered deposits without the prior written advice of "no supervisory objection" from the Assistant Deputy Comptroller.

Interstate Banking

        Under the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994, Peoples, and any other adequately capitalized bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentages and other restrictions. The Dodd-Frank Act discussed below expanded the provisions of the Riegle-Neal Act relating to authority of banks to branch across state lines. Under the Dodd-Frank Act, the authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws, but interstate branching is permitted to the same extent it would be permitted under state law if the branching bank's home office were located in the state in which the branch will be located.

        The Riegel-Neal Act, together with legislation adopted in South Carolina, resulted in a number of South Carolina banks being acquired by large out-of-state bank holding companies. Size gives the larger banks certain advantages in competing for business from larger customers. These advantages include higher lending limits and the ability to offer services in other areas of South Carolina and the region. As a result, Peoples does not generally attempt to compete for the banking relationships of large corporations and businesses, but concentrates its efforts on small to medium-sized businesses and on individuals. Peoples believes it has competed effectively in this market segment by offering quality, personal service.

Gramm-Leach-Bliley Act

        The Gramm-Leach-Bliley Act expanded the activities in which a bank holding company and a bank can engage through affiliations created under a holding company structure or through a financial subsidiary if certain conditions are met. Significantly, the permitted financial activities for financial holding companies include authority to engage in merchant banking and insurance activities, including insurance portfolio investing. The Act also established a minimum federal standard of privacy to protect the confidentiality of a consumer's personal financial information and gives the consumer the power to choose how personal financial information may be used by financial institutions. The regulations adopted pursuant to the Act govern the consumer's right to opt-out of further disclosure of nonpublic personal financial information and require Peoples' subsidiary banks to provide initial and annual privacy notices. The Act and regulations also required Peoples' subsidiary banks to develop and maintain comprehensive plans for the safeguarding of customer information, which encompasses all aspects of the banks' technological environment, business practices, and facilities.

        As noted previously, although Peoples initially took advantage of the opportunity to become a financial holding company so that it would have power to offer expanded services, neither Peoples nor its subsidiary banks used the additional power, and in 2008 Peoples reverted its status back to that of a bank holding company. Although the Act has increased competition from larger financial institutions that are currently more capable than Peoples of taking advantage of the opportunity to provide a broader range of services, Peoples continues to believe that its commitment to providing high-quality, personalized service to customers will permit it to remain competitive in its market area.

Governmental Response to 2008 Financial Crisis

        During the fourth quarter of 2008 and continuing throughout 2009 the FDIC, the Federal Reserve Board, the Department of the Treasury and Congress took a number of actions designed to alleviate or correct mounting problems in the financial services industry. A number of these initiatives were directly applicable to community banks.

        Congress enacted the Emergency Economic Stabilization Act of 2008 which, among other things, temporarily increased the maximum amount of FDIC deposit insurance from $100,000 to $250,000 and created a Troubled Assets Relief Program (TARP) administered by Treasury. In October 2008, Treasury announced a Capital Purchase Program (CPP) under TARP to increase the capital of healthy banks. Under the CPP, Treasury purchased preferred stock with warrants from qualified banks and bank holding companies in an amount up to 3% of the seller's risk-weighted assets as of September 30, 2008. Peoples filed an application which received approval, and in 2009 Peoples sold preferred stock and warrants to the Treasury for $12,660,000.

        The FDIC also implemented in October 2008 a Temporary Liquidity Guarantee Program consisting of a deposit insurance component pursuant to which it undertook to provide deposit insurance in an unlimited amount for non-interest bearing transaction accounts, and a debt guarantee component pursuant to which it undertook to fully guarantee senior, unsecured debt issued by banks or bank holding companies. Coverage of both components was automatic until December 5, 2008, at which time covered institutions could opt out of one or both of the components. Institutions not opting out would be charged fees for their participation in the components. Peoples' subsidiary banks did not opt out of either component.

        An unfortunate consequence of the difficulties that have beset the banking industry since the latter part of 2008 has been a large increase in bank failures, which has led to substantial claims being made against the FDIC's Deposit Insurance Fund. In order to increase the amount in the DIF to reflect the increased risk of additional bank failures and insurance claims, the FDIC raised its assessments on banks for 2009, issued a special one-time assessment of 5 cents per $100 of assessable deposits paid in September, 2009 based on deposits at June 30, 2009, and adopted a final rule requiring insured depository institutions to prepay their quarterly risk-based deposit insurance assessments through 2012 on December 31, 2009. Peoples' subsidiary banks paid FDIC insurance in the amount of $4,814,000 in 2009 and expensed $1,297,000 in 2009. Peoples' subsidiary banks expensed $962,258 and $1,095,000 for FDIC insurance in 2011 and 2010, respectively. See also "—FDIC Insurance Assessments."

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

        On July 21, 2010 the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the Dodd-Frank Act), which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act will have extensive effects on all financial institutions, and includes provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies. The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve Board, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting originator compensation, minimum repayment standards, and pre-payments.

        The Dodd-Frank Act requires regulatory agencies to implement new regulations that will establish the parameters of the new regulatory framework and provide a clearer understanding of the legislation's effect on banks. We are in the process of evaluating this legislation and determining the impact it will have on Peoples' current and future operations. However, the manner and degree to which it affects Peoples' business will be significantly impacted by the implementing regulations that are ultimately adopted. Accordingly, at the present time we cannot fully assess the impact that the act will have on us, though we are confident it will increase Peoples' cost of doing business and the time spent by management on regulatory compliance matters.

Legislative Proposals

        Proposed legislation that could significantly affect the business of banking is introduced in Congress and the General Assembly of South Carolina from time to time. For example, numerous bills are pending in Congress and the South Carolina Legislature to provide various forms of relief to homeowners from foreclosure of mortgages as a result of publicity surrounding economic problems resulting from subprime mortgage lending and the economic adjustments in national real estate markets. Broader problems in the financial sector of the economy, which became apparent in 2008, have led to numerous calls for, and legislative and regulatory proposals for, restructuring of the regulation of financial institutions. Management of Peoples cannot predict the future course of such legislative proposals or their impact on Peoples and its subsidiary banks should they be adopted.

Employees

        Peoples and its subsidiary banks employed 105 full-time and 17 part-time persons as of December 31, 2011.

Description of Property

        Peoples' corporate office is located at 1818 East Main Street in Easley, South Carolina. The property consists of a three-story brick building containing approximately 10,670 square feet on 0.665 acres of land owned by The Peoples National Bank. This building houses some of Peoples' support functions, including administration, accounting, financial reporting, human resources, marketing, risk management, internal audit, compliance, facilities management, security, and purchasing. Peoples also utilizes an adjacent office building located at 1814 East Main Street in Easley, South Carolina. The property consists of a two-story brick building containing approximately 6,624 square feet on 0.566 acres of land owned by The Peoples National Bank. This building houses some of Peoples' support functions including operations, data processing, and information technology. The Peoples National Bank also owns an adjacent office building located at 1824 East Main Street in Easley, South Carolina. The property consists of approximately 6,600 square feet of office space located in a one-story brick building containing approximately 9,000 square feet on 0.704 acres of land. The Peoples National Bank is using portions of this facility as office space and file storage, and a portion is currently being leased to a tenant.

        The main office of The Peoples National Bank is located at 1800 East Main Street in Easley, South Carolina, adjacent to Peoples' corporate office. The property consists of a two-story brick building of approximately 10,412 square feet, which is constructed on 1.75 acres of land owned by The Peoples National Bank. Improvements include a three-lane drive-through teller installation, vault, night depository, safe-deposit facilities, and a drive-through automated teller machine.

        The Peoples National Bank owns and operates four branch facilities: one in Powdersville, South Carolina located at 4 Hood Road approximately seven miles east of the bank's main office containing approximately 3,158 square feet in a one-story brick building situated on 0.812 acres of land; a second branch office in Pickens, South Carolina located at 424 Hampton Avenue approximately ten miles west of the bank's main office containing approximately 6,688 square feet in a two-story building on 0.925 acres of land; a third branch office in Easley located at 1053 Pendleton Street approximately 2 miles west of the bank's main office containing approximately 3,523 square feet in a one and one-half story building situated on l.077 acres of land; and a fourth branch office in Greenville, South Carolina located at 45 East Antrim Drive approximately thirteen miles east of the bank's main office containing approximately 7,000 square feet in a two-story brick building situated on 1.321 acres of land. All branch facilities have improvements including drive-through teller installations, drive-through automated teller machines, vault, night depository, and safe deposit facilities. The Peoples National Bank closed a branch office in Greenville, South Carolina located at 300 Mills Avenue on November 11, 2010.

        The main office of Bank of Anderson, National Association is located at 201 East Greenville Street in Anderson, South Carolina. The property consists of a two-story brick building with approximately 11,696 square feet, which is constructed on 1.935 acres of land owned by Bank of Anderson. Improvements include a three-lane drive-through teller installation, vault, night depository, safe-deposit facilities, and a drive-through automated teller machine.

        Bank of Anderson owns and operates one branch facility in Anderson County, South Carolina located at 1434 Pearman Dairy Road approximately five miles northwest of the bank's main office containing approximately 3,036 square feet in a one-story brick building situated on 0.86 acres of land. The branch facility has improvements including a drive-through teller installation, drive-through automated teller machine, vault, night depository, and safe deposit box facilities.

        Bank of Anderson owns a 0.99-acre lot, without improvements, on Highway 81 North in Anderson County, South Carolina for the purpose of building an additional branch facility in the future.

        Seneca National Bank, located at 201 By-Pass 123, Seneca, South Carolina, operates out of a two-story brick building containing approximately 6,688 square feet situated on 1.097 acres of land in Seneca, South Carolina, which is owned by Seneca National Bank.

        All locations of Peoples and its subsidiary banks are considered suitable and adequate for their intended purposes. Management believes that insurance coverage on the foregoing properties is adequate.

Legal Proceedings

        Peoples is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of Peoples' management based on consultation with external legal counsel, the outcome of any currently pending litigation is not expected to materially affect Peoples' consolidated financial position or results of operations. See also "The Merger—Litigation Relating to the Merger."

THE MERGER

        The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

 Terms of the Merger

        Each of SCBT's and Peoples' respective boards of directors have approved the merger agreement. The merger agreement provides for the merger of Peoples with and into SCBT, with SCBT continuing as the surviving entity. In the merger, each share of Peoples common stock, par value $1.11 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Peoples common stock held by Peoples or SCBT, will be converted into the right to receive 0.1413 of a share of SCBT common stock. Immediately following the merger, The Peoples National Bank, Bank of Anderson, N.A. and Seneca National Bank, each a wholly-owned bank subsidiary of Peoples, will merge with SCBT, N.A., a wholly-owned bank subsidiary of SCBT, with SCBT, N.A. continuing as the surviving bank. No fractional shares of SCBT common stock will be issued in connection with the merger, and holders of Peoples common stock will be entitled to receive cash in lieu thereof.

        Peoples shareholders are being asked to approve the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

        Each of SCBT's and Peoples' boards of directors has from time to time engaged with its respective senior management in reviews and discussions of potential strategic alternatives, and has considered ways to enhance its performance and prospects in light of competitive and other relevant developments. Over the last few years, these reviews have focused on the volatile industry and economic conditions and have involved discussion of potential strategic initiatives intended to best position the respective companies to anticipate and respond to such conditions.

        Various senior officers and directors of Peoples and SCBT have known each other over many years through their prior employment, trade group involvement, and civic activities. SCBT, N.A., has been a correspondent bank for Peoples' subsidiary banks since 2006. In early 2009, representatives of Peoples and SCBT discussed the possibility of a merger, but terminated their discussions when the turmoil in the financial markets became more pronounced. After the termination of those discussions in February 2009, Peoples and SCBT stayed in touch with each other about various business matters.

        In late August and September, 2011, SCBT reinitiated contact with Peoples and communicated interest in a potential strategic business combination transaction, and representatives of SCBT and Peoples began to engage in high level preliminary due diligence.

        Thereafter, in November 2011, representatives of SCBT contacted Peoples to discuss the possibility of SCBT making a presentation to the Peoples board of directors regarding the possibility of a strategic business combination transaction. SCBT and Peoples agreed to hold a meeting on December 7, 2011. Also during this period, the parties began conducting more comprehensive mutual due diligence.

        On November 29, 2011, the Peoples board of directors met and received a presentation from Peoples' outside financial advisor, Scott & Stringfellow, LLC ("Scott & Stringfellow"), in which the condition of the southeastern United States merger market and the value that Peoples' shareholders might be able to achieve in a merger were reviewed. Scott & Stringfellow also reviewed with the board the challenges that Peoples could expect to face if it remained independent, including challenges related to increasing regulatory burdens and overhead expense, Peoples' ability to increase capital to support growth and redeem its preferred stock held by the United States Department of the Treasury before the dividend on such stock increased from five percent to nine percent and Peoples' ability to compete against larger, better capitalized institutions.

        On December 6, 2011, SCBT's board of directors held a special meeting and discussed the status of the discussions with Peoples. In the course of that meeting, SCBT's board of directors received presentations from management. Following a full discussion among the SCBT directors, the board approved the transaction as described in that meeting and authorized and directed a special transaction committee of SCBT, consisting of the Chief Executive Officer, the Chairman of the Board and the Chairman of the Audit Committee of the Board, and SCBT management to continue negotiations with Peoples and its representatives towards reaching a definitive merger agreement regarding such a strategic business combination.

        On December 7, 2011, the Peoples board of directors met and received a presentation from SCBT's Chief Executive Officer and Chief Operating Officer. The SCBT representatives outlined an indicative proposal regarding a merger of Peoples with and into SCBT in which each of the outstanding shares of Peoples common stock would be converted into 0.1325 shares of SCBT common stock having a value, based on the then recent trading prices of SCBT common stock, of approximately $3.75 per share of Peoples common stock. The presentation included a review of the recent history of SCBT highlighting recent organic growth and acquisitions, its growth strategy for the future and how Peoples and its employees would fit into that strategy. SCBT's Chief Executive Officer expressed his belief that SCBT had been able to display leadership in the midst of turbulent economic times, as evidenced by its ability both to raise capital and redeem SCBT's preferred stock held by the United States Department of the Treasury and by SCBT's relative historical common stock performance during this period, and to execute acquisitions by giving thoughtful consideration to, and exercising discipline with respect to, proposed transactions. He also discussed certain financial aspects of SCBT's performance, including its performance in relation to some comparable institutions. A representative of Scott & Stringfellow attended the presentation and met with the Peoples board of directors after the presentation had concluded and the SCBT officers had left. The Scott & Stringfellow representative advised the board that the presentation had been consistent with the information available to Scott & Stringfellow and that the consideration offered was within the range Scott & Stringfellow had expected. The board excused the Scott & Stringfellow representative and discussed the proposal. Peoples' Chairman of the Board of Directors was directed to advise SCBT that the board was favorably inclined to the proposal but believed that the consideration would need to be raised in order to move forward in discussions.

        Following the meeting, Peoples' Chairman discussed SCBT's indicative proposal with SCBT's Chief Executive Officer. During the course of such discussions, Peoples' Chairman indicated that in order to proceed with discussions regarding a potential transaction, the Peoples board of directors would require an increase in the stock consideration over the level initially communicated by SCBT. On December 8, 2011, SCBT presented a revised proposal regarding a potential merger, including an increased indicative exchange ratio level of 0.1413 shares of SCBT common stock for each share of Peoples common stock, representing approximately $4.00 per share of Peoples common stock based on the then-recent trading price of SCBT common stock.

        On December 8, 2011, representatives of Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), special counsel to SCBT, provided Haynsworth Sinkler Boyd ("Haynsworth"), counsel to Peoples, with a draft merger agreement. Over the next several days, representatives of Wachtell Lipton and Haynsworth discussed the terms and conditions set forth in the draft merger agreement, including, among other things, the treatment of the Peoples equity awards and provisions related to the conditions to closing under and termination of the merger agreement. During this time, representatives of Peoples and representatives of SCBT engaged in a number of additional due diligence conversations.

        On December 9, 2011, the Peoples board of directors met again with its outside financial advisor and its legal counsel to consider the SCBT proposal. Scott & Stringfellow made a presentation which summarized the financial matters associated with the proposed transaction and included comparisons to certain publicly traded companies similar to SCBT and Peoples, an analysis of recently completed mergers and acquisitions similar to the merger, an analysis of the estimated future earnings and terminal value of Peoples and other analyses relevant to the financial terms of the merger. The presentation also described a model used to estimate the impact of the proposed transaction on SCBT and on hypothetical alternative acquirors identified by Scott & Stringfellow. Scott & Stringfellow explained that their analysis showed that hypothetical alternative acquirors would, in their view, not be willing to engage in an equivalent or better transaction, or would be expected to offer lesser consideration than the value of the consideration in the proposed SCBT transaction. Scott & Stringfellow advised the Peoples board of directors that the transaction appeared, on a preliminary basis, to be fair to Peoples' shareholders from a financial standpoint. Haynsworth outlined for the board the terms of a draft definitive merger agreement that had been received from SCBT. During a break, Peoples' Chairman spoke with SCBT's Chief Executive Officer by phone in an attempt to increase the consideration to be received by the Peoples shareholders and to propose certain other modifications, including modifications relating to the termination fee, to the preliminary offer. SCBT's Chief Executive Officer indicated that SCBT was unwilling to make such changes at that time and that its continued interest in a transaction was contingent upon reaching a signed merger agreement on the existing terms of the proposal in the near term. The Chairman informed the Peoples board of directors of these matters and the board of directors voted to continue negotiation of the terms of the definitive merger agreement and authorized the board's Executive Committee to work with management and Peoples' counsel to negotiate the terms.

        During the week of December 12, 2011, Peoples' management and legal counsel negotiated the final terms of the merger agreement with SCBT's management and legal counsel.

        On December 14, 2011, Haynsworth reviewed with the Executive Committee of the Peoples' board of directors the terms of the most recent draft of the merger agreement and a copy of the most recent draft was distributed to all of the members of the Peoples board of directors on December 15, 2011.

        On December 15, 2011, the Executive Committee of SCBT's board of directors held a regularly-scheduled meeting. At the meeting, senior management of SCBT and a representative from Wachtell Lipton discussed the status of the potential transaction with Peoples and reviewed a summary of the terms and conditions set forth in the draft merger agreement.

        On Friday, December 16, 2011, the Peoples board of directors met and heard an updated presentation by Scott & Stringfellow which discussed the basis for Scott & Stringfellow's opinion that the proposed merger transaction was fair from a financial point of view to Peoples' shareholders. The Scott & Stringfellow presentation also contained an analysis of the hypothetical proposals other potential acquirors would be able, or would likely be willing, to make, and concluded that the SCBT proposal was superior to any proposal the other potential acquirors could be expected to make. Haynsworth reviewed the terms of the most recent draft of the merger agreement with the board of directors, as well as resolutions to approve and authorize the signing of the merger agreement and the submission of the merger agreement to Peoples' shareholders for approval with the board's recommendation that the shareholders vote for approval of the merger agreement. After discussion, Peoples' board of directors voted to adopt the resolutions and approve the signing of the merger agreement.

        Thereafter, on Monday evening, December 19, 2011, the merger agreement was executed by officers of SCBT and Peoples, and, before market open on December 20, 2011, SCBT and Peoples issued a joint press release announcing the execution of the agreement and the terms of the proposed acquisition of Peoples by SCBT.

 Peoples' Reasons for the Merger; Recommendation of Peoples' Board of Directors

        After careful consideration, at its meetings on November 29, 2011, December 7, 2011, December 9, 2011, December 14, 2011 (Executive Committee), and December 16, 2011, Peoples' board of directors determined that the plan of merger contained in the merger agreement is in the best interests of Peoples and its shareholders and that the consideration to be received in the merger is fair to the common shareholders of Peoples. Accordingly, Peoples' board of directors adopted and approved the merger agreement and unanimously recommends that Peoples shareholders vote "FOR" the approval of the merger agreement.

        In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, Peoples' board of directors consulted with Peoples' management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors:

  •
  Its knowledge of Peoples' business, operations, financial condition, earnings and prospects, and of SCBT's business, operations, financial condition, earnings and prospects, taking into account the presentations of SCBT officers, the results of Peoples' due diligence review of SCBT and information provided by Scott & Stringfellow.

  •
  Its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, and the likely effects of these factors on the companies' potential growth, development, productivity, profitability and strategic options, and the historical market prices of Peoples and SCBT common shares.

  •
  The careful review undertaken by Peoples' board of directors and management, with the assistance of Peoples' financial advisors, with respect to the strategic challenges and alternatives available to Peoples, if it remained an independent community bank.

  •
  The complementary aspects of the Peoples and SCBT businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies' management and operating styles.

  •
  Its understanding of SCBT's commitment to enhancing its strategic position in the State of South Carolina.

  •
  The potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company's earnings and the fact that the nature of the merger consideration would allow former Peoples shareholders to participate as SCBT shareholders in the benefits of such savings opportunities and the future performance of the combined company generally.

  •
  The terms of the merger agreement, and the presentation by Peoples' outside legal advisors regarding the merger and the merger agreement.

  •
  The prospect of Peoples' shareholders becoming shareholders of a company with a long history of paying cash dividends.

  •
  SCBT's successful track record and Peoples' board of directors' belief that the combined enterprise would benefit from application of SCBT's ability to take advantage of economies of scale and grow in the current economic environment, making SCBT an attractive partner for Peoples.

  •
  The oral opinion delivered to Peoples by Scott & Stringfellow on December 16, 2011, which was subsequently confirmed in a written opinion delivered to Peoples by Scott & Stringfellow, to the effect that, as of December 16, 2011, and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the holders of shares of Peoples common stock.

  •
  The financial terms of the merger, including the fact that, based on the closing price of SCBT common stock on the NASDAQ Global Market as of market close on December 15, 2011 (the trading day prior to Peoples' board of directors' decision), the implied value of the per share merger consideration represented an approximate 184% premium to the last quoted sales price of Peoples common stock on the OTC Bulletin Board as of that date.

  •
  Its belief that the proposed merger with SCBT would generally be a tax-free transaction to Peoples' shareholders with respect to the SCBT common stock to be received by Peoples' shareholders in the merger.

  •
  The regulatory and other approvals required in connection with the merger and its determination as to the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

  •
  The fact that holders of Peoples common stock who do not vote in favor of the merger agreement and who comply with all other applicable statutory procedures for asserting dissenters' rights will be entitled to exercise dissenters' rights and be paid the fair value of their shares under South Carolina law.

        Peoples' board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

  •
  The potential risk that a further downturn in the South Carolina housing market could negatively impact SCBT's loan portfolio, and thereby affect the value of the SCBT common stock.

  •
  The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

  •
  The provisions of the merger agreement restricting Peoples' solicitation of third-party acquisition proposals and providing for the payment of a termination fee in certain circumstances, which Peoples' board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Peoples, were a condition to SCBT's willingness to enter into the merger agreement.

  •
  The fact that some of Peoples' directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Peoples shareholders. See "—Interests of Peoples Directors and Executive Officers in the Merger."

  •
  The possibility that the merger could be announced but not consummated, and the possibility that Peoples could lose customers and business as a result of announcing the transaction.

  •
  The possibility that the required regulatory and other approvals might not be obtained.

        The foregoing recitation of the factors considered by Peoples' board of directors is not intended to be exhaustive, but is believed to include substantially all material factors considered by Peoples' board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Peoples' board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Peoples' board of directors may have given different weight to different factors. Peoples' board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Peoples management and Peoples' legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        The foregoing explanation of Peoples' board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Opinion of Scott & Stringfellow, LLC

        Scott & Stringfellow is acting as financial advisor to Peoples in connection with the merger. Scott & Stringfellow is a leading full-service, middle market investment banking firm with substantial experience in transactions similar to the merger and is familiar with Peoples and its business. As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of community banks and their securities in connection with mergers and acquisitions.

        On December 16, 2011, Peoples' board of directors held a special meeting to review and approve the merger agreement. At that meeting, Scott & Stringfellow rendered an oral opinion, and delivered a written opinion, that as of that date and based upon and subject to the factors and assumptions set forth in its fairness opinion presentation and letter, the consideration to be paid in connection with the merger was fair to Peoples' shareholders from a financial point of view. The opinion has been reviewed and approved by Scott & Stringfellow's Investment Banking Valuation Committee.

        The full text of Scott & Stringfellow's written opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Scott & Stringfellow in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Peoples' Shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger.

        No limitations were imposed by Peoples on the scope of Scott & Stringfellow's investigation or the procedures to be followed by Scott & Stringfellow in rendering its opinion. Scott & Stringfellow's opinion is based on the financial and comparative analyses described below. Scott & Stringfellow's opinion is solely for the information of, and directed to, Peoples' board of directors for its information and assistance in connection with the board of directors' consideration of the financial terms of the merger and is not to be relied upon by any shareholder of Peoples or SCBT or any other person or entity. Scott & Stringfellow's opinion was not intended to be, nor does it constitute, a recommendation to Peoples' board of directors as to how the board of directors should vote on the merger or to any shareholder of Peoples as to how any such shareholder should vote at the special meeting at which the merger is considered, or whether or not any shareholder of Peoples should enter into a voting, shareholders' or affiliates' agreement with respect to the merger, or exercise any dissenters' rights that may be available to such shareholder. In addition, Scott & Stringfellow's opinion does not compare the relative merits of the merger with any other strategic alternative or business strategy which may have been available to Peoples and does not address the underlying business decision of Peoples' board of directors to proceed with or effect the merger.

        In rendering its opinion, Scott & Stringfellow reviewed, analyzed, and relied upon, among other things:

  •
  The merger agreement and meetings and discussions with members of senior management of Peoples regarding the material terms of the merger agreement;

  •
  Certain publicly available financial statements and other historical financial information of SCBT that Scott & Stringfellow deemed relevant and meetings and discussions regarding the same with members of senior management of SCBT;

  •
  Certain publicly available and non-publicly available financial statements and other historical financial information of Peoples that Scott & Stringfellow deemed relevant and meetings and discussions regarding the same with members of senior management of Peoples;

  •
  Internal financial forecasts for Peoples related to the business, earnings, cash flows, assets and prospects of Peoples for the years ending December 31, 2011 through 2016 prepared by Scott & Stringfellow under the guidance of senior management of Peoples (which we refer to as the forecasts);

  •
  The estimated pro forma financial impact of the merger on SCBT, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, one-time contract expenses, cost savings, and certain synergies determined by and reviewed with the senior management of Peoples and discussed summarily with the senior management of SCBT;

  •
  The historical market prices and trading activity for SCBT common stock and a comparison of certain financial and stock market information for SCBT and Peoples with similar publicly-traded companies which Scott & Stringfellow deemed to be relevant;

  •
  The proposed financial terms of the merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which Scott & Stringfellow deemed to be relevant;

  •
  The relative contribution of Peoples and SCBT with regard to certain assets, liabilities, earnings, and capital;

  •
  The current market environment generally and the banking environment in particular;

  •
  A discounted cash flow valuation of Peoples based upon the forecasts; and

  •
  Such other information, financial studies, analyses and investigations, and financial, economic and market criteria as Scott & Stringfellow deemed appropriate.

        In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Scott & Stringfellow or that was discussed with, or reviewed by or for Scott & Stringfellow, or that was publicly available. Scott & Stringfellow did not assume any responsibility to verify such information independently. Scott & Stringfellow assumed that the financial and operating forecasts for SCBT and Peoples provided by the management of each respective institution were reasonably prepared and reflected the best currently available estimates and judgments of senior management of each respective institution as to the future financial and operating performance of SCBT and Peoples. Scott & Stringfellow assumed, without independent verification, that the aggregate allowances for loan and lease losses for SCBT and Peoples were adequate to cover those losses. Scott & Stringfellow did not make or obtain any evaluations or appraisals of any assets or liabilities of SCBT or Peoples and Scott & Stringfellow did not examine any other books and records or review individual credit files.

        For purposes of rendering its opinion, Scott & Stringfellow assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that may have a material adverse effect on the future results of operations or financial condition of SCBT, Peoples, or the combined entity, as the case may be, or the contemplated benefits of the merger.

        Scott & Stringfellow further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. Scott & Stringfellow's opinion is not an expression of an opinion as to the prices at which shares of SCBT common stock will trade following the announcement of the merger or the prices at which SCBT common stock will trade following the completion of the merger.

        In performing its analyses, Scott & Stringfellow made assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Scott & Stringfellow, SCBT, and Peoples. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Scott & Stringfellow opinion was among several factors taken into consideration by the Peoples board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Peoples board of directors with respect to the fairness of the merger consideration.

Summary of Analyses by Scott & Stringfellow

        The following is a summary of the material analyses presented by Scott & Stringfellow to the Peoples board of directors on December 16, 2011, in connection with Scott & Stringfellow's written opinion. The summary is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to the Peoples board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Transaction Overview

        Scott & Stringfellow reviewed the financial terms of the merger agreement, including the consideration to be received by Peoples' shareholders. For every share of Peoples stock held, Peoples' shareholders will receive 0.1413 shares of SCBT's common stock. Based on the 30-day trailing average stock price per share of SCBT common stock and the offered exchange ratio of 0.1413 shares of SCBT common stock, Scott & Stringfellow calculated a base transaction value of approximately $28.4 million.

For purposes of this summary, including the Transaction Multiples table below, "Price" shall mean $4.00 per share of Peoples common stock. Additionally, SCBT intends to repurchase and redeem PBCE's outstanding shares of Series T and Series W preferred stock from the U.S. Treasury either concurrently with or immediately after consummation of the merger. Completion of the transaction is subject to Peoples shareholder approval, required regulatory approvals and other conditions.

Transaction Pricing Multiples

        Scott & Stringfellow calculated the following transaction multiples:

Transaction Multiples (Peoples balance sheet data as of 9/30/2011)
Price / Last Twelve Months' Reported Earnings per Share ($0.18)	22.2	x
Price / Book Value per Share ($6.39)	62.6%
Price / Tangible Book Value per Share ($6.39)	62.6%
Price / Total Assets per Share ($76.82)	5.2%
Price / Total Deposits per Share ($66.47)	6.0%
Tangible Book Premium / Core Deposits(1)	(4.7)%
Premium to Stock Price (1-Day Prior to Announcement)	196.3%

(1)
Core Deposits are defined as total deposits less jumbo CDs (CDs with balances greater than $100,000)

Selected Peer Group Analysis

        Scott & Stringfellow reviewed and compared publicly available financial data, market information, and trading multiples for Peoples with other selected publicly traded companies that Scott & Stringfellow deemed relevant and comparable to Peoples. The peer group consisted of certain select publicly traded banks and thrifts headquartered in South Carolina, North Carolina, Virginia and Georgia with assets as of the most recent quarter reported between approximately $100.0 million and $1.3 billion (20 companies). The peer group excluded institutions identified as the target of a publicly announced merger as of December 13, 2011.

Name (Ticker):	Name (Ticker):
1st Financial Services Corporation (FFIS)	Independence Bancshares, Inc. (IEBS)
Carolina Bank Holdings, Inc. (CLBH)	Palmetto Bancshares, Inc. (PLMT)
CNB Corporation (CNBW)	Park Sterling Corporation (PSTB)
Community Financial Corporation (CFFC)	Provident Community Bancshares, Inc. (PCBS)
Community First Bancorporation (CFOK)	Savannah Bancorp, Inc. (SAVB)
First Community Corporation (FCCO)	Security Federal Corporation (SFDL)
First Reliance Bancshares, Inc. (FSRL)	Southcoast Financial Corporation (SOCB)
First South Bancorp, Inc. (FSBS)	Southern First Bancshares, Inc. (SFST)
GrandSouth Bancorporation (GRRB)	Tidelands Bancshares, Inc. (TDBK)
Greer Bancshares Incorporated (GRBS)	Village Bank and Trust Financial Corp. (VBFC)

        For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months' earnings per share, estimated 2011 and 2012 earnings per share, book value per share, and tangible book value per share. All multiples were based on closing stock prices as of December 13, 2011. Projected earnings per share for the comparable companies were based on FactSet consensus estimates. FactSet is an information provider that publishes, among other things, a compilation of estimates of projected financial performance for publicly traded commercial banks produced by equity research analysts at leading investment banking firms. The following table sets forth the minimum, median and maximum operating metrics, valuation multiples and market capitalization indicated by the market analysis of selected publicly traded companies. This analysis resulted in a range of imputed values for Peoples of between $0.19 and $6.70 per share based on the median multiples for the peer group.

Peoples Peer Group
Operating Metrics ($ in millions)	Peoples	Minimum	Median	Maximum
Total Assets	$545.9	$113.1	$558.1	$1,248.5
Loans / Deposits	64.48%	54.03%	81.96%	126.76%
NPAs + 90 DDQ / Assets(1)	5.98%	2.18%	7.71%	20.09%
Tangible Common Equity / Tangible Assets	8.31%	0.25%	5.86%	29.98%
LTM Core ROAA	0.33%	(4.05)%	(0.92)%	0.51%
LTM Core ROAE	3.31%	(87.04)%	(8.17)%	7.06%
LTM Efficiency Ratio	62.40%	56.14%	72.94%	129.83%
Price (as of December 13, 2011) to:
Book value per share	20.9%	3.0%	37.2%	94.2%
Tangible book value per share	20.9%	3.0%	37.2%	94.2%
LTM earnings per share	7.5	x	6.6	x	11.4	x	37.2	x
2011E earnings per share	5.3	x	NM	NM	NM
2012E earnings per share	4.4	x	NM	NM	NM
Market capitalization (as of December 13, 2011)	$9.5	$0.2	$8.8	$117.7
Dividend Yield	0.00%	0.00%	0.00%	3.56%

(1)
NPAs are defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned

        Scott & Stringfellow also reviewed and compared publicly available financial data, market information, and trading multiples for SCBT with other selected publicly traded companies that Scott & Stringfellow deemed relevant and comparable to SCBT. The peer group consisted of certain select publicly traded commercial banks headquartered in the southeastern U.S. with assets as of the most recent quarter reported between $1 and $5 billion (15 companies). The peer group excluded commercial banks identified as the target of a publicly announced merger as of December 13, 2011.

Name (Ticker):	Name (Ticker):
BNC Bancorp (BNCN)	Southeastern Bank Financial Corporation (SBFC)
CenterState Banks, Inc. (CSFL)	Southern BancShares (N.C.), Inc. (SBNC)
Citizens South Banking Corporation (CSBC)	StellarOne Corporation (STEL)
First Bancorp (FBNC)	TowneBank (TOWN)
Home BancShares, Inc. (HOMB)	Union First Market Bankshares Corporation (UBSH)
NewBridge Bancorp (NBBC)	Wilson Bank Holding Company (WBHC)
Pinnacle Financial Partners, Inc. (PNFP)	Yadkin Valley Financial Corporation (YAVY)
Renasant Corporation (RNST)

        For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months' earnings per share, estimated 2011 and 2012 earnings per share, book value per share and tangible book value per share. All multiples were based on closing stock prices as of December 13, 2011. Projected earnings per share for the comparable companies were based on FactSet consensus estimates. The following table sets forth the minimum, median, and maximum operating metrics, valuation multiples, and market capitalization indicated by the market analysis of selected publicly traded companies. This analysis resulted in a range of imputed values for SCBT of between $8.01 and $41.58 per share based on the median multiples for the peer group.

			SCBT Peer Group
Operating Metrics ($ in millions)	SCBT		Minimum		Median		Maximum
Total Assets	$3,935.5		$1,099.0		$2,197.8		$4,868.9
Loans / Deposits	87.59%		59.86%		83.85%		89.90%
NPAs + 90 DDQ / Assets(1)	2.43%		0.92%		3.25%		5.56%
Tangible Common Equity / Tangible Assets	7.95%		4.02%		7.47%		11.09%
LTM Core ROAA	0.27%		(0.76)%		0.42%		0.85%
LTM Core ROAE	2.89%		(9.23)%		3.42%		9.30%
LTM Efficiency Ratio	73.19%		46.03%		64.41%		83.11%
Price (as of December 13, 2011) to:
Book value per share	99.3%		35.0%		65.2%		147.3%
Tangible book value per share	123.5%		36.6%		80.4%		173.1%
LTM earnings per share	20.5	x	7.5	x	14.9	x	21.0	x
2011E earnings per share	27.1	x	11.8	x	18.0	x	37.1	x
2012E earnings per share	13.7	x	10.2	x	13.3	x	21.0	x
Market capitalization (as of December 13, 2011)	$379.2		$31.8		$171.4		$682.4
Dividend Yield	2.51%		0.00%		1.11%		4.86%

(1)
NPAs are defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned

        No company used in the analyses described above is identical to Peoples, SCBT or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which Peoples, SCBT or the pro forma combined company are being compared. In addition, mathematical analyses, such as determining the median, are not of themselves meaningful methods of using comparable company data.

Selected Transaction Analysis

        Scott & Stringfellow reviewed and analyzed certain financial data related to eighteen completed bank and thrift mergers and acquisitions announced between January 1, 2010 and December 13, 2011. These transactions involved target banks and thrifts based in the United States with the following characteristics:

  •
  Total assets, for the most recent quarter reported, of between $100 million to $1 billion and

  •
  Ratio of nonperforming assets plus 90 DDQ to total assets, for the most recent quarter reported, between 5.0% - 10.0% (DDQ is defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned)

Those transactions (listed by closing date in order from pending to oldest) were as follows:

Acquiror:	Target:
Piedmont Community Bank Holdings, Inc.	Crescent Financial Corporation
Park Sterling Corporation	Community Capital Corporation
FNB United Corp.	Bank of Granite Corporation
Wintrust Financial Corporation	Elgin State Bancorp, Inc.
Customers Bancorp Inc.	Berkshire Bancorp, Inc.
SKBHC Holdings LLC	Bank of the Northwest
SKBHC Holdings LLC	Sunrise Bank
CBM Florida Holding Company	First Community Bank of America
IBERIABANK Corporation	Omni Bancshares, Inc.
Old Line Bancshares, Inc.	Maryland Bankcorp, Inc.
Stonegate Bank	Southwest Capital Bancshares, Inc.
Private Investor—Merton Allan Lund	First Midwest Bank
Investor group	West Michigan Community Bank
Grandpoint Capital, Inc.	First Commerce Bancorp
Jacksonville Bancorp, Inc.	Atlantic BancGroup, Inc.
TLCM Holdings, LLC	EJ Financial Corporation
Roma Financial Corporation (MHC)	Sterling Banks, Inc.
Apollo Bancshares, Inc.	Union Credit Bank

        For the purpose of this analysis, transaction multiples from the merger were derived from the Price (as defined above) and financial data as of September 30, 2011 for Peoples. Scott & Stringfellow compared these transaction multiples with the transaction multiples implied by the selected transactions listed above. The results of Scott & Stringfellow's calculations and the analysis are set forth in the following table. This analysis resulted in a range of imputed values for Peoples of between $0.27 and $8.57 per share based on the median transaction multiples for the peer group.

Selected Transactions
SCBT / Peoples Transaction
($ in millions)	Minimum	Median	Maximum
Target Assets	$545.9	$112.6	$281.2	$973.0
Target NPAs + 90 DDQ / Assets(1)	5.98%	5.19%	6.67%	9.75%
Target LTM ROAA	0.33%	(6.84)%	(1.94)%	0.30%
Target LTM ROAE	3.31%	(100.83)%	(21.18)%	3.14%
Deal Price / Book Value	62.6%	10.4%	73.5%	130.4%
Deal Price / Tangible Book Value	62.6%	10.4%	74.6%	134.2%
Deal Price / Last Twelve Months' Reported EPS	22.2	x	NM	NM	NM
Deal Price / Assets	5.2%	0.4%	6.1%	12.4%
Deal Price / Deposits	6.0%	0.4%	6.0%	13.9%
Premium to Stock Price (1-Day Prior to Announcement)	196.3%	(49.6)%	25.9%	55.2%

(1)
NPAs are defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned

        No company or transaction used as a comparison in the above analysis is identical to SCBT, Peoples or the merger. Accordingly, an analysis of these results involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow and Terminal Value Analysis of Peoples

        Scott & Stringfellow performed an analysis that estimated a future stream of earnings of Peoples assuming that Peoples performed in accordance with the earnings projections provided by Peoples management. A dividend discount analysis was not conducted given that Peoples does not currently pay a dividend, nor does Peoples management forecast paying a dividend at this time. For 2011 through 2016, Scott & Stringfellow worked with Peoples' management to estimate a future stream of earnings. The projection model maintains an adequate capital level (8% minimum equity to average asset ratio) to support the estimated growth. These projections did not reflect any attempt to redeem or repurchase Peoples' outstanding shares of Series T and Series W preferred stock from the U.S. Treasury. To approximate a terminal value of Peoples common stock at December 31, 2016, Scott & Stringfellow applied a range of 12.0x to 16.0x price / earnings multiples to Peoples' estimated fiscal year December 31, 2016 earnings, the result of which we believe adequately quantifies a present value of all earnings generated beyond the projected period as of December 31, 2016. The potential dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, chosen to reflect different assumptions regarding required rates of return to the holders of Peoples common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Peoples common stock of $3.27 to $4.68 when applying the 12.0x - 16.0x price / earnings multiples range for calculating the terminal values. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, asset growth rates, terminal multiples and discount rates.

	Terminal Value EPS Multiple
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x
12.0%	$3.81	$4.02	$4.24	$4.46	$4.68
13.0%	$3.66	$3.87	$4.08	$4.29	$4.50
14.0%	$3.53	$3.73	$3.93	$4.13	$4.33
15.0%	$3.40	$3.59	$3.78	$3.97	$4.16
16.0%	$3.27	$3.46	$3.64	$3.82	$4.01

Contribution Analysis

        Scott & Stringfellow analyzed the relative contribution of each of SCBT and Peoples to certain pro forma balance sheet and income statement items of the combined company following the merger. Scott & Stringfellow compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage Peoples' shareholders would represent in SCBT pro forma. The results of Scott & Stringfellow's analysis are set forth in the following table:

Category	SCBT	Peoples
LTM Pre-Tax, Pre-Provision Earnings	93.1%	6.9%
2011E Net Income	88.6%	11.4%
2012E Net Income	88.1%	11.9%
Total Assets	87.8%	12.2%
Net Loans	90.5%	9.5%
Deposits	88.8%	11.2%
Shareholders' Equity	86.7%	13.3%
Tangible Equity	84.0%	16.0%
Average Contribution	91.0%	9.0%
Implied Stock Ownership (100% stock)	93.3%	6.7%

Financial Impact Analysis

        Scott & Stringfellow performed pro forma merger analyses that combined projected income statement and balance sheet information of both SCBT and Peoples. Assumptions regarding the accounting treatment, acquisition adjustments, and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This Scott & Stringfellow analysis indicated that the merger is expected to be accretive to SCBT's estimated 2012 through 2014 earnings per share and slightly dilutive to pro forma September 30, 2011 book value and tangible book value per share. This analysis was based on financial projections and certain merger assumptions (including estimated cost savings and one-time charges) provided by and reviewed with senior management of Peoples. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

Other Analyses

        Scott & Stringfellow compared the relative financial and market performance of SCBT to a variety of relevant industry peer groups and indices.

        Scott & Stringfellow has not expressed an opinion about the fairness of the amount or nature of compensation that any of the Peoples officers, directors or employees, or any class of such person, may receive relative to the consideration offered to Peoples' shareholders.

Miscellaneous

        In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may from time to time purchase securities from, and sell securities to, Peoples and SCBT, and as a market maker in securities, Scott & Stringfellow may from time to time have a long or short position in, and buy, sell, or hold equity securities of Peoples and SCBT for its own account and for the accounts of its customers.

        Peoples and Scott & Stringfellow have entered into an engagement relating to the services to be provided by Scott & Stringfellow in connection with the merger. Peoples paid to Scott & Stringfellow (i) a non-refundable retainer of $15,000 at the time of engagement, (ii) a $100,000 fairness opinion fee which was delivered in conjunction with the execution of the merger agreement and will pay Scott & Stringfellow (iii) $200,000 at the closing of the merger. Pursuant to the Scott & Stringfellow engagement agreement, Peoples has also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement. During the three-year period ended December 31, 2011, Scott & Stringfellow did not receive any other fees or compensation from either Peoples or SCBT.

SCBT's Reasons for the Merger

        SCBT believes that the acquisition of Peoples will complement SCBT's geographic footprint and its growth strategy, including by enabling it to strengthen its South Carolina footprint in the Upstate area of South Carolina, particularly since Peoples has a strong reputation in this market and its management team has long-term expertise in depository banking and consumer, commercial, installment and real estate lending. SCBT's board of directors approved the merger agreement after SCBT's senior management discussed with SCBT's board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Peoples. SCBT's board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. SCBT's board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Interests of Peoples' Directors and Executive Officers in the Merger

        In considering the recommendation of Peoples' board of directors that you vote to approve the merger agreement, you should be aware that some of Peoples' executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Peoples shareholders generally. The independent members of Peoples' board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. For purposes of all of Peoples' arrangements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity-Based Awards

        Equity or equity-based awards held by Peoples' executive officers and directors will be treated at the effective time of the merger as follows:

        Peoples Options.    The directors and executive officers of Peoples held options to purchase an aggregate of 37,913 shares of common stock as of March 20, 2012. Each Peoples option that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into an obligation of SCBT to pay each holder an amount equal to the product of (i) the applicable per share Black-Scholes amount and (ii) the number of shares of common stock subject to the Peoples option.

        The following table sets forth the total number of Peoples options held by each of the executive officers of Peoples as well as by all non-employee directors of Peoples, as a group, and the number of those options that are outstanding as of March 20, 2012.

	Total Options (#)	Options outstanding at March 20, 2012 (#)	Estimated Value of Payment for Options in Connection with the Merger ($)
L. Andrew Westbrook, III	16,214	16,214	4,513
William B. West	0	0	0
Robert E. Dye, Jr.	6,567	6,567	90
R. Riggie Ridgeway	0	0	0
Directors (as a group)	15,132	15,132	24,305

        Peoples Restricted Shares.    The executive officers of Peoples have been granted an aggregate of 16,000 Peoples restricted shares which are outstanding as of March 20, 2012. As of the effective time, each Peoples restricted share will vest in full, become free of all restrictions and the holder of Peoples restricted shares will receive the merger consideration for each such Peoples restricted share.

        The following table sets forth the number of Peoples restricted shares that are held by each of the executive officers of Peoples as of March 20, 2012, all of which will vest at the effective time of the merger. None of Peoples' non-employee directors hold Peoples restricted shares.

	Outstanding Restricted Shares of Peoples Common Stock that Vest in the Merger (#)	Value of Outstanding Restricted Shares of Peoples Common Stock Rights that Vest in the Merger ($)
L. Andrew Westbrook, III	10,000	46,219
William B. West	3,000	13,865
Robert E. Dye, Jr.	3,000	13,865
R. Riggie Ridgeway	0	0

Employment Agreements between Peoples and each of Messrs. Westbrook and West

        The employment agreements by and between Peoples and each of Messrs. Westbrook and West provide for base salary, annual performance-based cash compensation opportunity and stock-based awards as determined by the board of directors or pursuant to applicable incentive or benefit plans. Each of the employment agreements provide for a lump sum cash payment upon a change in control that is equal to three times the executive's base salary and a pro rata portion of the prior year's annual bonus (not to exceed an amount that would result in such payments being considered excess parachute payments as defined in Section 280G of the Code and the imposition of a federal excise tax pursuant to Section 4999 of the Code). The employment agreements also provide for the immediate vesting of all outstanding incentive awards and stock options upon a change in control.

Employment Agreements between SCBT and certain senior managers of Peoples

        SCBT currently contemplates entering into employment agreements with certain senior managers of Peoples with respect to continued employment following the closing of the merger. However, as of the date hereof, no terms of any such agreements have been agreed.

Salary Continuation Agreements

        Each of Messrs. Westbrook, West and Dye have entered into salary continuation agreements that provide that if their respective employment with Peoples is terminated at the later of age 65 or upon separation from service, Peoples pays an annual benefit of 15% of the executive's final pay. The agreements define "final pay" as the executive's highest annualized base salary (before reduction for compensation deferred pursuant to all qualified, non-qualified, and Internal Revenue Code Section 125 plans) from the three years prior to separation from service, including the year separation from service occurs. This benefit is to be distributed in 12 equal monthly installments for a period of 15 years, commencing on the first day of the month following retirement. This benefit is referred to as the normal retirement benefit.

        The agreements with each of Messrs. Westbrook, West, and Dye provide that upon the consummation of a change in control, the participants are fully vested in their amounts under the salary continuation agreements (single trigger vesting). As currently drafted, the salary continuation agreements provide that upon a separation of service following a change in control, Peoples is required to pay the executives 100% of 15% of their final pay (as defined above) increased by 4% annually until the executive reaches age 65. According to the terms of the salary continuation agreements (which are subject to amendment), this benefit is to be distributed in 12 equal monthly installments for a period of 15 years, commencing on the first day of the month following the executive reaching age 65.

        Mr. Ridgeway, Peoples' retired Chief Executive Officer, is also party to a salary continuation agreement, which provides him with an annual benefit of 35% of his final pay (as defined above). Mr. Ridgeway is fully vested in the deferred compensation provided pursuant to his salary continuation agreement, and he retired prior to the merger. Accordingly, the change in control does not provide for enhanced benefits for Mr. Ridgeway pursuant to his salary continuation agreement.

        It is currently contemplated that the salary continuation agreements will be terminated in connection with the closing of the merger and the present value of the vested amounts under the salary continuation agreements, which were agreed to at the time of the execution of the merger agreement, will be paid out in a lump sum.

Quantification of Payments and Benefits to the Peoples Named Executive Officers

        The following table sets forth the amount of payments and benefits that each Peoples named executive officer would receive in connection with the merger, assuming the merger was completed on March 20, 2012 and that each of the named executive officers incurred a severance-qualifying termination on such date. These payments and benefits are the subject of an advisory (non-binding) vote of Peoples shareholders, as described below under "—Advisory (Non-Binding) Vote on Compensation."

Golden Parachute Compensation

Name (a)	Cash ($)(b)(1)	Equity ($)(c)(2)	Pension/ NQDC ($)(d)(3)	Perquisites/ Benefits ($)(e)	Tax Reimbursement ($)(f)	Other ($)(g)(4)	Total ($)(h)(5)
L. Andrew Westbrook, III	784,200	50,732	270,376	0	0	10,000	1,115,308
William B. West	610,800	13,865	186,776	0	0	5,000	816,441
Robert E. Dye, Jr.	0	13,955	123,701	0	0	5,000	142,656
R. Riggie Ridgeway	0	0	0	0	0	0	0

(1)
The amounts in this column represent single trigger payments (the payment is made on the completion of the merger and no other action is required for the vesting and payment) pursuant to the employment agreements between Peoples and each of Messrs. Westbrook and West.

(2)
The amounts in this column include the value of the accelerated vesting of outstanding restricted shares and the Black-Scholes value of outstanding stock options held by named executive officers as of the closing date of the merger. The Black-Scholes value is calculated based on assumptions agreed upon between the parties and the inputs as of March 20, 2012. The Black-Scholes value will change based on changes to the inputs prior to the closing date.

(3)
Net present value of future payments under the individual salary continuation agreements with each of the named executive officers using a 5% discount rate. Amounts represent the value of accelerated vesting of a portion of the benefits under the salary continuation agreements upon the closing date of the merger. Mr. Ridgeway is fully vested and there will be no acceleration of vesting with respect to his salary continuation agreement. The amounts disclosed in this column remain under discussion and may be higher or lower than the actual amounts. The payments in this column are single trigger (the amounts under the salary continuation agreement vest upon the completion of the merger and no other action) and do not require the named executive officer to terminate employment in order to vest in the benefit.

(4)
The amounts in this column represent deal bonuses to be paid by SCBT at the closing of the merger, subject to continued employment through such date.

(5)
The amounts in this column may be reduced if any portion of such amounts constitute "excess parachute payments" under Section 280G of the Code. The amounts will be reduced to an amount which is $1.00 less than the maximum amount that could be paid to such named executive officer without the compensation being treated as an excess parachute payment. It is anticipated that the amounts in this column for Messrs. Westbrook and West will be reduced as a result of the Section 280G cutback described above.

        The employment agreements with each of Messrs. Westbrook and West provide that, for a period of twenty-four months following a termination of employment, the executives are subject to non-competition and non-solicitation restrictions. The salary continuation agreements with each of Peoples' named executive officers provide that, so long as the named executive officer is employed or receiving salary continuation payments, such named executive officer is restricted from engaging in competition with Peoples. If the named executive officer violates the non-competition provision, the salary continuation payments will immediately be forfeited.

Advisory (Non-Binding) Vote on the Compensation Proposal

        New Section 14A of the Securities Exchange Act of 1934 adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that any proxy statement relating to a meeting of shareholders at which shareholders are asked to approve a merger must disclose any type of compensation payable to the acquired company's named executive officers in connection with the transaction, and must include a separate resolution subject to a shareholder advisory (non-binding) vote to approve any such compensation. The tables and the narrative above provide the required disclosures of the compensation that may be paid or become payable to Peoples' named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. The following resolution, which Peoples' shareholders are being asked to adopt, provides Peoples' shareholders with the opportunity to cast an advisory (non-binding) vote on such compensation:

  "RESOLVED, that the shareholders of Peoples Bancorporation, Inc. approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Peoples Bancorporation, Inc. in connection with the merger of Peoples Bancorporation, Inc. with and into SCBT Financial Corporation and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement/prospectus dated March 21, 2012, entitled "The Merger—Interests of Peoples' Directors and Executive Officers in the Merger; Quantification of Payments and Benefits to the Peoples Named Executive Officers," including the associated narrative discussion."

        The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote for the compensation proposal and against the proposal to approve the merger agreement, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Peoples or SCBT. Accordingly, because Peoples is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

        The compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of the proposal exceeds the number of shares voted against such proposal. Therefore, if you mark "ABSTAIN" on your proxy with respect to the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the compensation proposal, it will have no effect on the compensation proposal.

        Peoples' board of directors recommends that you vote "FOR" the compensation proposal.

Public Trading Markets

        SCBT common stock is listed for trading on the NASDAQ Global Market under the symbol "SCBT," and Peoples common stock is quoted on the OTC Bulletin Board under the symbol "PBCE." Upon completion of the merger, Peoples common stock will no longer be quoted on the OTC Bulletin Board.

        Under the merger agreement, SCBT will use reasonable best efforts to cause the shares of SCBT common stock to be issued in connection with the merger to be listed on the NASDAQ Global Market, and the merger agreement provides that neither SCBT nor Peoples will be required to complete the merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ Global Market.

SCBT's Dividend Policy

        No assurances can be given that any dividends will be paid by SCBT or that dividends, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the policies and regulations of the Federal Reserve Board, be paid in addition to, or in lieu of, regular cash dividends. Dividends from SCBT will depend, in large part, upon receipt of dividends from SCBT, N.A., and any other banks which SCBT acquires, because SCBT will have limited sources of income other than dividends from SCBT, N.A. and other banks it acquires and earnings from the investment of proceeds from the sale of shares of common stock retained by SCBT. SCBT's board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Any Peoples shareholder wishing to exercise dissenters' rights is urged to consult legal counsel before attempting to exercise dissenters' rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act, or BCA, which consists of Sections 33-13-101 to 33-13-310, may result in the loss of a shareholder's statutory dissenters' rights. In such case, such shareholder will be entitled to receive the merger consideration under the merger agreement.

        The following discussion is a summary of Sections 33-13-101 to 33-13-310 of the BCA, which set forth the procedures for Peoples shareholders to dissent from the proposed merger and to demand statutory dissenters' rights under the BCA. The following discussion is not a complete statement of the provisions of the BCA relating to the rights of Peoples shareholders to receive payment of the fair value of their shares and does not create any rights for shareholders. The only rights of shareholders are those provided by Sections 33-13-101 to 33-13-310 of the BCA, the full text of which is provided in its entirety as Annex C to this proxy statement/prospectus. Unless otherwise required by context, all references in Sections 33-13-101 to 33-13-310 of the BCA and in this section to a "shareholder" are to the holder of record or the beneficial owner of the shares of Peoples common stock as to which dissenters' rights are asserted.

        Chapter 13 of the BCA provides Peoples shareholders who (1) give Peoples written notice, before the vote on the proposal to approve the merger agreement, of their intent to demand payment for their shares if the merger is effectuated and (2) do not vote "FOR" the approval of the merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair value of the Peoples shares owned by such shareholders as of March 1, 2012, the record date for Peoples' special meeting. In accordance with Chapter 13 of the BCA, the fair value of Peoples dissenters' shares will be their value determined immediately prior to effectuation of the merger, exclusive of any appreciation or depreciation in the value of the shares in anticipation of the merger.

        Even though a shareholder who wishes to exercise dissenters' rights may be required to take certain actions following Peoples' special meeting to perfect his or her dissenters' rights, if the merger is abandoned, no Peoples shareholder will have the right to any payment from Peoples. The following discussion is subject to the foregoing qualifications.

Provide Written Notice of Intent to Demand Payment

        Any Peoples shareholder who desires to exercise dissenters' rights must give to Peoples, before the vote on the proposal to approve the merger agreement at the Peoples special meeting, written notice of his, her or its intent to demand payment for his, her or its shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the BCA). Any such written notices should be addressed to: Corporate Secretary, Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640. The notice must be executed by the holder of record or the beneficial owner of the shares of Peoples common stock as to which dissenters' rights are to be exercised. A written notice is effective at the earliest of: (i) when it is received; (ii) five days after its deposit in the U.S. mail, as evidenced by the postmark, if mailed postpaid and correctly addressed; or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

        A beneficial owner may assert dissenters' rights only if he, she or it dissents with respect to all shares of Peoples common stock of which he is the beneficial owner or over which he has power to direct the vote. A beneficial owner asserting dissenters' rights to shares held on his behalf shall notify Peoples in writing of the name and address of the record shareholder of the shares, if known to him. A record shareholder of Peoples common stock may exercise dissenters' rights with respect to fewer than all the shares registered in his, her or its name only if he, she or it dissents with respect to all shares of Peoples common stock beneficially owned by any one person. In such case, the notice submitted by the record shareholder must set forth the name and address of each person on whose behalf the record owner is asserting dissenters' rights.

Not Vote "FOR" the Merger

        Any Peoples shareholder who desires to exercise dissenters' rights must not have voted his, her or its shares "FOR" the approval of the merger agreement. A vote in favor of the approval of the merger agreement cast by the holder of a proxy solicited by Peoples will not disqualify such shareholder from demanding payment for his shares under Chapter 13 of the BCA.

Notice of Approval by Peoples

        If the merger agreement is approved by the Peoples shareholders, Peoples is required within 10 days after the merger is consummated, to those Peoples shareholders who have provided prior written notice of their intent to demand payment for their shares and who have not voted "FOR" the approval of the merger agreement, a written dissenters' notice. Such dissenters' notice will state where your payment demand must be sent and where certificates for shares of Peoples common stock must be deposited; inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received; supply a form containing certain statutory information for demanding payment; set a date by which Peoples must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters' notice is delivered) and a date by which certificates for certificated shares must be deposited (not earlier than 20 days after the demand date) and include a copy of Chapter 13 of the BCA.

Written Demand for Payment and Depositing of Shares

        If you receive a dissenters' notice, you must demand payment, certify whether you (or the beneficial shareholder on whose behalf you are asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenter's notice, and deposit your share certificates in accordance with the terms of the dissenters' notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters' notice, you are not entitled to payment for your shares under the BCA. Any written demands for payment should be sent to: Corporate Secretary, Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640. Shares of Peoples common stock held by shareholders who have properly perfected their dissenters' rights in accordance with Chapter 13 of the BCA and who have not withdrawn their demands or otherwise lost their dissenters' rights are referred to in this summary as dissenting shares.

Payment of Agreed Upon Price

        Following the effective date of the merger, Peoples (SCBT, following the merger) must pay each dissenting shareholder who substantially complied with the payment demand and share deposit requirements the amount it estimates to be the fair value of his, her or its dissenting shares, plus interest accrued from the date of the closing of the merger to the date of payment. The payment must be accompanied by:

  •
  Peoples' balance sheet, income statement, and statement of changes in shareholders' equity as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

  •
  A statement of Peoples' (SCBT's, following the merger) estimate of the fair value of the shares and an explanation of how the fair value was calculated;

  •
  An explanation of the interest calculation;

  •
  A statement of the dissenters' right to demand additional payment (as described below); and

  •
  A copy of Chapter 13 of the BCA.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Peoples must return your deposited certificates within the same 60-day period and release transfer restrictions on uncertificated shares. If after returning your deposited certificates and releasing transfer restrictions the merger is consummated, Peoples (SCBT, following the merger) must send you a new dissenters' notice and repeat the payment demand procedure.

Demand for Additional Payment

        A dissenting shareholder may notify Peoples in writing of his, her or its own estimate of the fair value of the dissenting shares and amount of interest due, and demand payment of the excess of his, her or its estimate of the fair value of the dissenting shares over the amount previously paid by Peoples if:

  •
  you believe that the amount paid is less than the fair value of your Peoples common stock or that the interest is incorrectly calculated;

  •
  Peoples fails to make payment of its estimate of fair value to you within 60 days after the date set for demanding payment; or

  •
  the merger not having been consummated, Peoples does not return your deposited certificates, or release the transfer restrictions on uncertificated shares, within 60 days after the date set for demanding payment.

You waive the right to demand additional payment unless you notify Peoples of your demand in writing within 30 days after Peoples' payment of its estimate of the fair value of your Peoples common stock.

Appraisal Proceeding

        If your demand for payment remains unsettled, Peoples must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint in the circuit court of Pickens County, South Carolina, where Peoples' principal office is located, to determine the fair value of the shares and accrued interest. If Peoples does not commence the proceeding within such 60-day period, Peoples must pay you the amount you demanded. In such appraisal proceeding, the court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. Each dissenting shareholder whose demand for additional payment remains unsettled shall be made a party to the proceeding, and each such dissenter is entitled to judgment for the amount, if any, be which the court finds the fair value of his, her or its dissenting shares, plus interest, exceeds the amount paid by Peoples.

        The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs against Peoples, except the court may assess costs against some or all of the dissenting shareholders, in amounts the court finds equitable, to the extent the dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable: (a) against Peoples if the court finds that it did not comply substantially with Chapter 13 of the BCA or (b) against Peoples or the dissenting shareholders if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Peoples, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

Regulatory Approvals Required for the Merger

        Subject to the terms and conditions of the merger agreement, SCBT and Peoples have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Federal Reserve Board, the OCC and the South Carolina State Board of Financial Institutions. SCBT and Peoples have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board

        The merger of Peoples with SCBT must be approved by the Federal Reserve Board under Section 3 of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act, (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Office of the Comptroller of the Currency

        The bank mergers must be approved by the OCC under the Bank Merger Act. An application for approval of the bank mergers will be filed with the OCC as soon as is practicable and will be subject to a 30-day comment and review period by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (4) the banks' effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank mergers, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

South Carolina State Board of Financial Institutions

        The merger of Peoples and SCBT must be approved by the State Board under the South Carolina Banking and Efficiency Act of 1996. The matters to be addressed in the application to the State Board are the same as the matters to be addressed in the application to the Federal Reserve Board under Section 3 of the BHC Act. In connection with its review, the State Board will provide an opportunity for public comment on the application.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        SCBT and Peoples believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on SCBT or Peoples. However, neither Peoples nor SCBT can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        The parties' obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. SCBT and Peoples will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

        Neither Peoples nor SCBT is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Relating to the Merger

        On January 18, 2012, two purported shareholders of Peoples filed a class action lawsuit in the Court of Common Pleas for the Thirteenth Judicial District, State of South Carolina, County of Pickens, captioned F. Davis Arnette and Mary F. Arnette v. Peoples Bancorporation, Inc., Case No. 2012-CP-39-0064. On March 7, 2012, the plaintiffs in the class action lawsuit filed an Amended Complaint reasserting their initial allegations and making certain additional allegations not contained in the initial Complaint. The Amended Complaint names as defendants Peoples, the current members of Peoples' board of directors, whom we refer to as the director defendants, and SCBT. The Amended Complaint is brought on behalf of a putative class of shareholders of Peoples common stock and seeks a declaration that it is properly maintainable as a class action. The Amended Complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and also alleges that SCBT aided and abetted those breaches of fiduciary duty. The Amended Complaint further alleges that the director defendants breached their fiduciary duties to Peoples' shareholders by improperly securing for themselves certain benefits not shared equally by Peoples' shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirors of Peoples. The Amended Complaint seeks declaratory and injunctive relief to prevent the completion of the merger, an accounting to determine damages sustained by the putative class, and costs including plaintiffs' attorneys' and experts' fees. Each of Peoples and SCBT believes that the claims asserted in the Amended Complaint are without merit.

 THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

 Structure of the Merger

        Each of Peoples' board of directors and SCBT's board of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of Peoples with and into SCBT, with SCBT continuing as the surviving entity in the merger. Immediately following the merger, The Peoples National Bank, Bank of Anderson, N.A. and Seneca National Bank, each a wholly-owned bank subsidiary of Peoples, will merge with SCBT, N.A., a wholly-owned bank subsidiary of SCBT, with SCBT, N.A. continuing as the surviving bank.

Merger Consideration

        Each shareholder of Peoples common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Peoples common stock held by Peoples or SCBT or Peoples shareholders properly asserting dissenters' rights at the time of the completion of the merger, will receive 0.1413 of a share of SCBT common stock for each share of Peoples common stock held immediately prior to the merger. For further information on asserting dissenters' rights in the merger, see "The Merger—Dissenters' Rights in the Merger."

        If the number of shares of common stock of SCBT or Peoples changes before the merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the exchange ratio and merger consideration will be proportionately adjusted.

Fractional Shares

        SCBT will not issue any fractional shares of SCBT common stock in the merger. Instead, a Peoples shareholder who otherwise would have received a fraction of a share of SCBT common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of SCBT common stock to which the holder would otherwise be entitled by the SCBT closing share value.

Governing Documents; Directors and Officers

        At the effective time of the merger, the articles of incorporation and bylaws of SCBT in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law. The directors and officers of SCBT in office immediately prior to the effective time of the merger, together with such additional persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of SCBT.

 Treatment of Peoples Stock Options and Other Equity-Based Awards

Peoples Options

        The directors (including directors of Peoples' subsidiary banks), executive officers and other employees of Peoples held options to purchase an aggregate of 127,075 shares of common stock as of March 20, 2012. Each Peoples option that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into an obligation of SCBT to pay each holder an amount equal to the product of (i) the applicable per share Black-Scholes amount and (ii) the number of shares of common stock subject to the Peoples option.

Peoples Restricted Shares

        The executive officers and other employees of Peoples have been granted an aggregate of 60,700 Peoples restricted shares which are outstanding as of March 20, 2012. As of the effective time, each Peoples restricted share will vest in full, become free of all restrictions and the holder of Peoples restricted shares will receive the merger consideration for each such Peoples restricted share.

        For further information on the treatment of the Peoples equity or equity-based awards, see "The Merger—Interests of Peoples' Directors and Executive Officers in the Merger."

Redemption of Preferred Stock Held by the United States Department of the Treasury

        At the request of SCBT, Peoples will use its reasonable best efforts to cause or facilitate the repurchase or redemption by SCBT concurrently with or immediately after the completion of the merger of all (or such portion as SCBT may designate) of the issued and outstanding shares of Peoples Series T Preferred Stock and Peoples Series W Preferred Stock issued in connection with the United States Department of the Treasury's Capital Purchase Program (we refer to this repurchase or redemption as the TARP redemption). The TARP redemption will be made on the terms and conditions set forth in the Certificates of Determination for the Series T and Series W Preferred Stock and otherwise as reasonably acceptable to SCBT.

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective when the Articles of Merger, as described in Section 33-11-105 of the BCA, are accepted for filing by the Secretary of State of the State of South Carolina. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time on a date no later than three business days after the satisfaction or waiver of the last of the conditions specified in the merger agreement, or such other date as mutually agreed to by the parties. It currently is anticipated that the completion of the merger will occur in the second quarter of 2012 subject to the receipt of regulatory approvals and other customary closing conditions, but neither Peoples nor SCBT can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of Peoples common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates or book-entry shares representing shares of Peoples common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of Peoples common stock immediately prior to the completion of the merger. These materials will contain instructions on how to surrender shares of Peoples common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Peoples common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if reasonably required, such bond as SCBT may determine is necessary as indemnity against any claim that may be made against SCBT with respect to such lost, stolen or destroyed certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Peoples other than to settle transfers of Peoples common stock that occurred prior to the effective time of the merger.

Withholding

        SCBT and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Peoples shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        Whenever a dividend or other distribution is declared by SCBT on SCBT common stock, the record date for which is after the effective time of the merger, the declaration will include dividends or other distributions on all shares of SCBT common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered his, her or its Peoples stock certificates.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of SCBT and Peoples, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between SCBT and Peoples rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of SCBT, Peoples or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by SCBT or Peoples. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of SCBT and Peoples relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The merger agreement contains representations and warranties made by Peoples to SCBT relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  reports to regulatory authorities;

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  financial statements, internal controls and absence of undisclosed liabilities;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  labor matters;

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  compliance with applicable laws;

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  certain material contracts;

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  agreements with regulatory authorities;

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  investment securities;

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  derivative instruments and transactions;

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  environmental matters;

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  insurance matters;

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  real and personal property;

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  intellectual property matters;

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  broker's fees payable in connection with the merger;

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  inapplicability of the Investment Company Act of 1940, as amended;

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  loan matters;

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  related party transactions;

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  inapplicability of takeover statutes; and

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  the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

        The merger agreement contains representations and warranties made by SCBT to Peoples relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  legal proceedings;

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  the absence of certain changes or events;

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  reports to regulatory authorities;

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  financial statements;

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  compliance with applicable laws;

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  tax matters;

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  broker's fees payable in connection with the merger; and

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  the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

        Certain representations and warranties of SCBT and Peoples are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to Peoples, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Peoples and its subsidiaries taken as a whole or (2) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Peoples to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement; provided that in the case of clause (1) of this sentence, a material adverse effect will not be deemed to include any event, circumstance, development, change or effect to the extent resulting from:

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  changes in GAAP, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  changes in laws generally applicable to companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  changes in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of a party's common stock, in and of itself, but not including any underlying causes thereof;

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  public disclosure of the merger agreement;

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  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates; or

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  any valuation allowance required by GAAP or applicable law in respect of the deferred tax asset of Peoples reflected in the unaudited consolidated balance sheet of Peoples and its subsidiaries, dated as of September 30, 2011, included in Peoples' SEC Documents, but not including any underlying causes thereof.

        A "material adverse effect," when used in reference to SCBT, means any event, development, change or effect that prevents, or would be reasonably likely to prevent, Parent from consummating the transactions contemplated hereby.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Peoples has agreed that, prior to the effective time of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use reasonable best efforts to preserve intact its business organization, rights, franchises and current relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Peoples or SCBT to obtain any required regulatory approvals or to perform their respective obligations under the merger agreement.

        Additionally, Peoples has agreed that prior to the effective time of the merger, except as expressly required by the merger agreement or with the prior written consent of SCBT, Peoples will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

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  (1) incur indebtedness or guarantee indebtedness of another person, except in the ordinary course of business consistent with past practice or (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

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  (1) adjust, split, combine or reclassify any capital stock; (2) set any record or payment dates for any dividends or distributions on its capital stock, make, declare or pay any dividend or distribution (other than regular quarterly cash dividends on Peoples preferred stock consistent with past practice) or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest (except for the redemption of Peoples Series T Preferred Stock and Peoples Series W Preferred Stock); (3) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant any right to acquire any shares of its capital stock; (4) issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Peoples subsidiary, except upon the exercise of Peoples options or Peoples restricted shares outstanding as of the date of the merger agreement or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

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  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a subsidiary), except (1) subject to certain restrictions, sales of loans, loan participations and investment securities in the ordinary course of business consistent with past practice, (2) as required by certain contracts or agreements in force as of the date of the merger agreement and (3) sales of other real estate owned in the ordinary course of business consistent with past practice;

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  acquire direct or indirect control over any business or corporate entity or make any other investment in any person, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Peoples;

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  grant any Peoples options, Peoples restricted shares, awards based on the value of Peoples' capital stock or other equity-based award with respect to shares of Peoples common stock under any Peoples employee benefit plan or otherwise, or grant any person any right to acquire any shares of Peoples capital stock;

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  except as required under applicable law or the terms of any Peoples employee benefit plan, (1) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, (2) amend any employee benefit plan in a manner that would result in any increase in cost, (3) increase or agree to increase the compensation or benefits payable to any employee, officer, director or consultant, (4) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (5) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (6) provide any funding for any rabbi trust or similar arrangement, (7) accelerate the vesting of or lapsing of restrictions with respect to any Peoples employee benefit plan or (8) hire, transfer, promote or terminate the employment of any employee who has a target annual compensation of $50,000 or more;

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  settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $50,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims; or agree to any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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  pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

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  make any change in accounting methods or systems of internal accounting controls, except as required by GAAP as concurred in by Peoples' independent auditors, or revalue in any material respect any of its assets, except as required by GAAP and in the ordinary course of business consistent with past practice;

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  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

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  amend its articles of incorporation or bylaws or comparable organizational documents;

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  (1) materially restructure or materially change its investment securities portfolio or its gap position or the manner in which the portfolio is classified or reported, (2) or invest in any mortgage-backed or mortgage-related securities that would be considered "high-risk" securities under applicable regulatory pronouncements or (3) purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than fifteen years for Peoples' own account or any subsidiary's own account without previously consulting with SCBT;

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  enter into, modify, amend or terminate any material contract, other than in the ordinary course of business consistent with past practice;

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  change in any material respect its credit policies and collateral eligibility requirements and standards, except as may be required by a regulatory authority;

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  fail to use reasonable best efforts to take any action that is required under an agreement with a regulatory authority or take any action that violates such an agreement;

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  except as required by applicable law, regulation or policies, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

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  permit the construction of new structures upon, or purchase or lease any real property in respect of, any branch or other facility, or file any application or take any other action to establish, relocate or terminate the operation of any banking office;

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  make, or commit to make, any capital expenditures in excess of $25,000 in the aggregate;

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  without previously notifying and consulting with SCBT, and except to the extent approved by Peoples and committed to prior to the date of the merger agreement and disclosed to SCBT, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan relationship aggregating in excess of $500,000, or amend or modify in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower in excess of $500,000;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the completion of the merger and the other transactions contemplated by the merger agreement, except as may be required by applicable laws;

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  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

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  agree to take, make any commitment to take or adopt any resolutions of Peoples' board of directors in support of, any of the above prohibited actions.

        SCBT has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, SCBT has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of Peoples, SCBT will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

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  except as may be otherwise required or permitted by the merger agreement, amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Peoples common stock or that would materially impede SCBT's ability to consummate the merger and the other transactions contemplated by the merger agreement;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the completion of the merger and the other transactions contemplated by the merger agreement, except as may be required by applicable laws;

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  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

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  agree to take, make any commitment to take or adopt any resolutions of SCBT's board of directors in support of, any of the above prohibited actions.

Regulatory Matters

        SCBT and Peoples have agreed to use their respective reasonable best efforts to take all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger and the other transactions contemplated by the merger agreement and to obtain all permits, consents, authorizations, waivers or approvals of any regulatory authority required or advisable in connection with the merger and the other transactions contemplated by the merger agreement. SCBT and Peoples will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement. However, in no event will SCBT be required, and will Peoples and its subsidiaries be permitted (without SCBT's written consent), to take any action or agree to any condition or restriction if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of SCBT or Peoples and its subsidiaries, taken as a whole (measured on a scale relative to Peoples and its subsidiaries, taken as a whole) (including, without limitation, any determination by a regulatory authority that the bank mergers may not be consummated simultaneously with effective time of the merger, or that certain agreements between Peoples' bank subsidiaries and their regulators will not terminate and be of no further force and effect following the bank mergers (and without on-going conditions or restrictions)).

Tax Matters

        SCBT and Peoples have agreed to use their respective reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to not knowingly take any action that could reasonably be expected to prevent the merger from so qualifying.

Employee Matters

        The merger agreement provides that, for a period of 12 months after the completion of the merger, SCBT will provide to employees of Peoples and its subsidiaries, who are actively employed as of the completion of the merger (to the extent they continue to be actively employed following the completion of the merger), life insurance, accidental death and disability and medical benefit plans that, in the aggregate, are substantially similar to such plans that are generally available to similarly situated employees of SCBT. The service of Peoples employees prior to the completion of the merger will be treated as service with SCBT for purposes of eligibility, participation, vesting and benefit accrual under SCBT's employee benefit plans, subject to customary exclusions.

Director and Officer Indemnification and Insurance

        The merger agreement provides that after the completion of the merger, SCBT will indemnify and hold harmless all present and former directors and officers of Peoples against all liabilities arising out of the fact that such person is or was a director or officer of Peoples if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the fullest extent permitted by applicable law and Peoples' governing documents.

        The merger agreement requires SCBT to use its reasonable best efforts to maintain for a period of six years after completion of the merger Peoples' existing directors' and officers' liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy (or, with the consent of Peoples prior to the completion of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, SCBT is not required to incur annual premium payments greater than 250% of Peoples' current annual directors' and officers' liability insurance premium. In lieu of the foregoing, prior to the completion of the merger, SCBT may obtain a six-year "tail" prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of SCBT common stock to be issued in the merger, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Peoples Shareholder Meeting and Recommendation of Peoples' Board of Directors

        Peoples has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Peoples will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders approve and adopt the merger agreement.

        The board of directors of Peoples has agreed to recommend that Peoples' shareholders vote in favor of approval of the merger agreement and to not withdraw or modify such recommendation in any manner adverse to SCBT (which we refer to as a change in Peoples' recommendation).

Agreement Not to Solicit Other Offers

        For purposes of the merger agreement:

  •
  an "acquisition proposal" means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Peoples or any of its subsidiaries that, if consummated, would constitute an "alternative transaction" (as described below); and

  •
  an "alternative transaction" means (1) any transaction pursuant to which any person (or group of persons) other than SCBT or its affiliates acquires or would acquire more than 20% of the outstanding shares of Peoples common stock or outstanding voting power of Peoples, or more than 20% of the outstanding shares or voting power of any other series or class of capital stock of Peoples that would be entitled to a class or series vote with respect to the merger, whether from Peoples or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation or other business combination involving Peoples (other than the merger), (3) any transaction pursuant to which any person (or group of persons) other than SCBT or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Peoples subsidiaries and securities of the entity surviving any merger or business combination involving any Peoples subsidiary) of Peoples or any of its subsidiaries representing more than 20% of the fair market value of all the assets, deposits, net revenues or net income of Peoples and its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving Peoples or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Peoples common stock immediately prior to such transaction do not, in the aggregate, own at least 80% of each of the outstanding shares of Peoples common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of Peoples common stock immediately prior to the completion of such transaction.

        Peoples also has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate (including by furnishing information) or take any other action designed to facilitate, any acquisition proposal;

  •
  participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal; or

  •
  enter into any agreement regarding any alternative transaction or acquisition proposal.

        However, if Peoples is not otherwise in violation of its agreement not to solicit other offers, the Peoples board of directors may, directly or through representatives and pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to Peoples than those contained in the confidentiality agreement that exists between Peoples and SCBT, provide information to, and engage in negotiations or discussions with, a person who, after the date of the merger agreement, has made a bona fide, unsolicited written acquisition proposal, but only if the Peoples board of directors, after consulting with and considering the advice of its outside financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under South Carolina law.

        Peoples has also agreed to provide SCBT written notice within 24 hours following the receipt of any acquisition proposal, material modification to any acquisition proposal or request for nonpublic information or access to Peoples' or its subsidiaries' properties, books or records by any person that has made or, to Peoples' knowledge, may be considering making, an acquisition proposal. The notice will indicate the identity of the person making the acquisition proposal or requesting nonpublic information or access and the material terms of the acquisition proposal or modification to an acquisition proposal. Peoples shall keep SCBT fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such acquisition proposal, indication or request.

        Peoples and its subsidiaries have agreed to (1) immediately cease and cause to be terminated any existing discussions or negotiations conducted with any third party with respect to any alternative transaction or acquisition proposal, (2) enforce and not release any third party from the confidentiality and standstill provisions of any agreement to which Peoples or its subsidiaries is a party and (3) immediately terminate any approval previously given under any such provisions authorizing any person to make an acquisition proposal.

        The merger agreement provides that the Peoples' board of directors may disclose to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Securities and Exchange Act of 1934, as amended. However, such Rules will not eliminate or modify the effect that any action would otherwise have under the merger agreement and any disclosure (other than solely a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be treated as a modification of Peoples' recommendation.

Conditions to Complete the Merger

        SCBT's and Peoples' respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

  •
  the approval of the merger agreement by Peoples' shareholders;

  •
  the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of SCBT or Peoples and its subsidiaries, taken as a whole (measured on a scale relative to Peoples and its subsidiaries, taken as a whole), and the expiration or termination of all related statutory waiting periods. Such condition or restriction may include, without limitation, any determination by a regulatory authority that the bank mergers may not be consummated simultaneously with the effective time of the merger or that certain agreements between Peoples' bank subsidiaries and their regulators will not terminate and be of no further force and effect at the effective time of the bank mergers;

  •
  the absence of any order, injunction, decree or judgment by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  the authorization of the listing of the SCBT common stock to be issued in the merger on the NASDAQ Global Market, subject to official notice of issuance;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the SCBT common stock to be issued in the merger under the Exchange Act, and the absence of any stop order or proceedings threatened by the SEC for that purpose;

  •
  the accuracy of the representations and warranties of each other party in the merger agreement as of the day on which the merger is completed, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effects); and

  •
  receipt by each of SCBT and Peoples of an opinion of legal counsel as to certain tax matters.

        SCBT's obligations to complete the merger are further subject to (1) the bank mergers having been consummated and (2) the termination of each of the two formal agreements between the OCC and The Peoples National Bank and Bank of Anderson, N.A., respectively, in each case either immediately prior to or substantially simultaneously with the merger.

        Neither Peoples nor SCBT can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Peoples nor SCBT has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

  •
  the merger has not been completed by September 19, 2012 (we refer to this date, as extended, as the end date), if the failure to complete the merger by the end date is not caused by the terminating party's breach of the merger agreement;

  •
  any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a regulatory authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement; or

  •
  there is a breach by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach.

        In addition, SCBT may terminate the merger agreement in the following circumstances:

  •
  Peoples' board of directors fails to recommend to the Peoples shareholders that they approve the merger agreement or withdraws, modifies or qualifies, or proposes or resolves to withdraw, modify or qualify, such recommendation in a manner adverse to SCBT;

  •
  Peoples' board of directors fails to comply in all material respects with its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described above in "—Peoples Shareholder Meeting and Recommendation of Peoples' Board of Directors";

  •
  Peoples' board of directors approves, recommends or endorses, or proposes or resolves to approve, recommend or endorse, an alternative transaction or acquisition proposal; or

  •
  Peoples' shareholders do not approve the merger agreement and the transactions it contemplates at the special meeting or adjournment thereof.

Effect of Termination

        If the merger agreement is terminated, it will become void, except that (1) both SCBT and Peoples will remain liable for any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Peoples will pay SCBT a $1.5 million termination fee in the following circumstances:

  •
  if the merger agreement is terminated by SCBT in the following circumstances:

  •
  Peoples' board of directors fails to recommend to the Peoples shareholders that they approve the merger agreement or withdraws, modifies or qualifies, or proposes or resolves to withdraw, modify or qualify, such recommendation in a manner adverse to SCBT;

  •
  Peoples' board of directors fails to comply in all material respects with its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described above in "—Peoples Shareholder Meeting and Recommendation of Peoples' Board of Directors"; or

  •
  Peoples' board of directors approves, recommends or endorses, or proposes or resolves to approve, recommend or endorse, an alternative transaction or acquisition proposal.

  •
  if the merger agreement is terminated by SCBT or Peoples in the following circumstances:

  •
  (1) an acquisition proposal or intent to make an acquisition proposal is made known to Peoples or its shareholders after the date of the merger agreement; (2) thereafter the merger agreement is terminated (a) by SCBT or Peoples because the merger has not been completed by the end date and Peoples' shareholders have not yet approved the merger agreement, (b) by SCBT following a breach by Peoples or (c) by SCBT, because Peoples shareholders fail to approve the merger agreement at the shareholder meeting; and (3) Peoples consummates an alternative transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an alternative transaction, in each case within 18 months of the date the merger agreement is terminated.

 Expenses and Fees

        Except as set forth above, each of SCBT and Peoples will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, SCBT and Peoples may amend the merger agreement by written agreement. However, after any approval of the merger agreement by Peoples' shareholders, there may not be, without further approval of Peoples' shareholders, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement.

Voting Agreements

        In connection with entering into the merger agreement, SCBT entered into a voting and support agreement with each of the directors of Peoples, as well as Alexander C. Dye, Director of Expansion and Development of Peoples, which we refer to collectively as the voting agreements. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached to this proxy statement/prospectus as Annex D.

        Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote his, her or its shares of Peoples common stock:

  •
  in favor of the approval of the merger agreement;

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  in favor of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for approval of the merger agreement on the date on which such shareholder meeting is held;

  •
  in favor of any action in furtherance of either of the foregoing;

  •
  against any action or agreement that is intended, or could be reasonably expected to, result in a breach of any representation, warranty, covenant or obligation of Peoples in the merger agreement or impair the ability of Peoples to complete the merger or that would otherwise be inconsistent with, prevent, impede or delay the completion of the merger; and

  •
  against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction, other than the merger and the other transactions contemplated by the merger agreement.

        The voting agreements provide that each shareholder party to a voting agreement will not, other than pursuant to the merger, directly or indirectly:

  •
  sell (including short sell), transfer, pledge, encumber or otherwise dispose of (including by gift) any of such shareholder's shares of Peoples common stock; or

  •
  enter into any contract providing for any action described in the preceding bullet.

        The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

        As of the record date, the shareholders that are party to the voting agreements beneficially own an aggregate of approximately 1,136,608 outstanding shares of Peoples common stock, which represent approximately 16.1% of the shares of Peoples common stock entitled to vote at the special meeting.

ACCOUNTING TREATMENT

        The merger will be accounted for as an acquisition by SCBT using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Peoples as of the effective time of the merger will be recorded at their respective fair values and added to those of SCBT. Any excess of purchase price over the fair values is recorded as goodwill. The consolidated financial statements of SCBT will reflect these fair values and the results of operations of Peoples only after the merger closes and will not be restated retroactively to reflect the historical financial position or results of operations of Peoples. The purchase price will be determined by adding (1) the product obtained by multiplying (a) the number of shares of Peoples common stock to be cancelled in the merger, (b) 0.1413, the exchange ratio, and (c) the closing price of SCBT's common shares on the last trading day prior to the date of acquisition, (2) the amount of cash paid by SCBT for Peoples' outstanding stock options and (3) the amount of cash paid to redeem Peoples' outstanding Series T and Series W Preferred Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general discussion of certain material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of Peoples common stock that exchange their shares of Peoples common stock for shares of SCBT common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders of shares of Peoples common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Peoples common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Peoples common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of Peoples common stock).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Peoples common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Peoples common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Peoples common stock, and any partners in such partnership, should consult their own tax advisors.

        Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

 Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. It is a condition to the obligation of SCBT to complete the merger that SCBT receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Peoples to complete the merger that Peoples receive an opinion from Haynsworth Sinkler Boyd, P.A., dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by SCBT and Peoples and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. SCBT and Peoples have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        Provided the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, upon exchanging your Peoples common stock for SCBT common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of SCBT common stock (as discussed below). The aggregate tax basis of the SCBT common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of Peoples common stock you surrender in the merger. Your holding period for the shares of SCBT common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of Peoples common stock that you surrender in the merger. If you acquired different blocks of Peoples common stock at different times or at different prices, the SCBT common stock you receive will be allocated pro rata to each block of Peoples common stock, and the basis and holding period of each block of SCBT common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Peoples common stock exchanged for such block of SCBT common stock.

Cash Instead of Fractional Shares

        If you receive cash instead of a fractional share of SCBT common stock, you will be treated as having received such fractional share of SCBT common stock pursuant to the merger and then as having received cash in exchange for such fractional share of SCBT common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of SCBT common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Peoples common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        If you are a non-corporate holder of Peoples common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Peoples common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

 DESCRIPTION OF CAPITAL STOCK OF SCBT

        As a result of the merger, Peoples shareholders who receive shares of SCBT common stock in the merger will become shareholders of SCBT. Your rights as shareholders of SCBT will be governed by South Carolina law and the articles of incorporation and the amended and restated bylaws of SCBT. The following briefly summarizes the material terms of SCBT common stock. We urge you to read the applicable provisions of the South Carolina Business Corporation Act, SCBT's articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of SCBT's and Peoples' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

        SCBT's authorized capital stock consists of 40,000,000 shares of common stock, par value $2.50 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 14,056,363 shares of SCBT common stock outstanding, 0 shares of SCBT preferred stock outstanding and warrants to purchase 0 shares of SCBT common stock outstanding.

Common Stock

Dividend Rights

        SCBT can pay dividends if, as and when declared by SCBT's board of directors, subject to compliance with limitations imposed by law. The holders of SCBT common stock will be entitled to receive and share equally in these dividends as they may be declared by SCBT's board of directors out of funds legally available for such purpose. If SCBT issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

        Each holder of SCBT common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a majority of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors. If SCBT issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation Rights

        In the event of liquidation, dissolution or winding-up of SCBT, whether voluntary or involuntary, the holders of SCBT common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of SCBT available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

        Holders of the common stock of SCBT will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if SCBT issues more shares in the future. Therefore, if additional shares are issued by SCBT without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest in SCBT may be subject to dilution.

        For more information regarding the rights of holders of SCBT common stock, see "Comparison of Shareholders' Rights."

 Preferred Stock

        SCBT's articles of incorporation permit SCBT's board of directors to issue up to 10,000,000 shares of preferred stock in one or more series, with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by SCBT's board of directors without any further action by SCBT shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

 COMPARISON OF SHAREHOLDERS' RIGHTS

        If the merger is completed, holders of Peoples common stock will receive shares of SCBT common stock in exchange for their shares of Peoples common stock. Both Peoples and SCBT are organized under the laws of the State of South Carolina. The following is a summary of the material differences between (1) the current rights of Peoples shareholders under the BCA and Peoples' articles of incorporation and bylaws and (2) the current rights of SCBT shareholders under the BCA and SCBT's articles of incorporation and bylaws.

        SCBT and Peoples believe that this summary describes the material differences between the rights of holders of SCBT common stock as of the date of this proxy statement/prospectus and the rights of holders of Peoples common stock as of the date of this proxy statement/prospectus, however, it does not purport to be a complete description of those differences. Copies of SCBT's and Peoples' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

SCBT

        SCBT's articles of incorporation authorize it to issue up to 40,000,000 shares of common stock, par value $2.50 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 14,056,363 shares of SCBT common stock outstanding, 0 shares of SCBT preferred stock outstanding and warrants to purchase 0 shares of SCBT common stock outstanding.

Peoples

        Peoples' articles of incorporation authorize Peoples to issue up to 15,000,000 shares of common stock, par value $1.11 per share, and 15,000,000 shares of preferred stock, no par value. As of the record date, there were 7,039,263 shares of Peoples common stock outstanding and 13,293 shares of Peoples preferred stock outstanding.

Voting Limitations

SCBT

        Section 35-2-101 et seq. of the Code of Laws of South Carolina contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation's shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which SCBT has done pursuant to its bylaws. Accordingly, the South Carolina control share acquisition statute does not apply to acquisitions of shares of SCBT common stock. Although not anticipated, SCBT could seek shareholder approval of an amendment to its bylaws to eliminate the opt-out provision. See "—Amendments to Articles of Incorporation and Bylaws."

Peoples

        Neither Peoples' articles of incorporation nor its bylaws contain a provision opting out of the South Carolina control share acquisition statute described above. Accordingly, the provisions of the control share acquisition statute, which limit the voting rights of any shareholder who acquires more than one-fifth of the issued and outstanding shares of Peoples voting stock in the manner described above, currently apply to Peoples shareholders.

Size of Board of Directors

SCBT

        SCBT's articles of incorporation currently provide that SCBT's board of directors shall consist of a maximum of twenty directors and that directors may increase membership on the board of directors up to this maximum. The provisions of SCBT's articles of incorporation concerning the size of SCBT's board of directors may only be amended or repealed by a vote of not less than 80% of the outstanding voting stock of SCBT. SCBT's board of directors currently has 16 directors.

Peoples

        Peoples' bylaws provide that the size of its board of directors shall be determined by resolution of the Peoples board of directors at any meeting thereof, but shall never be less than six. Increases or decreases in the number of directors shall not exceed thirty percent of the number of directors last approved by Peoples shareholders, unless such increase or decrease is separately approved by Peoples shareholders. In the absence of a specific approval of a number of directors by the shareholders, the shareholders will be deemed to have approved, at each annual meeting, the number of directors holding office at the end of such meeting. Peoples' board of directors currently has 14 directors.

Cumulative Voting and Election of Directors

SCBT

        SCBT shareholders do not have the right to cumulate their votes with respect to the election of directors. In order to be elected, each director nominee must receive a majority of votes cast by SCBT common shareholders at each annual meeting of the shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

Peoples

        Under South Carolina law, shareholders may cumulate their votes for directors unless a corporation's articles of incorporation provide otherwise. Peoples' articles of incorporation do not prevent cumulative voting, so Peoples' shareholders have the right to cumulate their votes for directors upon compliance with requirements of the BCA. Directors are elected by a plurality of the votes cast by Peoples shareholders.

Classes of Directors

SCBT

        SCBT's board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Peoples

        Peoples' board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms unless a shorter term is specified by the Peoples board of directors.

 Removal of Directors

SCBT

        Directors may be removed, with or without cause, only by the affirmative vote of holders of 80% of SCBT's common shares. Cause shall mean fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to SCBT and shall be established after written notice of specific charges and the opportunity to meet and refute such charges.

Peoples

        Peoples' bylaws provide that at any meeting of Peoples shareholders called expressly to remove a Peoples director, any director or the entire board of directors may be removed, with or without cause, by a vote of the Peoples shareholders; provided, however, that a director may not be removed if the votes cast against the director's removal would be sufficient to cause the director to be elected under cumulative voting.

Filling Vacancies on the Board of Directors

SCBT

        Except in the event that a director is serving at the election of the preferred stockholders, newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason, including removal of an officer or director with or without cause, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists. The term of any director elected to fill a vacancy shall expire at the next meeting of shareholders at which directors are elected.

Peoples

        Any vacancy occurring in the Peoples board of directors (by death, resignation or removal or through an increase in the number of directors in any class, or otherwise) may be filled by the affirmative vote of a majority of the remaining directors to the extent permitted by law. A director elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders.

Special Meetings of Shareholders

SCBT

        Under SCBT's bylaws, special meetings of shareholders may be called by the President, the Chairman of the Board of Directors, a majority of SCBT's board of directors or by the holders of not less than ten percent (10%) of all SCBT common shares entitled to vote at such meeting. The place of such meetings shall be designated by the directors.

Peoples

        Under Peoples' bylaws, a special meeting of the shareholders may be called at any time by the Chief Executive Officer, the Chairman of the Board of Directors or a majority of Peoples' board of directors. Only such business will be transacted at a special meeting as may be stated or indicated in the notice of such meeting.

 Quorum

SCBT

        Under SCBT's bylaws, a majority of SCBT common shares entitled to vote shall constitute a quorum for the transaction of business at any meeting of SCBT shareholders except a special meeting called to consider a merger, consolidation or sale of substantially all of the assets of SCBT that has not been recommended by SCBT's board of directors, at which 80% of SCBT common shares entitled to vote shall be necessary to constitute a quorum. If a quorum is not present or represented at a meeting of shareholders, a meeting may be adjourned despite the absence of a quorum.

Peoples

        Peoples' bylaws provide that the holders of a majority of the outstanding Peoples' common shares entitled to vote, present in person or represented by proxy, will constitute a quorum at any meeting of shareholders, except as otherwise provided by law.

Dividends

SCBT

        Under South Carolina law, which is the law of the state where SCBT is incorporated, SCBT may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as they become due in the ordinary course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time the dividend was declared, to satisfy the preferential rights of any holders of SCBT preferred shares. In addition, the Federal Reserve Board has the authority to restrict dividends issued by bank holding companies, including SCBT.

Peoples

        Peoples is also subject to the same statutory restrictions on declaring dividends, because Peoples is also incorporated in South Carolina. In addition, Peoples is currently subject to a memorandum of understanding with the Federal Reserve Bank of Richmond and The Peoples National Bank and Bank of Anderson, N.A., both subsidiary banks of Peoples, are both subject to formal agreements with the OCC. Each of the memorandum of understanding and the formal agreements restricts Peoples and Peoples' subsidiary banks from declaring dividends without the prior authorization of the appropriate regulatory authority.

Notice of Shareholder Meetings

SCBT

        SCBT's bylaws provide that SCBT must give written notice between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such meeting and to each other shareholder entitled to notice of the meeting. The notice must state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes of the meeting. Additionally, if at any meeting SCBT's bylaws are to be altered, repealed, amended, or adopted, notice of such meeting must make this clear.

Peoples

        Peoples' bylaws provide that Peoples must give written notice, either personally or by mail, between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such a meeting. The notice shall state the place, date and hour, and, in the case of a special meeting, the purpose or purposes for which the special meeting is called.

Anti-Takeover Provisions and Other Shareholder Protections

SCBT

        Under SCBT's articles of incorporation, certain business combinations (for example, mergers, share exchanges, consolidations or a sale of all or substantially all of SCBT's assets) that are not recommended by SCBT's board of directors require, in addition to any vote required by law, the approval of the holders of at least 80% of the outstanding SCBT shares entitled to vote on such business combinations. In addition, if such business combination involves any SCBT shareholder owning or controlling 20% or more of the SCBT's voting stock at the time of the proposed transaction (which we refer to as a controlling party), and (1) certain fair price requirements are not satisfied or (2) the business combination is not recommended by a majority of the entire SCBT board of directors, then such business combination must be approved by at least 80% of the outstanding SCBT shares entitled to vote on such business combination and at least 67% of the outstanding SCBT shares entitled to vote on such business combination that are not held by the controlling party.

Peoples

        Under Peoples' articles of incorporation, Peoples is not permitted to enter into certain business combinations (for example, mergers, consolidations, a sale of all or substantially all of Peoples' assets or share reclassifications) that involve a Peoples shareholder owning 10% or more of the outstanding shares of Peoples voting stock (which we refer to as a major stockholder) unless (1) the business combination was approved by the Peoples board of directors prior to the major stockholder becoming such, (2) the major stockholder obtained the unanimous prior approval of the Peoples board of directors to become a major stockholder, and the business combination was approved by a majority of Peoples directors who were Peoples directors prior to the major stockholder becoming such, (3) the business combination was approved by at least 80% of Peoples directors who were Peoples directors prior to the major stockholder becoming such or (4) the business combination was approved by the holders of at least 80% of the outstanding Peoples shares entitled to vote and 80% of the outstanding Peoples shares beneficially owned by holders other than the major stockholder.

Limitation of Personal Liability of Officers and Directors

        Both SCBT's and Peoples' articles of incorporation provide for the elimination or limitation of director liability for monetary damages to the maximum extent allowed by South Carolina law.

Indemnification of Directors and Officers and Insurance

SCBT

        SCBT's bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. SCBT may advance reasonable expenses to directors, provided that if required by law, such advancement of expenses shall only be made if the director seeking such advancement provides SCBT with a written affirmation of his good faith belief that he met the standard of conduct required by law and a written undertaking to repay the advance if it is ultimately determined that he did not meet that standard of conduct. SCBT's bylaws further provide that SCBT may, to the extent authorized from time to time by SCBT's board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of the SCBT consistent with the other provisions of SCBT's bylaws concerning the indemnification and advancement of expenses to SCBT directors.

        SCBT's bylaws provide that SCBT may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of SCBT or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SCBT would have the power to indemnify such person against such expense, liability or loss under applicable law.

Peoples

        Peoples' articles of incorporation provide that Peoples will indemnify any current or former director, officer, employee or agent of Peoples to the fullest extent authorized by law.

Amendments to Articles of Incorporation and Bylaws

SCBT

        The BCA provides that SCBT's articles of incorporation generally may be amended upon approval by the board of directors and the holders of two-thirds of the SCBT outstanding shares entitled to vote. Pursuant to SCBT's articles of incorporation, however, the amendment of certain provisions of the articles of incorporation requires the vote of the holders of at least 80% of the SCBT's outstanding shares. These include provisions relating to issuing SCBT's capital stock; the approval of certain business combinations not approved by SCBT's board of directors; the number, classification, election and removal of directors; and amendments to SCBT's bylaws.

        SCBT's bylaws may be amended either by a majority of the entire SCBT board of directors or by a vote of the holders of at least 80% of SCBT's outstanding shares entitled to vote.

Peoples

        The BCA provides that Peoples' articles of incorporation generally may be amended upon approval by the board of directors and the holders of two-thirds of the Peoples outstanding shares entitled to vote. However, the amendment of the provisions of Peoples' articles of incorporation concerning business combinations with major stockholders must be approved by at least 80% of the outstanding Peoples shares entitled to vote and 80% of the outstanding Peoples shares beneficially owned by holders other than the major stockholder.

        Peoples' bylaws may be amended by a majority of the outstanding shares entitled to vote or by the board of directors.

Action by Written Consent of the Shareholders

SCBT

        Under SCBT's bylaws, SCBT shareholders may act without a shareholder meeting by written consent. Such written consent must set forth the action so taken and be signed by the holders of all SCBT's outstanding shares entitled to vote upon such action or their attorneys-in-fact or proxy holders.

Peoples

        Under Peoples' bylaws, any action which may be taken, or is required by law, Peoples' articles of incorporation, or Peoples' bylaws to be taken at a meeting of shareholders may be taken without a shareholder meeting if a consent in writing, setting forth the action so taken, is signed by all of the Peoples shareholders entitled to vote on such action. Such consent shall have the same force and effect as a unanimous vote of such shareholders.

 Shareholder Rights Plan

        Neither SCBT nor Peoples currently has a shareholder rights plan in effect.

Rights of Dissenting Shareholders

        The dissenters' rights of both Peoples and SCBT shareholders are governed in accordance with the BCA. Under South Carolina law, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value of the shareholder's shares in the event of (1) the consummation of a plan of merger if shareholder approval is required and the shareholder is entitled to vote on the plan, or if the corporation to be merged is a subsidiary that is merged with its parent; (2) the consummation of plan of share exchange if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business if the shareholder is entitled to vote on the sale or exchange; (4) an amendment to the corporation's articles of incorporation in a way that materially and adversely affects the shareholder's rights; (5) in certain circumstances, the conversion of a corporation into a limited liability company or a partnership; or (6) a transaction, to the extent the corporation's articles of incorporation, bylaws or a resolution of the corporation's board of directors provides for dissenters' rights relating to such a transaction.

        The BCA provides that a shareholder may not demand the fair value of the shareholder's shares and is bound by the terms of the transaction if, among other things, the shares are listed on a national securities exchange on the record date for determining shareholders entitled to vote on the matter. Shares of SCBT common stock are currently listed on the NASDAQ Global Market, a national securities exchange. Shares of Peoples common stock are not currently listed on a national securities exchange.

        See "The Merger—Dissenters' Rights in the Merger."

COMPARATIVE MARKET PRICES AND DIVIDENDS

        SCBT common stock is listed on the NASDAQ Global Market under the symbol "SCBT," and Peoples common stock is quoted on the OTC Bulletin Board under the symbol "PBCE." The following table sets forth the high and low reported intra-day sales prices per share of SCBT common stock and Peoples common stock, and the cash dividends declared per share for the periods indicated.

	SCBT Common Stock			Peoples Common Stock
	High	Low	Dividend	High	Low	Dividend
2009
First Quarter	34.37	16.53	0.17	3.50	1.35	—
Second Quarter	26.76	19.68	0.17	3.75	2.55	—
Third Quarter	28.83	20.58	0.17	3.10	2.70	—
Fourth Quarter	28.36	25.14	0.17	3.25	2.05	—
2010
First Quarter	38.78	27.59	0.17	2.90	1.75	—
Second Quarter	41.03	32.78	0.17	2.76	1.75	—
Third Quarter	35.36	28.28	0.17	1.89	1.35	—
Fourth Quarter	32.86	29.84	0.17	1.85	1.12	—
2011
First Quarter	34.00	30.10	0.17	1.72	1.25	—
Second Quarter	36.18	27.10	0.17	2.00	1.05	—
Third Quarter	31.00	24.54	0.17	1.65	1.50	—
Fourth Quarter	30.82	24.02	0.17	4.00	1.00	—
2012
First Quarter (through March 20, 2012)	33.43	29.16	0.17	4.74	3.66	—

        On December 19, 2011, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of SCBT common stock as reported on the NASDAQ Global Market were $28.49 and $27.04, respectively. On March 20, 2012, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of SCBT common stock as reported on the NASDAQ Global Market were $32.75 and $31.70, respectively.

        On December 19, 2011, the last full trading day before the public announcement of the merger agreement, the high and low bid prices of shares of Peoples common stock as reported on the OTC Bulletin Board were $1.58 and $1.50, respectively. On March 20, 2012, the last practicable trading day before the date of this proxy statement/prospectus, the high and low bid prices of shares of Peoples common stock as reported on the OTC Bulletin Board were $4.50 and $4.43, respectively.

        As of March 2, 2012 and March 1, 2012, the last dates prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for SCBT and Peoples, respectively, there were approximately 5,300 registered holders of SCBT common stock and approximately 936 registered holders of Peoples common stock.

        Peoples shareholders are advised to obtain current market quotations for SCBT common stock and Peoples common stock. The market price of SCBT common stock and Peoples common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of SCBT common stock or Peoples common stock before or after the effective date of the merger. Changes in the market price of SCBT common stock prior to the completion of the merger will affect the market value of the merger consideration that Peoples' shareholders will receive upon completion of the merger.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PEOPLES

        The following table sets forth, as of January 25, 2012, the number of shares and percentage of the outstanding Peoples common stock beneficially owned by each of Peoples' directors and executive officers and by all executive officers and directors as a group. In addition to Mr. Robert E. Dye, Jr. who serves as a director of Peoples, management is aware that Mr. Alexander C. Dye, Director of Expansion and Development of Peoples, beneficially owns more than 5% of the issued and outstanding shares of Peoples common stock. There are no executive officers of Peoples who are not also directors of Peoples.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Non-Director Five Percent Beneficial Owners
Alexander C. Dye	465,950	(2)	6.62%
P.O. Box 1989, Easley, South Carolina 29641
Directors
Paul C. Aughtry, III	76,861	(3)	1.09%
Charles E. Dalton	40,803	(4)	0.58%
Robert E. Dye, Jr.	526,175	(5)	7.47%
P.O. Box 1989, Easley, South Carolina 29641
W. Rutledge Galloway	185,935	(6)	2.64%
E. Smyth McKissick, III	162,313	(7)	2.31%
Eugene W. Merritt, Jr.	50,781	(8)	0.72%
George B. Nalley, Jr.	175,244	(9)	2.49%
George Weston Nalley	30,865	(10)	0.44%
Timothy J. Reed	7,250	(11)	0.10%
R. Riggie Ridgeway	126,383	(12)	1.80%
William R. Rowan, III	16,747	(13)	0.24%
D. Gray Suggs	4,628	(14)	0.07%
William B. West	42,016	(15)	0.60%
L. Andrew Westbrook, III	42,254	(16)	0.60%
All Executive Officers and Directors as a Group (14 persons)	1,488,255		21.03%

(1)
Pursuant to the rules of the Securities and Exchange Commission, shares of Peoples common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for purposes of computing the percentage of ownership of the option holder, but not for the purpose of computing the percentage of ownership of any other person.

(2)
Includes 193,486 shares owned by Mr. Dye's wife, 34,483 shares owned jointly with Mr. Dye's wife, 24,891 shares held as custodian for Mr. Dye's minor children and 2,735 shares subject to currently exercisable options.

(3)
Includes 29,850 shares owned by Mr. Aughtry's wife, 2,000 shares held by Mr. Aughtry's minor children and 2,000 shares subject to currently exercisable options.

(4)
Includes 3,657 shares owned jointly with Mr. Dalton's wife and 1,002 shares subject to currently exercisable options.

(5)
Includes 221,732 shares held by Mr. Dye's wife, 34,940 shares held as custodian for Mr. Dye's minor children and 6,567 shares subject to currently exercisable options.

(6)
Includes 79,343 shares owned jointly with Mr. Galloway's wife.

(7)
Includes 1,002 shares subject to currently exercisable options.

(8)
Includes 14,675 shares owned jointly with Mr. Merritt's wife, 6,869 shares held by Mr. Merritt's wife and 1,002 shares subject to currently exercisable options.

(9)
Includes 29,452 shares owned by Mr. Nalley's wife, 26,647 shares owned by Mr. Nalley's business, of which he is President, and an aggregate of 57,878 shares held in two trusts administered by Mr. Nalley.

(10)
Includes 3,076 shares subject to currently exercisable options.

(11)
Includes 2,000 shares subject to currently exercisable options.

(12)
Includes 22,380 shares held jointly with Mr. Ridgeway's wife.

(13)
Includes 2,525 shares subject to currently exercisable options.

(14)
Includes 300 shares held by Mr. Suggs's minor children and 2,525 shares subject to currently exercisable options.

(15)
Includes 20,278 shares owned jointly with Mr. West's wife.

(16)
Includes 210 shares owned by Mr. Westbrook's wife, 525 shares held as custodian for Mr. Westbrook's minor children and 16,214 shares subject to currently exercisable options.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF PEOPLES AS OF AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

        The following discussion is intended to assist in understanding the financial condition and results of operations of Peoples and should be read in conjunction with the consolidated financial statements of Peoples set forth elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

        Peoples has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of Peoples' consolidated financial statements. The significant accounting policies of Peoples are described in Note 1 to Peoples' consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates and could have a material impact on the carrying values of assets and liabilities and the results of operations of Peoples.

Allowance for Loan Losses

        Of these significant accounting policies, Peoples considers its policies regarding the allowance for loan losses (which we refer to as the Allowance) to be its most critical accounting policy due to the significant degree of management judgment involved in determining the amount of the Allowance. Peoples has developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. Many of Peoples' estimates also rely heavily on real estate appraisals by third parties which are themselves estimates. Peoples' assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. See "Information About Peoples—Provision and Allowance for Loan Losses, Loan Loss Experience" for a detailed description of Peoples' estimation process and methodology related to the Allowance.

Investment Securities

        With the declines in value of many debt and equity securities at various times during 2010 and 2011 due to economic conditions, Peoples has focused more attention on the process of determining if such declines in its equity securities are "other-than-temporarily impaired." The process of evaluating other-than-temporary impairment is inherently judgmental, involving the weighing of positive and negative factors and evidence that may be objective or subjective.

Assets Acquired in Settlement of Loans

        Real estate and other property acquired in settlement of loans is recorded at the lower of cost or fair value based on appraisals, less estimated selling costs, establishing a new cost basis when acquired. Fair value of such property is reviewed regularly and write-downs are recorded when it is determined that the carrying value of the property exceeds the fair value less estimated costs to sell. Write-downs resulting from the periodic reevaluation of such properties, costs related to holding such properties and gains and losses on the sale of foreclosed properties are charged against income. Costs relating to the development and improvement of such properties are capitalized.

Income Taxes

        Peoples uses assumptions and estimates in determining income taxes payable or refundable for the current year, deferred income tax liabilities and assets for events recognized differently in Peoples' consolidated financial statements and income tax returns, and income tax benefit or expense. Determining these amounts requires analysis of certain transactions and interpretation of tax laws and regulations. Management exercises judgment in evaluating the amount and timing of recognition of resulting tax liabilities and assets. These judgments and estimates are reevaluated on a continual basis as regulatory and business factors change. Valuation allowances are established to reduce deferred taxes if it is determined to be "more likely than not" that all or some portion of the potential deferred tax asset will not be realized. No assurance can be given that either the tax returns submitted or the income tax reported in the financial statements will not be adjusted by either adverse rulings by the United States Tax Court, changes in the tax code, or assessments made by the Internal Revenue Service. Peoples is subject to potential adverse adjustments, including, but not limited to, an increase in the statutory federal or state income tax rates, the permanent non-deductibility of amounts currently considered deductible either now or in future periods, and the dependency on the generation of future taxable income, including capital gains, in order to ultimately realize deferred income tax assets.

Discussion of Changes in Financial Condition

        Total assets increased $8,632,000 or 1.6% to $549,702,000 at December 31, 2011 from $541,070,000 at December 31, 2010.

        Peoples experienced a decline in lending activity during 2011 as total outstanding loans, the largest single category of assets, decreased $54,269,000 or 15.9% from $340,713,000 at December 31, 2010 to $286,444,000 at December 31, 2011. This decrease comes primarily as the result of lower loan demand from creditworthy borrowers at Peoples' three bank subsidiaries, with some decrease resulting from a number of loans that were charged off or converted into real estate owned through foreclosures or deeds in lieu of foreclosure.

        Peoples' securities portfolio collectively increased $58,147,000 or 40.9% from $142,294,000 at December 31, 2010 to $200,441,000 at December 31, 2011. The increase is part of a strategy designed to replace a portion of maturing loans with securities in order to maintain Peoples' overall investment in earning assets while increasing its liquidity. Proceeds from the sale of securities in the available-for-sale portfolio in 2010 amounted to approximately $18,560,000, resulting in a realized gain of $1,056,000 in 2010. Similar sales in 2011 totaled $10,469,000 resulting in realized gains of $330,000. Maturities, calls, and principal pay-downs on all securities amounted to $30,989,000 in 2011 compared to $29,216,000 in 2010. During 2011 and 2010, respectively, Peoples made purchases of $93,412,000 and $75,887,000 in available-for-sale securities. Peoples did not have any purchases of securities held to maturity in 2011 or 2010. None of Peoples' mortgage-backed securities are backed by subprime mortgages, and accordingly their value has not been diminished by the "subprime crisis." Peoples does not engage in, and does not expect to engage in, hedging activities.

        Cash and due from banks balances increased $1,466,000 or 22.2% from $6,612,000 at December 31, 2010 to $8,078,000 at December 31, 2011. Peoples had $12,507,000 in federal funds sold as of December 31, 2011, compared to $10,631,000 in federal funds sold at December 31, 2010. The changes in the levels of cash and federal funds sold are due to fluctuations in Peoples' subsidiary banks' needs and sources for immediate and short-term liquidity.

        Cash surrender value of life insurance increased $471,000 or 3.7% from $12,791,000 at December 31, 2010 to $13,262,000 at December 31, 2011, due to the normal appreciation in the cash surrender value associated with the ownership of these assets. Earnings from the ownership of these policies are informally used to partially offset the cost of certain employee-related benefits.

        Assets acquired in settlement of loans increased $1,759,000 or 13.2% from $13,344,000 at December 31, 2010 to $15,103,000 at December 31, 2011. Assets acquired in settlement of loans primarily consists of residential real estate consisting of 1-to-4 family homes and development lots. In 2011, Peoples' subsidiary banks acquired real estate in the amount of $8,078,000, sold real estate acquired in settlement of loans for $4,122,000, and wrote down $2,197,000 of real estate acquired in settlement of loans. No valuation reserve was provided for these assets in 2011. Real estate activity in Peoples' market area continues to exhibit the weaknesses that have plagued other markets, resulting in the higher amounts of these distressed assets.

        Other assets, comprised largely of prepaid expenses, tax benefits, and deferred income taxes, decreased $1,917,000 or 20.6% to $7,375,000 at December 31, 2011 from $9,292,000 at December 31, 2010. This decrease is attributable to a decrease in deferred tax assets of $1,817,000 or 30.3% to $4,182,000 at December 31, 2011 from $5,999,000 at December 31, 2010, and a decrease in prepaid expenses of $995,000 or 32.0% to $2,119,000 at December 31, 2011 from $3,114,000 at December 31, 2010. The bulk of the decrease in prepaid expenses is related to prepaid FDIC assessments in the amount of $2,491,000 at December 31, 2010 and $1,610,000 at December 31, 2011, with the decrease representing FDIC insurance expense for the year.

        Total liabilities increased $1,945,000 or 0.4% from $488,772,000 at December 31, 2010 to $490,717,000 at December 31, 2011. Total deposits increased $1,699,000 or 0.4% to $476,453,000 at December 31, 2011 from $474,754,000 at December 31, 2010. Competition for deposit accounts is primarily based on the interest rates paid, location convenience and services offered. From time to time Peoples' subsidiary banks solicit certificates of deposit from various sources through brokers. This is done to reduce the need for funding from other short-term sources such as federal funds purchased and borrowings from the Federal Home Loan Bank of Atlanta, as well as to manage the interest-rate risk at Peoples' subsidiary banks. At December 31, 2011 brokered deposits totaled $32,444,000, down from $43,194,000 at December 31, 2010, a decrease of $10,750,000 or 24.9%. Traditional brokered time deposits booked through the Depository Trust Company decreased $1,591,000 or 6.3% to $23,530,000 at December 31, 2011 from $25,121,000 at December 31, 2010. Brokered time deposits within the Certificate of Deposit Account Registry Service (CDARS) decreased $9,159,000 or 50.7% from $18,073,000 at December 31, 2010 to $8,914,000 at December 31, 2011.

        Securities sold under repurchase agreements decreased $171,000 or 1.7% from $10,362,000 at December 31, 2010 to $10,191,000 at December 31, 2011. There were no federal funds purchased at December 31, 2011 or 2010. There were no advances from the Federal Home Loan Bank at December 31, 2011 or 2010. Federal Home Loan Bank advances are used to support the liquidity needs of Peoples from time to time.

        Shareholders' equity increased $6,687,000 or 12.8% from $52,298,000 at December 31, 2010 to $58,985,000 at December 31, 2011. This increase is primarily the result of an increase in accumulated other comprehensive income, the unrealized gain on Peoples' subsidiary banks' available-for-sale investment portfolio, which increased $4,378,000 or 3,040.3% from $144,000 at December 31, 2010 to $4,522,000 at December 31, 2011, as well as the retention of $2,119,000 of earnings. The changes in the market valuation of the investment portfolio were directly related to the changes in bond market interest rates during the year.

Earnings Performance

Overview

        Peoples' consolidated operations for the twelve months ended December 31, 2011 resulted in net income of $2,943,000 compared to a net income of $383,000 for the twelve months ended December 31, 2010. After deducting for dividends on preferred stock and net amortization of preferred stock, the year ended December 31, 2011 resulted in net income available to common shareholders of

$2,119,000 or $0.30 per basic and diluted share, compared to a net loss available to common shareholders of $440,000 or $0.06 per basic and diluted share for the year ended December 31, 2010.

Interest Income, Interest Expense and Net Interest Income

        Net interest income, which constitutes the principal source of Peoples' income, represents the excess of interest income on earning assets over interest expense on interest-bearing liabilities. Peoples' net interest income increased $597,000 or 3.1% to $19,576,000 for the year ended December 31, 2011 compared to $18,979,000 for the year ended December 31, 2010.

        Peoples' total interest income decreased $1,335,000 or 5.1% to $24,917,000 in 2011 compared to $26,252,000 for 2010. This decrease is largely attributable to a decrease in interest income and fees on loans of $2,833,000 resulting from lower market interest rates and lower average loan balances. There was a $567,000 increase in interest on taxable securities in 2011 and a $946,000 increase in interest on tax-exempt securities, primarily due to higher average balances. There was a $15,000 decrease in interest on federal funds sold in 2011, largely due to lower average balances.

        Total interest expense decreased $1,932,000 or 26.6% to $5,341,000 in 2011 compared to $7,273,000 for 2010. The amount of interest paid on deposits decreased $1,913,000 or 26.7% to $5,265,000 in 2011 compared to $7,178,000 for 2011. The interest paid on federal funds purchased and securities sold under repurchase agreements in 2011 decreased $19,000 and there was no change in the interest paid on notes payable to the Federal Home Loan Bank during 2011. The net decrease in interest expense among the various types of interest-bearing liabilities is largely attributable to lower market interest rates paid during 2011 as compared to 2010.

Provision and Allowance for Loan Losses

        The provision for loan losses is charged to earnings to bring the allowance for loan losses to a level deemed appropriate by management, and is based upon experience, the volume and type of lending conducted by Peoples' subsidiary banks, the amounts of past due and non-performing loans, general economic conditions particularly as they relate to Peoples' market area, and other factors related to the collectibility of the loan portfolio. Peoples' provision for loan losses was $3,103,000 in 2011, compared to $6,625,000 for 2010, a $3,522,000 or 53.2% decrease. During 2011, Peoples experienced net charge-offs of $4,176,000, or 1.32% of average outstanding loans, compared to net charge-offs of $6,137,000, or 1.71% of average outstanding loans in 2010. At December 31, 2011, the allowance for loan losses was 2.39% as a percentage of outstanding loans compared to 2.32% at December 31, 2010.

        At December 31, 2011, Peoples had $8,637,000 in non-accrual loans, with no loans past due 90 days or more but still accruing interest, and $15,103,000 in real estate acquired in settlement of loans, compared to $15,734,000 in non-accrual loans, with no loans past due 90 days or more but still accruing interest, and $13,344,000 in real estate acquired in settlement of loans at December 31, 2010. Non-performing assets as a percentage of all loans and other real estate owned were 7.87% and 8.21% at December 31, 2011 and 2010, respectively. The substantial balance in non-accruing loans is related to weakened credit-worthiness of certain borrowers and is affected by the current economic recession. At December 31, 2011, 92.5% of Peoples' non-accruing loans were secured by real estate, compared to 90.8% at December 31, 2010.

        In the cases of non-performing loans, management of Peoples has reviewed the carrying value of any underlying collateral. In those cases where the collateral value may be less than the carrying value of the loan Peoples has taken specific write-downs to the loan in question. Management of Peoples does not believe it has any non-accrual loan that individually could materially impact the allowance for loan losses or the long-term future operating results of Peoples.

        Peoples records real estate acquired through foreclosure at the lower of cost or estimated market value less estimated selling costs. Estimated market value is based upon the assumption of a sale in the normal course of business and not on a quick liquidation or distressed basis. Estimated market value is established by independent appraisal at the time of foreclosure. Management believes that the other real estate owned at December 31, 2011 will not require significant write-downs in future accounting periods, and therefore does not expect it to have a significant effect on Peoples' future operations.

Noninterest Income

        Total consolidated noninterest income, including securities transactions, decreased $668,000 or 13.7% from $4,876,000 in 2010, compared to $4,208,000 in 2011. The decrease in non-interest income in 2011 is primarily due to the sale of $10,469,000 of available-for-sale securities for which Peoples realized net gains of $330,000, compared to the sale of $18,560,000 of available-for-sale securities for which Peoples realized net gains of $1,056,000 in 2010, a decrease of $726,000 in net gains realized between the two years.

        Service fees on deposit accounts decreased $174,000 or 11.3% to $1,371,000 for 2011, compared to $1,545,000 for 2010. Net non-sufficient funds fees decreased $179,000 or 13.1% from $1,363,000 in 2010 to $1,184,000 in 2011. These changes likely result from customers managing their deposit accounts more carefully.

        Bank owned life insurance income decreased $4,000 or 0.7% in 2011 to $553,000, compared to $557,000 in 2010. Mortgage banking income decreased $42,000 or 7.5% from $559,000 in 2010 to $517,000 in 2011. The change in mortgage banking income is largely due to the substantial swings in the local demand for residential mortgage loan originations that occur from time to time.

        Brokerage service income increased $39,000 or 20.9% in 2011 to $226,000, compared to $187,000 for 2010, due to higher commissions. There was a gain of $84,000 on trading assets in 2011, compared to a loss of $53,000 for 2010.

        Other noninterest income, including customer service fees, increased $102,000 or 10.0% to $1,127,000 in 2011, compared to $1,025,000 in 2010. Interchange income on Peoples' subsidiary banks' debit cards increased $122,000 or 16.4% to $866,000 in 2011, compared to $744,000 in 2010.

Noninterest Expenses

        Total consolidated noninterest expenses decreased $79,000 or 0.5% to $17,437,000 in 2011, compared to $17,516,000 in 2010. Salaries and benefits, the largest component of non-interest expense, decreased $196,000 or 2.4% to $7,964,000 in 2011, compared to $8,160,000 in 2010.

        Occupancy and furniture and equipment expenses decreased $90,000 or 4.5% to $1,929,000 in 2011, compared to $2,019,000 in 2010. Marketing and advertising expense increased $63,000 or 36.2% from $174,000 in 2010 to $237,000 in 2011, due to expenses celebrating Peoples National Bank's 25th anniversary in 2011. Communication expenses decreased $31,000 or 13.1% from $236,000 in 2010 to $205,000 in 2011. Printing and supplies decreased $3,000 or 2.2% to $131,000 in 2011, compared to $134,000 in 2010. Director fees increased $15,000 or 4.8% from $314,000 in 2010 to $329,000 in 2011.

        Net cost of operation of other real estate owned increased $453,000 or 19.5% to $2,777,000 in 2011, compared to $2,324,000 in 2010. There was a net gain of $21,000 on the sale of other real estate owned in 2011, compared to a net loss of $78,000 in 2010, an increase of $99,000. Rental income on other real estate owned during 2011 amounted to $128,000, compared to $81,000 in 2010, an increase of $47,000. Expenses included in the net cost of operation of other real estate owned include write-downs, taxes paid, legal fees, utilities, maintenance, etc. These expenses increased $600,000 or 25.8% to $2,927,000 in 2011, compared to $2,327,000 in 2010. Bank paid loan costs decreased $100,000 or 33.9% from $295,000 in 2010 to $195,000 in 2011.

        Legal and professional fees increased $41,000 or 8.9% to $503,000 in 2011 from $462,000 in 2010. Regulatory assessments decreased $159,000 or 11.9% from $1,341,000 in 2010 to $1,182,000 in 2011. Regulatory assessments include fees paid to the FDIC and OCC by Peoples' three subsidiary banks.

        Other post-employment benefits decreased $69,000 or 20.3% from $340,000 in 2010 to $271,000 in 2011. All other operating expenses were $1,500,000 in 2011 compared to $1,460,000 in 2010, an increase of $40,000 or 2.7%.

Income Taxes

        Refer to Note 11 of Peoples' consolidated financial statements, included elsewhere in this proxy statement/prospectus, for an analysis of income tax expense.

Recent Regulatory Developments

        On October 15, 2008, Bank of Anderson, N.A. entered into a Formal Agreement with its primary regulator, the OCC. The Agreement was based on the findings of the OCC during their on-site examination of the bank that commenced on April 28, 2008. On August 16, 2010, The Peoples National Bank entered into a Formal Agreement with the OCC based on the findings of its on-site examination of the bank that commenced on March 15, 2010. The Agreements require the establishment of certain plans and programs within various time periods and seek to enhance Peoples' subsidiary banks' existing practices and procedures in the areas of credit risk management, credit underwriting, liquidity, funds management and strategic and profitability planning. Specifically, under the terms of the Agreements Peoples' subsidiary banks are required to (i) appoint Compliance Committees that are responsible for monitoring and coordinating the banks' adherence to the provisions of the Agreements, (ii) develop, implement, and thereafter ensure the banks' adherence to a written program to improve the banks' loan portfolio management, (iii) adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an adequate Allowance for Loan and Lease Loss in accordance with generally accepted accounting principles, (iv) take immediate and continuing action to protect the banks' interests in assets criticized by the OCC or by internal or external loan review professionals, (v) develop, implement, and thereafter adhere to written programs to improve construction loan underwriting standards, (vi) adopt, implement, and thereafter ensure adherence to written asset diversification programs consistent with OCC Banking Circular 255, (vii) adopt, implement, and thereafter ensure adherence to written strategic plans covering a period of at least three years, (viii) develop, implement, and thereafter ensure adherence to a three-year capital plan, (ix) develop, implement, and thereafter ensure adherence to written profit plans to improve and sustain the earnings of the banks, (x) ensure levels of liquidity are sufficient to sustain the banks' current operations and to withstand any anticipated or extraordinary demand against their funding bases, and (xi) obtain prior written determination of no supervisory objection from the OCC before accepting, renewing, or rolling over brokered deposits. Peoples' subsidiary banks are required to submit reports quarterly on the progress made to comply with each article within the Agreements.

        Peoples' subsidiary banks believe they have responded appropriately to substantially all of the requirements of the Agreements, including completing plans and programs within the time frames required by the Agreements. The current status of those actions are disclosed in the financial data and Management's Discussion and Analysis in this report. If Peoples' subsidiary banks do not satisfy and maintain adherence with each of the requirements set forth in the Agreements, the banks will be deemed to be in non-compliance. Failure to comply with the Agreements could result in the OCC's taking additional enforcement actions against the banks. Peoples' subsidiary banks' ability to meet some of the goals set forth in the Agreements depends in part upon their financial performance, the stabilization of local real estate markets, and improvement in economic conditions in general.

        Peoples Bancorporation, Inc. is a registered bank holding company that owns and controls The Peoples National Bank, Bank of Anderson, N.A., and Seneca National Bank. Accordingly, Peoples is expected to fully utilize its financial and managerial resources to serve as a source of strength to its subsidiary banks and to take steps necessary to ensure the banks comply with any supervisory actions taken by the banks' primary federal regulator, the OCC.

LEGAL MATTERS

        The validity of the SCBT common stock to be issued in connection with the merger will be passed upon for SCBT by Wachtell, Lipton, Rosen & Katz (New York, New York). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for SCBT by Wachtell, Lipton, Rosen & Katz (New York, New York) and for Peoples by Haynsworth Sinkler Boyd, P.A. (Columbia, South Carolina).

EXPERTS

SCBT

        The consolidated financial statements of SCBT Financial Corporation and subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, and upon the authority of said firm as experts in auditing and accounting.

Peoples

        The consolidated financial statements of Peoples Bancorporation, Inc. and subsidiaries as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 included in this proxy statement/prospectus, which were also provided in the Annual Report on Form 10-K of Peoples for the year ended December 31, 2011, have been so included in reliance on the report of Elliott Davis, LLC independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

        No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

SCBT

        Under the SEC rules, holders of SCBT common shares who wish to make a proposal to be included in SCBT's proxy statement and proxy for SCBT's 2012 annual meeting of shareholders must have caused such proposal to have been received by SCBT at its executive offices not later than November 15, 2011 if SCBT's 2012 annual meeting is held within 30 days of April 26, 2012. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, SCBT's articles of incorporation and bylaws and South Carolina law.

        In order for shareholder proposals to be considered for presentation at SCBT's 2012 annual meeting, but not for inclusion in SCBT's proxy statement and form of proxy for that meeting, holders of SCBT common shares must deliver notice of such shareholder proposal to the secretary of SCBT no less than 45 days before such meeting.

Peoples

        Peoples expects to hold a 2012 annual meeting of shareholders only if the merger is not completed. Under the SEC rules, holders of Peoples common shares who wish to make a proposal to be included in Peoples' proxy statement and proxy for Peoples' 2012 annual meeting of shareholders (if the annual meeting is held) must have caused such proposal to have been received by Peoples at its principal office not later than December 23, 2011 if Peoples' 2012 annual meeting is held within 30 days of May 25, 2012. If Peoples' 2012 annual meeting is held more than 30 days from May 25, 2012, such proposal must be received a reasonable time in advance of Peoples' mailing of its proxy statement for the 2012 annual meeting. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Peoples' articles of incorporation and bylaws and South Carolina law.

        To be considered for presentation at Peoples' 2012 annual meeting, but not for inclusion in Peoples' proxy statement and proxy for that meeting, shareholder proposals should be received by Peoples' secretary no later than March 8, 2012. If Peoples does not receive written notice of a shareholder proposal prior to March 8, 2012, the persons named as proxies in the proxy materials relating to Peoples' 2012 annual meeting will use their discretion in voting the proxies when the proposal is raised at the annual meeting.

 WHERE YOU CAN FIND MORE INFORMATION

        SCBT has filed with the SEC a registration statement under the Securities Act that registers the distribution to Peoples shareholders of the shares of SCBT common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of SCBT in addition to being a proxy statement for Peoples' shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about SCBT and SCBT common stock.

        SCBT (File No. 001-12669) and Peoples (File No. 000-20616) also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like SCBT and Peoples, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by SCBT with the SEC are also available at SCBT's website at http://www.scbtonline.com. The reports and other information filed by Peoples with the SEC are available at Peoples' website at http://www.peoplesbc.com. The web addresses of the SEC, SCBT and Peoples are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

        The SEC allows SCBT to incorporate by reference information in this proxy statement/prospectus. This means that SCBT can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that SCBT previously filed with the SEC. They contain important information about SCBT and its financial condition.

SCBT SEC Filings (SEC File No. 001-12669; CIK No. 0000764038)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2011
Proxy Statement on Schedule 14A	Filed on March 20, 2012
Current Reports on Form 8-K	Filed on January 27, 2012; February 1, 2012 (other than those portions of the documents not deemed to be filed)

The description of SCBT common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Registration Statement on Form 8-A filed on March 8, 2004, as amended by Current Reports on Form 8-K filed on December 23, 2008; December 31, 2008; and January 16, 2009

        In addition, SCBT also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Peoples special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        SCBT has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to SCBT, as well as all pro forma financial information, and Peoples has supplied all information relating to Peoples.

        Documents incorporated by reference are available from SCBT without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the company at the following address and phone number:

SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Attention: Secretary
Telephone: (800) 277-2175

        Peoples shareholders requesting documents must do so by April 17, 2012 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from SCBT, SCBT will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Peoples common stock, please contact Robert E. Dye, Jr., Corporate Secretary:

1818 East Main Street
Easley, South Carolina 29640
(864) 859-2265

        SCBT has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Peoples Bancorporation, Inc. and Subsidiaries
Easley, South Carolina

        We have audited the accompanying consolidated balance sheets of Peoples Bancorporation, Inc. and Subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders' equity and comprehensive income, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorporation, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis, LLC
Greenville, South Carolina
March 1, 2012

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share information)

	December 31,
	2011	2010
ASSETS
CASH AND DUE FROM BANKS	$8,078	$6,612
INTEREST—BEARING DEPOSITS IN OTHER BANKS	2	1
FEDERAL FUNDS SOLD	12,507	10,631

	20,587	17,244
SECURITIES
Trading assets	160	76
Available for sale	193,118	130,650
Held to maturity (fair value of $4,817 (2011) and $7,375 (2010))	4,530	7,249
Other investments, at cost	2,633	4,319
LOANS, net of allowance for loan losses of $6,846 (2011) and $7,919 (2010)	279,598	332,794
PREMISES AND EQUIPMENT, net of accumulated depreciation	10,750	11,023
ACCRUED INTEREST RECEIVABLE	2,586	2,288
ASSETS ACQUIRED IN SETTLEMENT OF LOANS	15,103	13,344
CASH SURRENDER VALUE OF LIFE INSURANCE	13,262	12,791
OTHER ASSETS	7,375	9,292

Total assets	$549,702	$541,070

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
Noninterest-bearing	$56,360	$48,151
Interest-bearing	420,093	426,603

Total deposits	476,453	474,754
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS	10,191	10,362
ACCRUED INTEREST PAYABLE	1,126	1,639
OTHER LIABILITIES	2,947	2,017

Total liabilities	490,717	488,772

COMMITMENTS AND CONTINGENCIES—Notes 12 and 13
SHAREHOLDERS' EQUITY
Preferred stock—15,000,000 shares authorized
Preferred stock, Series T—$1,000 per share liquidation preference;issued and outstanding—12,660 (2011 and 2010)	12,288	12,139
Preferred stock, Series W—$1,000 per share liquidation preference;issued and outstanding—633 (2011 and 2010)	667	682
Common stock—15,000,000 shares authorized; $1.11 par value per share; 7,021,563 (2011) shares and 7,003,063 (2010) shares issued and outstanding	7,794	7,774
Additional paid-in capital	41,737	41,701
Retained deficit	(8,023)	(10,142)
Accumulated other comprehensive income	4,522	144

Total shareholders' equity	58,985	52,298

Total liabilities and shareholders' equity	$549,702	$541,070

The accompanying notes are an integral part of these consolidated financial statements

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Amounts in thousands except per share information)

	For the years ended December 31,
	2011	2010
INTEREST INCOME
Interest and fees on loans	$18,508	$21,341
Interest on securities
Taxable	3,999	3,432
Tax-exempt	2,387	1,441
Interest on federal funds sold	23	38

Total interest income	24,917	26,252

INTEREST EXPENSE
Interest on deposits	5,265	7,178
Interest on federal funds purchased and securities sold under repurchase agreements	75	94
Interest on advances from Federal Home Loan Bank	1	1

Total interest expense	5,341	7,273

Net interest income	19,576	18,979
PROVISION FOR LOAN LOSSES	3,103	6,625

Net interest income after provision for loan losses	16,473	12,354

NONINTEREST INCOME
Service charges on deposit accounts	1,371	1,545
Customer service fees	107	101
Mortgage banking	517	559
Brokerage services	226	187
Bank owned life insurance	553	557
Gain on sale/call of securities available for sale	330	1,056
Gain (loss) on trading assets	84	(53)
Other noninterest income	1,020	924

Total noninterest income	4,208	4,876

NONINTEREST EXPENSES
Salaries and benefits	7,964	8,160
Occupancy and equipment	1,929	2,019
Marketing and advertising	237	174
Communications	205	236
Printing and supplies	131	134
Bank paid loan costs	195	295
Net cost of operation of other real estate	2,777	2,324
Directors fees	329	314
Other post employment benefits	271	340
ATM and interchange expense	214	257
Legal and professional fees	503	462
Regulatory assessments	1,182	1,341
Other operating expenses	1,500	1,460

Total noninterest expenses	17,437	17,516

Income (loss) before income taxes	3,244	(286)
INCOME TAX EXPENSE (BENEFIT)	301	(669)

Net income	2,943	383

Deductions to determine amounts available to common shareholders:
Dividends declared or accumulated on preferred stock	690	690
Net accretion of preferred stock	134	133

Net income (loss) available to common shareholders	$2,119	$(440)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.30	$(0.06)

DILUTED NETINCOME (LOSS) PER COMMON SHARE	$0.30	$(0.06)

The accompanying notes are an integral part of these consolidated financial statements

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

For the years ended December 31, 2011 and 2010

(Amounts in thousands except share information)

	Preferred Shares		Preferred Stock		Common Stock				Accumulated Other Comprehensive Income
							Additional Paid-in Capital	Retained Earnings (Deficit)		Total Shareholders' Equity
	Series T	Series W	Series T	Series W	Shares	Amount
Balance, December 31, 2009	12,660	633	$11,991	$697	7,003,063	$7,774	$41,658	$(9,702)	$2,025	$54,443
Net income								383		383
Other comprehensive Income, (loss) net of tax:
Unrealized holding gains on securities available for sale, net of related income tax	—	—	—	—	—	—	—	—	(1,184)	(1,184)
Less reclassification adjustments for gains included in net income, net of income taxes of $359									(697)	(697)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(1,498)
Cash dividends on preferred stock	—	—	—	—	—	—	—	(690)	—	(690)
Accretion (amortization) of preferred stock	—	—	148	(15)	—	—	—	(133)	—	—
Stock-based compensation	—	—	—	—	—	—	43	—	—	43

Balance, December 31, 2010	12,660	633	12,139	682	7,003,063	7,774	41,701	(10,142)	144	52,298
Net income	—	—	—	—	—	—	—	2,943	—	2,943
Other comprehensive Income, (loss) net of tax:
Unrealized holding gains on securities available for sale, net of related tax	—	—	—	—	—	—	—	—	4,596	4,596
Less reclassification adjustments for gains included in net income, net of income taxes of $112									(218)	(218)

Comprehensive income	—	—	—	—	—	—	—	—	—	7,321
Employee restricted stock awards	—	—	—	—	18,500	20	7	—	—	27
Cash dividends on preferred stock	—	—	—	—	—	—	—	(690)	—	(690)
Accretion (amortization) of preferred stock	—	—	149	(15)	—	—	—	(134)	—	—
Stock-based compensation	—	—	—	—	—	—	29	—	—	29

Balance, December 31, 2011	12,660	633	$12,288	$667	7,021,563	$7,794	$41,737	$(8,023)	$4,522	$58,985

The accompanying notes are an integral part of these consolidated financial statements

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the years ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,943	$383
Adjustments to reconcile net income to net cash provided by operating activities
(Gain) loss from trading assets	(84)	52
Gain on sale of securities available for sale	(330)	(1,056)
(Gain) loss on sale of assets acquired in settlement of loans	(21)	78
Provision for loan losses	3,103	6,625
Expense (benefit) from deferred income taxes	(439)	(916)
Depreciation	791	920
Write down of fixed assets	—	(127)
Amortization and accretion (net) of premiums and discounts on securities	855	434
Stock-based compensation	29	43
(Increase) decrease in accrued interest receivable	(298)	83
(Increase) decrease in other assets	121	1,451
Decrease in accrued interest payable	(513)	(410)
Increase in other liabilities	930	88

Net cash provided by operating activities	7,087	7,648

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale	(93,412)	(75,887)
Purchases of other investments	—	(250)
Proceeds from principal pay downs on securities available for sale	25,054	22,051
Proceeds from the maturities and calls of securities available for sale	1,514	3,165
Proceeds from the sale of securities available for sale	10,469	18,560
Proceeds from maturities and calls of securities held to maturity	4,421	4,000
Investment in bank owned life insurance	(471)	(487)
Net decrease in loans	42,015	17,532
Proceeds from sale of assets acquired in settlement of loans	4,122	7,017
Valuation reserve for assets acquired in settlement of loans	—	550
Write down of assets acquired in settlement of loans	2,197	522
Purchase of premises and equipment, net	(518)	(297)

Net cash used for investing activities	(4,609)	(3,524)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,699	(10,242)
Net decrease in federal funds purchased	—	(399)
Net decrease in securities sold under repurchase agreements	(171)	(2,423)
Proceeds from the vesting of restricted stock options	27	—
Cash dividends paid	(690)	(690)

Net cash provided by (used for) financing activities	865	(13,754)

Net increase (decrease) in cash and cash equivalents	3,343	(9,630)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	17,244	26,874

CASH AND CASH EQUIVALENTS, END OF YEAR	$20,587	$17,244

CASH PAID FOR
Interest	$5,854	$7,682

Income taxes	$905	$324

NON-CASH TRANSACTIONS
Change in unrealized gain (loss) on available for sale securities	$6,635	$(2,852)

Properties transferred to other real estate	$8,078	$9,943

The accompanying notes are an integral part of these consolidated financial statements

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Principles of consolidation and nature of operations

        The consolidated financial statements include the accounts of Peoples Bancorporation, Inc. (the "Company") and its wholly owned subsidiaries, The Peoples National Bank, Bank of Anderson, N.A., and Seneca National Bank (collectively referred to as the "Banks"). All significant intercompany balances and transactions have been eliminated. The Banks operate under individual national bank charters and provide full banking services to customers. The Banks are subject to regulation by the Office of the Comptroller of the Currency ("OCC"). The Company is subject to regulation by the Federal Reserve Board ("FRB").

Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of interest and noninterest income and expenses during the reporting period. Actual results could differ from those estimates.

Segments

        The Company, through its subsidiaries, provides a broad range of financial services to individuals and companies. These services include demand, time and savings deposits; lending and ATM processing and are substantially the same across subsidiaries. While the Company's decision-makers monitor the revenue streams of the various financial products and services by product line and by subsidiary, the operations and the allocation of resources are managed, and financial performance is evaluated, on an organization-wide basis. Accordingly, the Company's banking operation is considered by management to be one reportable operating segment.

Securities

        Debt securities are classified upon purchase as available for sale, held to maturity, or trading. Such assets classified as available for sale are carried at fair value. Unrealized holding gains or losses are reported as a component of shareholders' equity (accumulated other comprehensive income (loss)) net of deferred income taxes. Securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts into interest income using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. To qualify as held to maturity, the Company must have the ability and intent to hold the securities to maturity. Trading securities are carried at market value. Unrealized holding gains or losses are recognized in income. Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans and interest on loans

        Loans are stated at the principal balance outstanding reduced by the allowance for loan losses. Interest income is recognized over the term of the loan based on the contractual interest rate and the principal balance outstanding.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

        Loans generally are placed on non-accrual status when principal or interest becomes ninety days past due or when payment in full is not anticipated. Interest payments received after a loan is placed on non-accrual status are applied as principal reductions until such time the loan is returned to accrual status. Generally, a loan is returned to accrual status when the loan is brought current and the collectibility of principal and interest is no longer in doubt.

Troubled Debt Restructurings

        A loan is considered a troubled debt restructured loan based on individual facts and circumstances. A modification may include either an increase or reduction in interest rate or deferral of principal payments or both. The Company classifies troubled debt restructured loans as impaired and evaluates the need for an allowance for loan losses on a loan-by-loan basis. An allowance for loan losses is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral. Loans retain their interest accrual status at the time of modification.

        It is the Banks' policy that a restructured loan which was on non-accrual status prior to being restructured remain on non-accrual status until six months of satisfactory borrower performance has been experienced, at which time management would consider its return to accrual status. Loans that are considered TDRs are classified as performing, unless they are either on non-accrual status or greater than 90 days delinquent, in which case they are considered as non-performing. If a restructured loan is on accrual status prior to being restructured, the restructured loan is reviewed, based on current information and events surrounding the loan and the borrower, to determine whether it should remain on accrual status. It is the policy of the Company to compute impairment on TDRs that are on non-accrual and charge the impairment off when identified against the loan loss allowance. Performing TDR loans are not considered impaired for this analysis purpose. On a quarterly basis, the Company individually reviews all TDR loans to determine whether each loan meets either of these criteria.

Allowance for loan losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the anticipated collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Deferred loan fees and costs

        The Company performs an ongoing evaluation of nonrefundable loan origination fees over the life of the loan as an adjustment to yield, and an evaluation of direct loan origination costs over the life of the loan as a deduction of the loan's yield. These costs include only the direct costs which would not have been incurred had the lending transaction not occurred. This evaluation resulted in a net cost deferral in 2011, which the Company elected not to amortize due to its immateriality.

Premises and equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Additions to premises and equipment and major replacements or betterments are added at cost. Maintenance, repairs, and minor replacements are charged to expense when incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Assets acquired in settlement of loans

        Assets acquired in settlement of loans represents properties acquired through foreclosure and is carried at the lower of cost or fair value, adjusted for estimated selling costs. Fair values of real estate owned are reviewed regularly and writedowns are recorded when it is determined that the carrying value of real estate exceeds the fair value less estimated costs to sell. Costs relating to the development and improvement of such property are capitalized, whereas those costs relating to holding the property are charged to expense.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

Advertising and public relations expense

        Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

Income taxes

        The provision for income taxes includes deferred taxes on temporary differences between the recognition of certain income and expense items for tax and financial statement purposes. Income taxes are computed on the liability method as described in Accounting Standards Codification ("ASC") Topic 740.

Statements of cash flows

        For the purposes of reporting cash flows, the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions "Cash and Due From Banks," "Interest-bearing Deposits in Other Banks" and "Federal Funds Sold." Cash and cash equivalents have an original maturity of three months or less.

Risks and uncertainties

        In the normal course of its business the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale.

        The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators' judgments based on information available to them at the time of their examination.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

Stock-based compensation plans

        The Company has an employee stock option compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Company at prices not less than 100 percent of the fair value of the stock on the date of grant. The Company also has another employee stock option plan under which options may no longer be granted,

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

but under which exercisable options remain outstanding. The outstanding options under both plans become exercisable in various increments beginning on the date of grant and expiring ten years from the date of grant. The Company also has a non-employee directors' stock option plan through which non-employee directors of the Company are granted options to purchase 500 shares of common stock for each year served on the board to a maximum of 5,000 options per director. The option price shall not be less than 100 percent of the fair value of the stock on the grant date. The outstanding options become exercisable on the grant date and expire at the earlier of the end of the director's term or ten years from the grant date. The Company also has another non-employee directors' stock option plan under which options may no longer be granted, but under which exercisable options remain outstanding. The Company follows the requirements of ASC Topic 718 to account for its stock option plans. In accordance with the provisions of this topic, the Company recorded approximately $29,000 and $43,000 of compensation expense in 2011 and 2010, respectively.

        On July 20, 2011 the Board of Directors of the Company approved a Restricted Stock Plan ("Plan") for its executive officers and employees and set aside 103,000 shares of its common stock to be issued in connection with the Plan. Restricted stock awards granted vest over a period of five years and are recognized as compensation to the recipient over the vesting period. The awards are recorded at fair market value and included in salary expense on a straight line basis over the vesting period.

Recently issued accounting standards

        In July 2010, the Receivables topic of the ASC was amended by ASU 2010-20 to require expanded disclosures related to a company's allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis. The Company is required to include these disclosures in its interim and annual financial statements. See Note 4, Loans.

        Disclosures about TDRs required by ASU 2010-20 were deferred by the FASB in ASU 2011-01 issued in January 2011. In April 2011 the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present.

        Disclosures related to TDRs under ASU 2010-20 have been presented in Note 4, Loans.

        In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments are effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

        ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments will be effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

        The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders' equity and requires consecutive presentation of the statement of net income and other comprehensive income. The amendment will be applicable to the Company on January 1, 2012 and will be applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB redeliberates further requirements.

        Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Recent Developments

        On December 19, 2011, Peoples Bancorporation, Inc. (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with SCBT Financial Corporation ("SCBT"). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, the Company will merge (the "Merger") with and into SCBT, with SCBT continuing as the surviving corporation (the "Surviving Corporation").

        Subject to the terms and conditions set forth in the Merger Agreement, which has been approved by the board of directors of each of SCBT and the Company, at the effective time of the Merger, each outstanding share of Company common stock will be converted into the right to receive 0.1413 (the "Exchange Ratio") of a share of common stock of SCBT ("SCBT Common Stock"), subject to the payment of cash in lieu of fractional shares and for shares as to which dissenters' rights are perfected and further subject to certain adjustments set forth in the Merger Agreement.

        The Merger Agreement contains customary representations and warranties from SCBT and the Company, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of the Company's businesses during the interim period between the execution of the Merger Agreement and the Closing, (2) the Company's obligations to facilitate its shareholders' consideration of, and voting upon, the approval of the Merger, (3) the recommendation by the board of directors of the Company in favor of the approval by its shareholders of the Merger Agreement and the transactions contemplated thereby, and (4) the Company's non-solicitation obligations relating to alternative business combination transactions.

        Completion of the Merger is subject to certain customary conditions, including (1) approval of the Merger Agreement by the Company's shareholders, (2) receipt of required regulatory approvals, (3) the absence of any law or order prohibiting the consummation of the Merger, (4) approval of the listing on the NASDAQ Global Market of the SCBT Common Stock to be issued in the Merger, and (5) the effectiveness of the registration statement for the SCBT Common Stock to be issued in the Merger. Each party's obligation to complete the Merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations under the Merger Agreement, and (3) receipt by such party of an opinion from its counsel

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

to the effect that the Merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended.

        The Merger Agreement provides certain termination rights for both SCBT and the Company, and further provides that upon termination of the Merger Agreement under certain circumstances, the Company will be obligated to pay the SCBT a termination fee of $1.5 million.

        The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated as Exhibit 10.20 to this Annual Report on Form 10-K.

Subsequent Events

        In accordance with accounting guidance regarding subsequent events, Management performed an evaluation to determine whether there have been any subsequent events since the balance sheet date that would be required to be disclosed in these financial statements.

        On January 18, 2012, two purported shareholders of Peoples filed a class action lawsuit in the Court of Common Pleas for the Thirteenth Judicial District, State of South Carolina, County of Pickens, captioned F. Davis Arnette and Mary F. Arnette v. Peoples Bancorporation, Inc. , Case No. 2012-CP-39-0064. The Complaint names as defendants the Company, the current members of the Company's board of directors, who are referred to as the director defendants, and SCBT. The Complaint is brought on behalf of a putative class of shareholders of the Company's common stock and seeks a declaration that it is properly maintainable as a class action. The Complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the proposed merger with SCBT and also alleges that SCBT aided and abetted those breaches of fiduciary duty. The Complaint further alleges that the director defendants breached their fiduciary duties to the Company's shareholders by improperly securing for themselves certain benefits not shared equally by the Company's shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirers of the Company. The Complaint seeks declaratory and injunctive relief to prevent the completion of the merger, an accounting to determine damages sustained by the putative class, and costs including plaintiffs' attorneys' and experts' fees. Each of the Company and SCBT believes that the claims asserted in the Complaint are without merit.

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

        The Banks are required to maintain average reserve balances with the FRB based upon a percentage of deposits. The average amounts of reserve balances maintained by the Banks at December 31, 2011 and 2010 were approximately $1,027,000 and $726,000, respectively.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SECURITIES

        Securities are summarized as follows as of December 31 (tabular amounts in thousands):

	2011
		Unrealized Holding
	Amortized Cost			Fair Value
		Gains	Losses
TRADING ASSETS:
OTHER SECURITIES
Maturing after ten years	$160	$—	$—	$160

SECURITIES AVAILABLE FOR SALE:
GOVERNMENT SPONSORED ENTERPRISE SECURITIES
Maturing after five but within ten years	$1,379	$145	$—	$1,524

MORTGAGE BACKED SECURITIES
Maturing within one year	945	42	3	984
Maturing after one year but within five years	61,838	1,939	23	63,754
Maturing after five years but within ten years	6,797	144	11	6,930
Maturing after ten years	16,416	447	27	16,836

	85,996	2,572	64	88,504

OTHER SECURITIES
Maturing after ten years	89	—	—	89

OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS
Maturing within one year	315	—	—	315
Maturing after one year but within five years	1,297	94	—	1,391
Maturing after five years but within ten years	17,475	1,196	—	18,671
Maturing after ten years	79,716	2,930	22	82,624

	98,803	4,220	22	103,001

Total securities available for sale	$186,267	$6,937	$86	$193,118

SECURITIES HELD TO MATURITY:
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS
Maturing within one year	$750	$3	$—	$753
Maturing after one but within five years	1,398	54	—	1,452
Maturing after five years but within ten years	1,840	123	—	1,963
Maturing after ten years	542	107	—	649

Total securities held to maturity	$4,530	$287	$—	$4,817

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SECURITIES (Continued)

	2010
		Unrealized Holding
	Amortized Cost			Fair Value
		Gains	Losses
TRADING ASSETS:
OTHER SECURITIES
Maturing after ten years	$76	$—	$—	$76

SECURITIES AVAILABLE FOR SALE:
GOVERNMENT SPONSORED ENTERPRISE SECURITIES
Maturing after five but within ten years	$1,588	$138	$—	$1,726

MORTGAGE BACKED SECURITIES
Maturing after one year but within five years	61,031	1,345	406	61.970
Maturing after five years but within ten years	11,832	75	223	11,684
Maturing after ten years	22,797	87	632	22,252

	95,660	1,507	1,261	95,906

OTHER SECURITIES
Maturing after ten years	601	—	24	577

OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS
Maturing after one year but within five years	1,297	83	—	1,380
Maturing after five years but within ten years	10,575	108	108	10,575
Maturing after ten years	20,713	116	343	20,486

	32,585	307	451	32,441

Total securities available for sale	$130,434	$1,952	$1,736	$130,650

SECURITIES HELD TO MATURITY:
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS
Maturing within one year	$1,546	$17	$—	$1,563
Maturing after one but within five years	1,918	61	—	1,979
Maturing after five years but within ten years	3,271	55	—	3,326
Maturing after ten years	514	—	7	507

Total securities held to maturity	$7,249	$133	$7	$7,375

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SECURITIES (Continued)

        The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011.

        Securities Available for Sale (tabular amounts in thousands):

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage backed securities	$4,512	$38	$2,405	$26	$6,917	$64
State and political subdivisions	4,628	22	—	—	4,628	22

Total	$9,140	$60	$2,405	$26	$11,545	$86

        Five individual securities available for sale were in a continuous loss position for twelve months or more.

        The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010.

        Securities Available for Sale (tabular amounts in thousands):

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage backed securities	$52,426	$1,260	$602	$1	$53,028	$1,261
Other securities	488	24	—	—	488	24
State and political subdivisions	15,074	436	136	15	15,210	451

Total	$67,988	$1,720	$738	$16	$68,726	$1,736

        Three individual securities available for sale were in a continuous loss position for twelve months or more.

        Securities Held to Maturity (tabular amounts in thousands):

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and political subdivisions	$507	$7	$—	$—	$507	$7

Total	$507	$7	$—	$—	$507	$7

        The Company has the ability and believes it is more likely than not it can hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is largely attributable to changes in market conditions and not in the credit quality of the issuer, and therefore these losses are not

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SECURITIES (Continued)

considered other-than-temporary. The category "other securities" above is comprised of corporate debt securities, equity securities and investments in correspondent bank stock.

Other Investments, at Cost

        The Banks, as member institutions, are required to own certain stock investments in the Federal Home Loan Bank of Atlanta (the "FHLB") and the Federal Reserve Bank of Richmond (the "Federal Reserve Bank"). These investments are carried at cost and are generally pledged against any borrowings from these institutions (see Note 10). To comply with obligations under the Community Reinvestment Act, the Company may also make "qualified investments" that support causes or activities approved by the regulators. No ready market exists for these stocks and they have no quoted market values. The Company's investments in these stocks are summarized below:

        (tabular amounts in thousands):

	December 31,
	2011	2010
Federal Reserve Bank	$827	$827
FHLB	1,556	3,242
Senior Housing Crime Prevention Preferred Shares	250	250

	$2,633	$4,319

        Securities with carrying amounts of $29,810,000 and $30,264,000 as of December 31, 2011 and 2010, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES

        Loans are summarized as follows (tabular amounts in thousands):

	December 31,
	2011	2010
Commercial	$23,973	$28,362
Real Estate:
Residential real estate	99,031	106,759
Commercial real estate	154,647	192,351
Commercial construction	2,686	6,152
Consumer and other	6,107	7,089

	286,444	340,713
Less allowance for loan losses	(6,846)	(7,919)

	$279,598	$332,794

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The Company, through the Banks, makes loans to individuals and small- to medium-sized businesses for various personal and commercial purposes, primarily in South Carolina. Credit concentrations can exist in relation to individual borrowers or groups of borrowers, types of collateral, types of industries, loan products, or regions of the country. Credit risk associated with these concentrations could arise when a significant amount of loans, with similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment to be adversely affected. The Company regularly monitors its credit concentrations. The Company does not have a significant concentration in any individual borrower. No significant portion of its loans is concentrated within a single industry or group of related industries and the Company does not have any foreign loans. The Company does, however, have a geographic concentration of customers and borrowers because most of its customers and borrowers are located in the Upstate area of South Carolina, and most of the real estate securing mortgage loans is located in this area. There are no material seasonal factors that would have an adverse effect on the Company.

        The composition of gross loans by rate type is as follows (tabular amounts in thousands):

	December 31,
	2011	2010
Variable rate loans	$87,859	$107,250
Fixed rate loans	198,585	233,463

	$286,444	$340,713

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table summarizes the allocation of the allowance for loan losses by portfolio segment at December 31, 2011 (tabular amounts in thousands):

	Commercial	Residential Real Estate	Commercial Real Estate	Commercial Construction	Consumer and Other	Total
Allowance for loan losses:
Allowance for loan losses, beginning of period	$513	$1,086	$5,628	$527	$165	$7,919
Charge-offs	20	496	3,382	325	70	4,293
Recoveries	22	7	9	—	79	117

Net charge-offs	(2)	489	3,373	325	(9)	4,176
Provision	305	475	1,972	170	181	3,103

Allowance for loans losses, end of period	$820	$1,072	$4,227	$372	$355	$6,846

Specific Reserves:
Impaired Loans	$41	$118	$10	$—	$22	$191
General Reserve	779	954	4,217	372	333	6,655

Total	$820	$1,072	$4,227	$372	$355	$6,846

Loans individually evaluated for impairment	$78	$441	$8,359	$478	$39	$9,395
Loans collectively evaluated for impairment	23,895	98,589	146,288	2,208	6,069	277,049

Total	$23,973	$99,030	$154,647	$2,686	$6,108	$286,444

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The allocation of the allowance for loan losses by portfolio segment at December 31, 2010 was as follows (tabular amounts in thousands):

	Commercial	Residential Real Estate	Commercial Real Estate	Commercial Construction	Consumer and Other	Total
Allowance for loan losses:
Allowance for loan losses, beginning of period	$527	$1,136	$5,314	$15	$439	$7,431
Charge-offs	1,866	1,160	938	2,589	19	6,572
Recoveries	329	77	6	5	18	435

Net charge-offs	1,537	1,083	932	2,584	1	6,137
Provision	1,523	1,033	1,246	3,096	(273)	6,625

Allowance for loans losses, end of period	$513	$1,086	$5,628	$527	$165	$7,919

Specific Reserves:
Impaired Loans	$—	$186	$951	$—	$—	$1,137
General Reserve	513	900	4,677	527	165	6,782

Total	$513	$1,086	$5,628	$527	$165	$7,919

Loans individually evaluated for impairment	$483	$3,916	$11,203	$—	$17	$15,619
Loans collectively evaluated for impairment	27,879	102,843	181,148	6,152	7,072	325,094

Total	$28,362	$106,759	$192,351	$6,152	$7,089	$340,713

        Impaired loans are measured using the fair market value method of computing impairments. This method consists of using the recent appraised value less costs to market the collateral. The difference between the fair market value and a higher loan balance is charged against the allowance at the time it is recognized.

        When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries on any amounts previously charged-off. Further cash receipts are applied to interest income, to the extent that any interest has been foregone.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Impaired loans were as follows:

        The composition of and information relative to impaired loans, by loan category is as follows (dollars in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
As of December 31, 2011
With no related allowance recorded:
Commercial	$—	$—	$—	$21	$—
Real Estate:
Residential real estate	112	112	—	2,364	—
Commercial real estate	8,321	10,398	—	11,595	—
Commercial construction	478	478	—	371	—
Consumer and other	17	17	—	14	—

	$8,928	$11,025	$—	$14,365	$—

With a related allowance recorded:
Commercial	$78	$78	$41	$20	$—
Real Estate:
Residential real estate	329	329	118	82	—
Commercial real estate	38	38	10	534	—
Commercial construction	—	—	—	—	—
Consumer and other	22	22	22	11	—

	$467	$467	$191	$647	$—

Total impaired loans:
Commercial	$78	$—	$41	$41	$—
Real Estate:
Residential real estate	461	461	118	2,898	—
Commercial real estate	10,436	10,436	10	12,129	—
Commercial construction	478	478	—	371	—
Consumer and other	39	39	22	25	—

	$11,492	$11,414	$191	$15,423	$—

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
As of December 31, 2010
With no related allowance recorded:
Commercial	$483	$483	$—	$483	$—
Real Estate:
Residential real estate	3,008	2,661	—	2,683	—
Commercial real estate	5,635	6,158	—	8,887	—
Commercial construction	1,231	1,047	—	1,130	—
Consumer and other	17	25	—	26	—

	$10,374	$10,374	$—	$13,209	$—

With a related allowance recorded:
Commercial	$—	$—	$—	$—	$—
Real Estate:
Residential real estate	740	740	186	846	—
Commercial real estate	4,505	5,318	951	5,351	—
Commercial construction	—	—	—	—	—
Consumer and other	—	—	—	—	—

	$5,245	$6,058	$1,137	$6,197	$—

Total impaired loans:
Commercial	$483	$483	$—	$483	$—
Real Estate:
Residential real estate	3,745	3,401	186	3,529	—
Commercial real estate	10,140	11,476	951	14,238	—
Commercial construction	1,231	1,047	—	1,130	—
Consumer and other	17	25	—	26	—

	$15,619	$16,432	$1,137	$19,406	$—

        When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries on any amounts previously charged-off. Further cash receipts are applied to interest income, to the extent that any interest has been forgone. When this doubt of collectibility does not exist, all cash receipts are applied under the contractual terms of the loan agreement.

        Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions to principal. Subsequent payments on non-accrual loans are recorded as reductions of principal, and interest income is recorded only after principal recovery is reasonably assured. Non-accrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

months before returning a non-accrual loan to accrual status. These policies apply to each of the Company's loan classes.

        Non-performing loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category.

        Delinquent Loans at December 31, 2011, were as follows (tabular amounts in thousands):

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Total Current	Total Loans
Commercial	$4	$—	$—	$4	$23,969	$23,973
Real Estate:
Residential real estate	571	118	60	749	98,282	99,031
Commercial real estate	1,355	23	3,425	4,803	149,844	154,647
Commercial construction	—	—	921	921	1,765	2,686
Consumer and other	91	7	—	98	6,009	6,107

Total	$2,021	$148	$4,406	$6,575	$279,869	$286,444

        Delinquent Loans at December 31, 2010, were as follows (tabular amounts in thousands):

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Total Current	Total Loans
Commercial	$10	$—	$483	$493	$27,869	$28,362
Real Estate:
Residential real estate	1,842	70	612	2,524	104,235	106,759
Commercial real estate	1,330	1,785	6,570	9,685	182,666	192,351
Commercial construction	—	—	728	728	5,424	6,152
Consumer and other	25	174	—	199	6,890	7,089

Total	$3,207	$2,029	$8,393	$13,629	$327,084	$340,713

Credit Quality Indicators

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying loans as to credit risk. Loans classified as substandard or special mention are reviewed monthly by the Company for further deterioration or improvement to determine if appropriately classified. All commercial loans greater than $50,000 are reviewed when originated and a sample of smaller consumer relationships are reviewed after origination. Larger relationships are reviewed on an annual basis or more frequently if needed. In addition, during the renewal process of any loans, as well if a loan becomes past due, the Company will evaluate the loan grade.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Loans excluded from the scope of the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Banks for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The following definitions are used for risk ratings:

        Special Mention.    Loans classified as special mention have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or of the Bank's credit position at some future date.

        Substandard.    Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligors or of the collateral pledged, if any. Loans so classified have well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, condition, and values, highly questionable and improbable.

        The table below sets forth total loans and the amounts of loans by type in each of these risk categories at December 31, 2011 (tabular amounts in thousands):

	Total	Pass Credits	Special Mention	Substandard	Doubtful
Commercial	$23,973	$22,342	$263	$1,368	$—
Real Estate:
Residential real estate	99,031	96,390	1,659	982	—
Commercial real estate	154,647	121,607	12,323	20,717	—
Commercial construction	2,686	1,576	632	478	—
Consumer and other	6,107	6,046	20	41	—

Total	$286,444	$247,961	$14,897	$23,586	$—

        The table below sets forth total loans and the amounts of loans by type in each of these risk categories at December 31, 2010 (tabular amounts in thousands):

	Total	Pass Credits	Special Mention	Substandard	Doubtful
Commercial	$28,362	$25,961	$1,064	$1,335	$2
Real Estate:
Residential real estate	106,759	102,778	1,729	2,252	—
Commercial real estate	192,351	140,917	17,851	33,583	—
Commercial construction	6,152	3,453	1,052	1,647	—
Consumer and other	7,089	7,071	18	—	—

Total	$340,713	$280,180	$21,714	$38,817	$2

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Troubled Debt Restructurings

        In the course of working with borrowers, the Banks may choose to restructure the contractual terms of certain loans. In this scenario, the Banks attempt to work out an alternative payment schedule with the borrower in order to optimize collectibility of the loan. Any loans that are modified are reviewed by the Banks to identify if a troubled debt restructuring ("TDR") has occurred. This occurs when, for economic or legal reasons related to a borrower's financial difficulties, the Bank grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower's current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Bank do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time collection and/or foreclosure proceedings are initiated. At any time prior to a sale of property at foreclosure, the Bank may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

        As a result of adopting the amendments of Accounting Standards Update ("ASU") 2011-02, the Banks reassessed all restructurings occurring since January 1, 2011 to determine whether they are considered TDRs under the amended guidance. The Banks identified as TDRs certain loans for which the allowance for loan losses had previously been measured under a general allowance methodology. Upon identifying those loans as TDRs, the Banks identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired. At December 31, 2011, the recorded investment in loans for which the allowance was previously measured under general allowance methodology, but which are now impaired under ASC 310-10-35 was $1,038,000, and the allowance for loan losses associated with those loans, on the basis of a current evaluation of loss, was $32,000.

        Troubled Debt Restructurings (dollar amounts in thousands):

	For the year ended December 30, 2011
	Number Of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial	1	$44	$44
Real Estate:
Residential real estate	2	454	454
Commercial real estate	7	747	521
Commercial construction	1	261	261
Consumer and other	1	22	22

Total	12	$1,528	$1,302

        During the twelve months ended December 31, 2011, the Banks modified twelve loans that were considered to be TDRs. The terms for seven of these loans were extended and the interest rate was lowered for five of these loans.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Troubled debt restructurings that occurred and subsequently defaulted during the period (dollar amounts in thousands):

For the year ended December 31, 2011
	Number of Contracts	Recorded Investment
Commercial	—	$—
Real Estate:
Residential real estate	—	—
Commercial real estate	5	1,246
Commercial construction	—	—
Consumer and other	—	—

Total	5	$1,246

NOTE 5—PREMISES AND EQUIPMENT

        The principal categories and estimated useful lives of premises and equipment are summarized in the table below (tabular amounts in thousands):

		December 31,
	Estimated useful lives
		2011	2010
Land		$3,618	$3,618
Building and improvements	15 - 40 years	9,673	9,624
Furniture, fixtures and equipment	3 - 10 years	9,584	9,115

		22,875	22,357
Less accumulated depreciation		12,125	11,334

		$10,750	$11,023

        Depreciation expense of approximately $791,000 and $920,000 for 2011 and 2010, respectively, is included in occupancy and equipment expenses in the accompanying consolidated statements of income (loss).

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—ASSETS ACQUIRED IN SETTLEMENT OF LOANS

        The following table summarizes the composition of assets acquired in settlement of loans as of the dates noted (tabular dollar amounts in thousands):

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Amount	#	Amount	#
Construction and land development	$9,443	35	$9,964	38
Residential real estate	3,817	14	2,870	13
Commercial real estate	1,843	7	510	3

Total assets acquired in settlement of loans	$15,103	56	$13,344	54

        The following summarizes activity with respect to assets acquired in settlement of loans (tabular amounts in thousands):

	For the years ended December 31,
	2011	2010
BALANCE, BEGINNING OF YEAR	$13,344	$11,490
Additions—foreclosures	8,078	9,943
Sales	(4,122)	(7,017)
Write downs	(2,197)	(522)
Valuation reserve	—	(550)

BALANCE, END OF YEAR	$15,103	$13,344

NOTE 7—DEPOSITS

        The composition of deposits is as follows (tabular amounts in thousands):

	December 31,
	2011	2010
Demand deposits, noninterest-bearing	$56,360	$48,151
NOW and money market accounts	168,568	151,253
Savings deposits	12,036	10,437
Time certificates, $100,000 or more	104,621	120,586
Other time certificates	134,868	144,327

Total	$476,453	$474,754

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—DEPOSITS (Continued)

	December 31,
	2011	2010
Time certificates maturing
Within one year	$176,246	$183,444
After one but within two years	55,784	60,846
After two but within three years	5,535	19,898
After three but within four years	981	393
After four years	943	332

	239,489	264,913
Transaction and savings accounts	236,964	209,841

	$476,453	$474,754

        Time certificates of deposit in excess of $100,000, excluding IRAs, totaled approximately $86,746,000 and $104,288,000 at December 31, 2011 and 2010, respectively. Interest expense on certificates of deposit in excess of $100,000 was approximately, $1,385,000 in 2011 and $1,890,000 in 2010. The Banks had brokered time certificates of deposit totaling approximately, $32,444,000 at December 31, 2011 and $43,194,000 at December 31, 2010. Traditional brokered time deposits at the Banks amounted to approximately $23,530,000 at December 31, 2011 and $25,121,000 at December 31, 2010. Brokered time deposits within the Certificate of Deposit Account Registry Service ("CDARS") at the Banks amounted to approximately $8,914,000 at December 31, 2011 and $18,073,000 at December 31, 2010.

NOTE 8—SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

        Securities sold under repurchase agreements are summarized as follows (tabular amounts in thousands):

	December 31,
	2011	2010
Government sponsored enterprise securities with an amortized cost of $20,582,000 ($21,399,000 fair value) and $22,527,000 ($22,914,000 fair value) at December 31, 2011 and 2010, respectively, collateralize the agreements	$10,191	$10,362

        The Banks enter into sales of securities under agreements to repurchase. These obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities maintained by a safekeeping agent. The weighted average interest rate of these agreements was 0.64 percent and 0.68 percent for 2011 and 2010, respectively. The agreements mature daily. Securities sold under agreements to repurchase averaged $11,616,000 and $13,809,000 during 2011 and 2010, respectively. The maximum amounts outstanding at any month-end were $15,137,000 and $16,572,000 during 2011 and 2010, respectively.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—FEDERAL FUNDS PURCHASED

        At December 31, 2011, the Banks had the ability to purchase federal funds from unrelated banks under short-term lines of credit totaling $22,000,000. These lines of credit are available on a one- to seven-day basis for general corporate purposes.

NOTE 10—ADVANCES UNDER LINES OF CREDIT

        The Banks have the ability to borrow up to 20 percent of their total assets under lines of credit from the FHLB subject to available qualifying collateral. Borrowings may be obtained under various FHLB lending programs with various terms. Borrowings from the FHLB require qualifying collateral (which includes certain mortgage loans, investment securities and FHLB stock) and may require purchasing additional stock in the FHLB.

        The Banks had no advances at December 31, 2011 and December 31, 2010. At December 31, 2011 and 2010, the lines were collateralized by qualifying mortgage loans aggregating approximately $100,253,000 and $105,250,000, respectively. As of December 31, 2011, the Banks had the ability to borrow $59,302,000 from the FHLB.

        Beginning in 2010, the Banks also have the ability to borrow funds from the Federal Reserve Bank through the Discount Window. This short-term borrowing relationship is collateralized by qualifying 1-4 family construction real estate, residential and commercial land, and commercial and industrial loans, aggregating approximately $12,378,000 and $12,220,000 at December 31, 2011 and 2010, respectively. The Banks had no Discount Window advances at December 31, 2011 and December 31, 2010.

NOTE 11—INCOME TAXES

        Provision (benefit) for income taxes consists of the following (tabular amounts in thousands):

	For the years ended December 31,
	2011	2010
Current tax provision
Federal	$588	$203
State	152	44

Total current tax expense	740	247
Deferred tax benefit	(439)	(916)

Expense (benefit) for income taxes	$301	$(669)

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—INCOME TAXES (Continued)

        Income taxes differ from the tax expense computed by applying the statutory federal income tax rate of 34 percent to income before income taxes. The reasons for these differences are as follows (tabular amounts in thousands):

	For the years ended December 31,
	2011	2010
Tax expense (benefit) at statutory rate	$1,103	$(97)
Increase (decrease) in taxes resulting from:
State income taxes, net of federal benefit	95	30
Tax-exempt interest income	(812)	(494)
Investment in life insurance	(160)	(166)
Other	75	58

Expense (benefit) for income taxes	$301	$(669)

        Deferred tax assets (liabilities) result from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. Management believes realization of the deferred tax assets is more likely than not and accordingly has not recorded a valuation allowance. The sources and the cumulative tax effect of temporary differences are as follows (tabular amounts in thousands):

	December 31,
	2011	2010
Deferred tax assets
Allowance for loan losses	$2,328	$2,692
Deferred compensation	489	426
Other than temporary impairment	1,051	1,032
Alternative minimum tax credit	1,427	1,168
Depreciation	—	41
Other	1,390	842

	6,685	6,201

Deferred tax liabilities
Depreciation	(31)	—
Prepaid expenses	(142)	(128)
Unrealized holding gains on securities available for sale	(2,330)	(74)

	(2,503)	(202)

Net deferred tax assets included in other assets	$4,182	$5,999

        Net operating loss carry forward expires in 2030.

        The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with ASC Topic 740.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2011, unfunded commitments to extend credit were $63,232,000, of which $58,105,000 was at variable rates and $5,127,000 was at fixed rates. These commitments included $1,483,000 of unfunded amounts of construction loans, $46,974,000 of undisbursed amounts of home equity lines of credit, $9,182,000 of unfunded amounts under commercial lines of credit, and $5,593,000 of other commitments to extend credit. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

        At December 31, 2011, there was $1,808,000 committed under letters of credit. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

        The Company has not recorded a liability for the current carrying amount of the obligation to perform as a guarantor, and no contingent liability was considered necessary, as such amounts were not considered material.

NOTE 13—COMMITMENTS AND CONTINGENCIES

        On January 18, 2012, two purported shareholders of Peoples filed a class action lawsuit in the Court of Common Pleas for the Thirteenth Judicial District, State of South Carolina, County of Pickens, captioned F. Davis Arnette and Mary F. Arnette v. Peoples Bancorporation, Inc. , Case No. 2012-CP-39-0064. The Complaint names as defendants the Company, the current members of the Company's board of directors, who are referred to as the director defendants, and SCBT. The Complaint is brought on behalf of a putative class of shareholders of the Company's common stock and seeks a declaration that it is properly maintainable as a class action. The Complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the proposed merger with SCBT and also alleges that SCBT aided and abetted those breaches of fiduciary duty. The Complaint further alleges that the director defendants breached their fiduciary duties to the Company's shareholders by improperly securing for themselves certain benefits not shared equally by the Company's shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirers of the Company. The Complaint seeks declaratory and injunctive relief to prevent the completion of the merger, an accounting to

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

determine damages sustained by the putative class, and costs including plaintiffs' attorneys' and experts' fees. Each of the Company and SCBT believes that the claims asserted in the Complaint are without merit.

        The Company is subject to other various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management based on consultation with external legal counsel, the outcome of any currently pending litigation is not expected to materially affect the Company's consolidated financial position or results of operations.

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

NOTE 14—RELATED PARTY TRANSACTIONS

        At December 31, 2011 and 2010, certain officers, directors, employees, related parties and companies in which they have 10 percent or more beneficial ownership, were indebted to the Banks in the aggregate amount of $24,273,000 and $25,251,000, respectively. During 2011, $2,498,000 of new loans were made to this group and repayments of $3,476,000 were received. This same group had deposits in the Banks of $6,739,000 and $6,965,000 at December 31, 2011 and 2010, respectively.

NOTE 15—COMMON STOCK AND EARNINGS (LOSS) PER SHARE

        Earnings (loss) per common share is computed and presented in accordance with ASC Topic 260. The assumed conversion of stock options creates the difference between basic and diluted net income (loss) per common share. Income (loss) per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented.

        (Amounts in thousands except share information)

	December 31,
	2011	2010
Net income (loss) available to common shareholders	$2,119	$(440)
Weighted average shares outstanding:
Basic	7,010,771	7,003,063
Diluted	7,033,397	7,003,063
Income (loss) per common share:
Basic	$0.30	$(0.06)

Diluted	$0.30	$(0.06)

        Common shares totaling 22,626 subject to exercisable options were excluded from the 2011 earnings per share calculation because they are considered anti-dilutive and 26,507 subject to exercisable options shares were excluded from the calculation in 2010.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—PREFERRED STOCK AND RESTRICTIONS ON DIVIDENDS

        On April 24, 2009 the Company entered into a Letter Agreement and Securities Purchase Agreement (the "Purchase Agreement") with the U.S. Treasury Department ("Treasury") under the Troubled Asset Relief Program ("TARP") Capital Purchase Program, pursuant to which the Company sold the Treasury (i) 12,660 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the "Series T Preferred Stock") and (ii) a warrant (the "Warrant") to purchase 633 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series W (the "Series W Preferred Stock") for an aggregate purchase price of $12,660,000 in cash (The Series T Preferred Stock and Series W Preferred Stock are referred to collectively as the "Preferred Stock,"). The Warrant was exercised by Treasury immediately, and the net proceeds from the sale of $12,615,000 were allocated between the Series T Preferred Stock and the Series W Preferred Stock based on their relative fair values at the time of the sale. Of the net proceeds, $11,910,000 was allocated to the Series T Preferred Stock and $705,000 was allocated to the Series W Preferred Stock. The accretion of the discount recorded on the Series T Preferred Stock, net of the amortization of the premium recorded on the Series W Preferred Stock, is offset directly against retained earnings over a five-year period applying a level yield, and is reported on the consolidated statement of income (loss) in the determination of the amount of net income (loss) available to common shareholders.

        The Series T Preferred Stock will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series W Preferred Stock will pay cumulative dividends at a rate of 9% per annum. The cumulative dividend for the Preferred Stock is accrued and payable on February 15, May 15, August 15 and November 15 of each year. The Company declared and paid $690,000 in preferred stock dividends to the U.S. Treasury in 2011. Both the Series T and Series W Preferred Stock qualify as Tier I capital and may be redeemed after April 24, 2012 at the stated amount of $1,000 per share plus any accrued and unpaid dividends. Prior to April 24, 2012, the Preferred Stock may be redeemed only with proceeds from the sale of qualifying equity securities. The Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series T or Series W Preferred Stock.

        Pursuant to the terms of the Purchase Agreement, the ability of the Company to declare or pay dividends or make other distributions on its Common Stock is subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share declared on the Common Stock prior to April 24, 2009. In addition, as long as the Preferred Stock is outstanding, Common Stock dividend payments are prohibited until all accrued and unpaid dividends are paid on such Preferred Stock, subject to certain limited exceptions. This restriction will terminate on April 24, 2012, or earlier if the Preferred Stock has been redeemed in whole or if the Treasury has transferred all of the Preferred Stock to third parties. The Company paid no cash dividends to its common shareholders in 2011 or 2010.

NOTE 17—STOCK-BASED COMPENSATION PLANS

Stock Option Awards

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2011 and 2010, dividend yields of $0.00 per share, expected volatility from 38 to 43 percent, risk-free interest rates from 2.48 to 3.32 percent, and expected life of 10 years. The weighted average fair market value of options granted approximated $0.79 in 2011 and $1.00 in 2010.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—STOCK-BASED COMPENSATION PLANS (Continued)

        A summary of the status of the plans as of December 31, 2011 and 2010, and changes during the years ending on those dates is presented below (all shares and exercise prices have been adjusted for stock dividends and the stock split since the date of grant):

	Options outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2009	154,868	$9.86
Granted	9,500	2.03
Exercised	—	—		$—
Forfeited or expired	(20,944)	9.72

Outstanding at December 31, 2010	143,424	9.36	5.45	$—
Granted	6,000	1.36
Exercised	—	—
Forfeited or expired	(12,914)	7.71

Outstanding at December 31, 2011	136,510	9.16	4.86	$—

Options exercisable at year-end	126,733	9.48	4.86	$—

Shares available for grant at December 31, 2011	345,650

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested options at December 31, 2010	18,299	$6.17
Granted	6,000	1.36
Vested	(1,608)	10.75
Forfeited or expired	(12,914)	7.71

Non-vested options at December 31, 2011	9,777	$5.07

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—STOCK-BASED COMPENSATION PLANS (Continued)

        We have unrecognized compensation cost of $28,134 and $43,863 at December 31, 2011 and 2010 respectively, related to non-vested stock options.

Weighted Average Remaining Contractual Life (Years)	Number of Shares Outstanding	Weighted Average Exercise Price	Number Of Shares Exercisable	Weighted Average Exercise Price
Less than one year	15,470	$9.15	15,470	$9.15
After one year but within two years	3,820	10.47	3,820	10.47
After two years but within three years	22,099	12.96	22,099	12.96
After three years but within four years	13,310	14.91	13,310	14.91
After four years but within five years	21,364	10.75	21,364	10.75
After five years but within six years	17,447	10.49	15,620	10.53
After six years but within seven years	14,000	7.59	11,600	7.59
After seven years but within eight years	14,500	2.77	11,125	2.76
After eight years but within nine years	8,500	2.04	6,700	2.17
After nine years	6,000	1.33	5,625	1.34

	136,510	9.16	126,733	9.48

        The plans are administered by the Board of Directors or by a committee designated by the Board. The plans provide that if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of options shall be increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Restricted Stock Awards

        On July 20, 2011 the Board of Directors of the Company approved a Restricted Stock Plan ("Plan") for its executive officers and employees and set aside 103,000 shares of its common stock to be issued in connection with the Plan. Restricted stock awards granted vest over a period of five years and are recognized as compensation to the recipient over the vesting period. The awards are recorded at fair market value and included in salary expense on a straight line basis over the vesting period. In 2011 the Company granted 92,500 shares, and 18,500 shares were vested at a fair market value of $1.50 per share.

NOTE 18—EMPLOYEE BENEFIT PLANS

        The Company maintains a 401(k) retirement plan for all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to one-hundred percent of such contributions which do not exceed three percent of the contributor's annual salary, plus fifty percent of such contributions as exceed three percent but do not exceed five percent of the contributor's annual salary, subject to certain adjustments and limitations. Contributions to the plan of $206,083 and $205,450 were charged to operations during 2011 and 2010, respectively.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—EMPLOYEE BENEFIT PLANS (Continued)

        Supplemental benefits have been approved by the Board of Directors for certain executive officers of the Company. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, a source for certain funding is provided informally and indirectly by life insurance policies owned by the Banks. The Company recorded expense related to these benefits of $105,347 and $79,465 in 2011 and 2010, respectively.

NOTE 19—REGULATORY MATTERS

        The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to adjusted total assets. Management believes, as of December 31, 2011, that the Banks meet all capital adequacy requirements to which they are subject.

        On October 15, 2008, Bank of Anderson, N.A. entered into a Formal Agreement with its primary regulator, the OCC. The Agreement was based on the findings of the OCC during their on-site examination of the Bank that commenced on April 28, 2008. On August 16, 2010, The Peoples National Bank entered into a Formal Agreement with the OCC based on the findings of its on-site examination of the Bank that commenced on March 15, 2010. The Agreements require the establishment of certain plans and programs within various time periods and seek to enhance the Banks' existing practices and procedures in the areas of credit risk management, credit underwriting, liquidity, funds management and strategic and profitability planning. Specifically, under the terms of the Agreements the Banks are required to (i) appoint Compliance Committees that are responsible for monitoring and coordinating the Banks' adherence to the provisions of the Agreements, (ii) develop, implement, and thereafter ensure the Banks' adherence to a written program to improve the Banks' loan portfolio management, (iii) adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an adequate Allowance for Loan and Lease Loss in accordance with generally accepted accounting principles, (iv) take immediate and continuing action to protect the Banks' interests in assets criticized by the OCC or by internal or external loan review professionals, (v) develop, implement, and thereafter adhere to written programs to improve construction loan underwriting standards, (vi) adopt, implement, and thereafter ensure adherence to written asset diversification programs consistent with OCC Banking Circular 255, (vii) adopt, implement, and thereafter ensure adherence to written strategic plans covering a period of at least three years, (viii) develop, implement, and thereafter ensure adherence to a three-year capital plan, (ix) develop, implement, and thereafter ensure adherence to written profit plans to improve and sustain the earnings of the Banks, (x) ensure levels of liquidity are sufficient to sustain the Banks' current operations and to withstand any anticipated or extraordinary demand against their funding bases, and (xi) obtain prior written determination of no supervisory objection from the OCC before accepting, renewing, or rolling

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—REGULATORY MATTERS (Continued)

over brokered deposits. The Banks are required to submit reports quarterly on the progress made to comply with each article within the Agreements.

        The Banks believe they have responded appropriately to substantially all of the requirements of the Agreements, including completing plans and programs within the time frames required by the Agreements. The current status of those actions are disclosed in the financial data and Management's Discussion and Analysis in this report. If the Banks do not satisfy and maintain adherence with each of the requirements set forth in the Agreements, the Banks will be deemed to be in non-compliance. Failure to comply with the Agreements could result in the OCC's taking additional enforcement actions against the Banks. The Banks' ability to meet some of the goals set forth in the Agreements depends in part upon their financial performance, the stabilization of local real estate markets, and improvement in economic conditions in general.

        Peoples Bancorporation, Inc. is a registered bank holding company that owns and controls The Peoples National Bank, Bank of Anderson, N.A., and Seneca National Bank. Accordingly, the Company is expected to fully utilize its financial and managerial resources to serve as a source of strength to the Banks and to take steps necessary to ensure the Banks comply with any supervisory actions taken by the Banks' primary federal regulator, the OCC.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—REGULATORY MATTERS (Continued)

        The Company's and the Banks' actual capital amounts and ratios and minimum regulatory amounts and ratios are presented in the table that follows.

			For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Actual		Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollar amounts in thousands)
Peoples Bancorporation, Inc.:
As of December 31, 2011
Total Capital (to risk-weighted assets)	$53,421	16.13%	$26,495	8.00%	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	49,247	14.87	13,247	4.00	N/A	N/A
Tier 1 Capital (to adjusted total assets)	49,247	9.08	21,695	4.00	N/A	N/A
As of December 31, 2010
Total Capital (to risk-weighted assets)	53,019	14.12	30,039	8.00	N/A	N/A
Tier 1 Capital (to risk-weighted assets)	48,286	12.86	15,019	4.00	N/A	N/A
Tier 1 Capital (to adjusted total assets)	48,286	8.92	21,653	4.00	N/A	N/A
The Peoples National Bank(1):
As of December 31, 2011
Total Capital (to risk-weighted assets)	32,501	15.95	16,301	8.00	$20,377	10.00%
Tier 1 Capital (to risk-weighted assets)	29,927	14.68	8,154	4.00	12,232	6.00
Tier 1 Capital (to adjusted total assets)	29,927	9.48	12,627	4.00	15,784	5.00
As of December 31, 2010
Total Capital (to risk-weighted assets)	31,705	13.29	19,085	8.00	23,856	10.00
Tier 1 Capital (to risk-weighted assets)	28,690	12.03	9,539	4.00	14,309	6.00
Tier 1 Capital (to adjusted total assets)	28,690	8.91	12,880	4.00	16,100	5.00
Bank of Anderson, N.A.(1):
As of December 31, 2011
Total Capital (to risk-weighted assets)	12,966	16.70	6,211	8.00	7,764	10.00
Tier 1 Capital (to risk-weighted assets)	11,992	15.45	3,105	4.00	4,657	6.00
Tier 1 Capital (to adjusted total assets)	11,992	8.47	5,663	4.00	7,079	5.00
As of December 31, 2010
Total Capital (to risk-weighted assets)	13,143	15.53	6,770	8.00	8,463	10.00
Tier 1 Capital (to risk-weighted assets)	12,079	14.28	3,383	4.00	5,075	6.00
Tier 1 Capital (to adjusted total assets)	12,079	8.33	5,800	4.00	7,250	5.00
Seneca National Bank(1):
As of December 31, 2011
Total Capital (to risk-weighted assets)	7,226	14.82	3,901	8.00	4,876	10.00
Tier 1 Capital (to risk-weighted assets)	6,613	13.56	1,951	4.00	2,926	6.00
Tier 1 Capital (to adjusted total assets)	6,613	8.52	3,105	4.00	3,881	5.00
As of December 31, 2010	7,169	13.71	4,182	8.00	5,228	10.00
Total Capital (to risk-weighted assets)	6,513	12.46	2,091	4.00	3,136	6.00
Tier 1 Capital (to risk-weighted assets)	6,513	8.82	2,954	4.00	3,692	5.00
Tier 1 Capital (to adjusted total assets)

(1)
The OCC has established individual minimum capital ratios for the three Banks pursuant to 12 C.F.R. Section 3.10. These minimum requirements exceed the normal regulatory requirements to be well capitalized.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—REGULATORY MATTERS (Continued)

  Currently each of the Banks is required to maintain 12% total risk-based capital, 10% tier 1 risk-based capital, and 8% leverage ratio.

  NOTE 20—FAIR VALUE OF FINANCIAL INSTRUMENTS

          ASC Topic 820 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. ASC Topic 820 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common and preferred stock, premises and equipment and other assets and liabilities.

          Fair value approximates carrying value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing deposits in other banks, federal funds sold and purchased, short-term FHLB advances, and securities sold under repurchase agreements.

          Securities are valued using quoted fair market prices. Other investments are valued at par value.

          Fair value for variable-rate loans that reprice frequently, loans held for sale, and loans that mature in less than three months is based on the carrying value. Fair value for fixed-rate mortgage loans, personal loans, and all other loans (primarily commercial) maturing after three months is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

          Fair value for cash surrender value life insurance approximates its carrying value.

          Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts and securities sold under repurchase agreements maturing within one year are valued at their carrying value. The fair value of certificates of deposit is estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

          The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The estimated fair values of the Company's financial instruments are as follows (tabular amounts in thousands):

	December 31,
	2011		2010
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and due from banks	$8,078	$8,078	$6,612	$6,612
Interest-bearing deposits in other banks	2	2	1	1
Federal funds sold	12,507	12,507	10,631	10,631
Trading assets	160	160	76	76
Securities available for sale	193,118	193,118	130,650	130,650
Securities held to maturity	4,530	4,817	7,249	7,375
Other investments	2,633	2,633	4,319	4,319
Loans (gross)	286,444	285,072	340,713	338,445
Cash surrender value of life insurance	13,262	13,262	12,791	12,791
Financial liabilities:
Deposits	476,453	477,209	474,754	475,384
Securities sold under repurchase agreements	10,191	10,191	10,362	10,362

          The ASC for fair value provides a framework for measuring and disclosing fair value under generally accepted accounting principles and requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

          Fair value is identified as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury and other securities that are highly liquid and are actively traded in over-the-counter markets.

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U. S. Government and agency mortgage-backed debt securities and impaired loans that are carried at the appraisal value of the underlying collateral.
Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. For example, this category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly-structured or long-term derivative contracts.

          Assets and liabilities measured at fair value on a recurring basis or nonrecurring basis are as follows as of December 31, 2011 (tabular amounts in thousands):

	Quoted market price in active markets for identical assets/liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Recurring Basis:
Available for sale securities:
Government sponsored enterprise securities	$—	$1,524	$—	$1,524
Mortgage backed securities	—	88,504		88,504
Other securities	—	89		89
Obligations of states and political subdivisions	—	103,001		103,001
Trading assets—other	160	—	—	160

Total	$160	$193,118	$—	$193,278

Nonrecurring Basis:
Impaired loans	$—	$9,204	$—	$9,204
Assets acquired in settlement of loans	—	15,103	—	15,103

Total	$—	$24,307	$—	$24,307

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Assets and liabilities measured at fair value on a recurring basis or nonrecurring basis are as follows as of December 31, 2010 (tabular amounts in thousands):

	Quoted market price in active markets for identical assets/liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Recurring Basis:
Available for sale securities:
Government sponsored enterprise securities	$—	$1,726	$—	$1,726
Mortgage backed securities	—	95,906		95,906
Other securities	—	577		577
Obligations of states and political subdivisions	—	32,441		32,441
Trading assets—other	76	—	—	76

Total	$76	$130,650	$—	$130,726

Nonrecurring Basis:
Impaired loans	$—	$14,482	$—	$14,482
Assets acquired in settlement of loans	—	13,344	—	13,344

Total	$—	$27,826	$—	$27,826

  NOTE 21—CONDENSED FINANCIAL INFORMATION

          Following is condensed financial information of Peoples Bancorporation, Inc. (parent company only) (tabular amounts in thousands):

CONDENSED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Cash	$604	$996
Investment in bank subsidiaries	58,198	51,294
Other assets	385	172

	$59,187	$52,462

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities	$202	$164
Shareholders' equity	58,985	52,298

	$59,187	$52,462

PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21—CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	For the years ended December 31,
	2011	2010
INCOME
Other income	$50	$—
Fees and dividends from subsidiaries	5,190	4,874

	5,240	4,874

EXPENSES
Salaries and benefits	3,352	3,354
Occupancy	8	9
Equipment	360	354
Other operating	1,195	1,135

	4,915	4,852

EQUITY IN UNDISTRIBUTED NET INCOME OF BANK SUBSIDIARIES	2,526	283

Income before income taxes	2,851	305
INCOME TAX BENEFIT	(92)	(78)

NET INCOME	$2,943	$383

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$2,943	$383
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of bank subsidiaries	(2,526)	(283)
Stock based compensation	29	43
(Increase) decrease in other assets	(213)	122
(Decrease) increase in other liabilities	38	(168)

Net cash provided by operating activities	271	97

FINANCING ACTIVITIES
Proceeds from the issuance of common stock	27	—
Cash dividends	(690)	(690)

Net cash used for financing activities	(663)	(690)

Net decrease in cash	(392)	(593)
CASH, BEGINNING OF YEAR	996	1,589

CASH, END OF YEAR	$604	$996

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

SCBT FINANCIAL CORPORATION,

and

PEOPLES BANCORPORATION, INC.

Dated as of December 19, 2011

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

	Section
Acquisition Proposal	6.9(a	)
Affiliate	3.25(a	)
Agreement	Preamble
Alternative Transaction	6.9(b	)
Articles of Merger	1.2
Balance Sheet	3.7
Bank Merger	1.9
Bank Merger Certificates	1.9
BCA	1.1
Business Day	9.9
Cancelled Shares	1.7(d	)
Certificates	2.2(a	)
Claim	6.7(a	)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Articles of Incorporation	3.1(a	)
Company Benefit Plans	3.11(a	)
Company Board Recommendation	6.3(b	)
Company Bylaws	3.1(a	)
Company Common Stock	1.7(b	)
Company Indemnified Party	6.7(a	)
Company Intellectual Property	3.21(a	)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Restricted Shares	1.8(b	)
Company SEC Documents	3.5(b	)
Company Series T Preferred Stock	1.7(c	)(i)
Company Series W Preferred Stock	1.7(c	)(ii)
Company Shareholders Meeting	6.3(b	)
Company Stock Plan	9.9
Company Subsidiaries	3.1(b	)
Company Subsidiary	3.1(b	)
Confidentiality Agreement	9.9
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a	)
CRA	3.13(c	)
Derivative Transactions	3.17
Disclosure Schedule	Article III
Dissenting Shareholder	1.7(f	)
Dissenting Shares	1.7(f	)
EESA	3.11(l	)
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a	)
ERISA	3.11(a	)
ERISA Affiliate	9.9
Exchange Act	4.7(b	)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.7(b	)
FDIC	3.1(a	)
Federal Reserve	3.5
Form S-4	6.3(a	)
Formal Agreement	3.15
GAAP	3.6(a	)
Governmental Entity	3.4
Holders	2.2(a	)
Intellectual Property	3.21(d	)
IRS	3.10(k	)
Knowledge	9.9
Law	9.9
Laws	9.9
Leased Premises	3.20(b	)
Letter of Transmittal	2.2(a	)
Lien	3.1(b	)
Loan Documentation	3.24(a	)
Loan Tape	3.24(b	)
Loans	3.24(a	)
Material Adverse Effect	9.9
Material Contract	3.14(a	)
Materially Burdensome Regulatory Condition	6.1(a	)
Maximum Amount	6.7(c	)
Merger	Recitals
Merger Consideration	1.7(b	)
Multiemployer Plan	3.11(g	)
Multiple Employer Plan	3.11(g	)
NASDAQ	3.4
Obligor	3.24(a	)
OCC	3.4
Owned Real Property	3.20(a	)
Parent	Preamble
Parent Bank	1.9
Parent Capitalization Date	4.2

A-iv

Section
Parent Common Stock	1.7(a	)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	9.9
Parent Options	4.2
Parent Preferred Stock	1.7(c	)(i)
Parent SEC Reports	4.7(b	)
Parent Series A Preferred Stock	1.7(c	)(i)
Parent Series B Preferred Stock	1.7(c	)(ii)
Parent Share Value	9.9
parties	9.9
party	9.9
Permitted Encumbrances	3.20(b	)
Person	9.9
Personal Property	3.20(f	)
Proxy Statement	6.3(a	)
Qualified Plans	3.11(e	)
Real Property Leases	3.20(a	)
Regulatory Agencies	3.5(a	)
Regulatory Approvals	6.1(a	)
Reports	3.5(a	)
Representative	6.9(a	)
Requisite Shareholder Approval	3.3(a	)
Sarbanes-Oxley Act	3.6(d	)
SEC	4.7(b	)
Securities Act	3.2
Series T Preferred Consideration	1.7(c	)(i)
Series W Preferred Consideration	1.7(c	)(ii)
State Board	3.4(g	)
Subsidiary	3.1(b	)
Subsidiary Plan of Merger	1.9
Surviving Corporation	Recitals
Tax	9.9
Tax Return	9.9
Taxes	9.9
Tenant Leases	3.20(a	)
Termination Fee	8.3(a	)
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
Voting Debt	3.2

A-v

AGREEMENT AND PLAN OF MERGER

        Agreement and Plan of Merger ("Agreement"), dated as of December 19, 2011, by and between Peoples Bancorporation, Inc., a South Carolina corporation ("Company") and SCBT Financial Corporation, a South Carolina corporation ("Parent"). Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

        A.    WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the "Merger"), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

        B.    WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

        C.    WHEREAS, each of those shareholders of Company set forth on Schedule A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the Merger; and

        D.    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the South Carolina Business Corporation Act of 1988, as amended (the "BCA"), at the Effective Time, Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of South Carolina. As of the Effective Time, the separate corporate existence of Company shall cease.

        1.2    Effective Time.    The Merger shall become effective upon filing on the Closing Date of the Articles of Merger (as set forth in Section 33-11-105 of the BCA, the "Articles of

Merger"), executed in accordance with the relevant provisions of the BCA, with the Secretary of State of the State of South Carolina. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

        1.3    Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the "Closing Date").

        1.4    Articles of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers.    At the Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law. The directors and officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

        1.5    Tax Consequences.    It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        1.6    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the BCA.

        1.7    Conversion of Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

          (a)    No Effect on Parent Common Stock.    Each share of the common stock, par value $2.50 per share, of Parent (the "Parent Common Stock") outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b)    Conversion of Company Common Stock.    Each share of the common stock, par value $1.11 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(f), be converted into the right to receive 0.1413 shares (the "Exchange Ratio"), subject to adjustment in accordance with Section 1.7(e), of validly issued, fully paid and nonassessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(f), the "Merger Consideration").

          (c)    Conversion of Company Preferred Stock.

              (i)  Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series T, stated liquidation amount $1,000 per share, of Company (the "Company Series T Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series T Preferred Stock to be cancelled in accordance with Section 1.7(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article I, one share (the "Series T Preferred Consideration") of preferred stock, par value $0.01 per share, of Parent (the "Parent Preferred Stock") to be designated, prior to the Closing Date, as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the "Parent Series A Preferred Stock") and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Series T Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Series T Preferred Stock immediately prior to such conversion, taken as a whole; provided that the voting powers of the Parent Series A Preferred Stock shall be substantially the same as the voting powers of the Company Series T Preferred Stock.

             (ii)  Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series W, stated liquidation amount $1,000 per share, of Company (the "Company Series W Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series W Preferred Stock to be cancelled in accordance with Section 1.7(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article I, one share (the "Series W Preferred Consideration") of Parent Preferred Stock to be designated, prior to the Closing Date, as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share (the "Parent Series B Preferred Stock") and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Series W Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Series W Preferred Stock immediately prior to such conversion, taken as a whole; provided that the voting powers of the Parent Series B Preferred Stock shall be substantially the same as the voting powers of the Company Series W Preferred Stock.

          (d)    Cancellation of Certain Shares of Company Stock.    All shares of Company Common Stock, Company Series T Preferred Stock and Company Series W Preferred Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

          (e)    Adjustments to Prevent Dilution.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Series T Preferred Consideration and the Series W Preferred Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

          (f)    Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, payment of the fair value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the BCA (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, "Dissenting Shares" means any shares of Company Common Stock as to which a Dissenting Shareholder has properly exercised a demand for payment of fair value pursuant to Chapter 13 of the BCA. At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to demand payment of the fair value of its Dissenting Shares under the BCA, and any Dissenting Shareholder shall be entitled to receive only the payment contemplated by Chapter 13 of the BCA with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration. Company shall give Parent (a) prompt notice of any written demands for payment of the fair value of Dissenting Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to shareholders' demands for payment of fair value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for payment of the fair value of Dissenting Shares under the BCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        1.8    Company Options and Other Equity-Based Awards of Company.

          (a)    Company Options.    As of the Effective Time, notwithstanding anything to the contrary in any Company Stock Plan or in any individual award agreement, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (collectively, the "Company Options"), whether vested or unvested, shall be converted into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the Company Options, cash in an amount equal to the product of (A) the applicable Black-Scholes Amount (as defined below) and (B) the number of shares of Company Common Stock subject to such Company Option, less any income or employment tax withholding required under the Code or any provision of applicable Law. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a Company Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date. For purposes hereof, the "Black-Scholes Amount" shall mean the amount determined by an accounting firm selected by Parent and reasonably acceptable to Company with respect to each Company Option granted on a particular day at a particular price pursuant to the Black-Scholes valuation methodology consistently applied and based on the assumptions set forth in Section 1.8(a) of the Parent Disclosure Schedule.

          (b)    Company Restricted Shares.    As of the Effective Time, each restricted share of Company Common Stock to be issued upon vesting of an award granted under a Company Stock Plan prior to the date of this Agreement that is outstanding immediately prior to the Effective Time (collectively, the "Company Restricted Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of all restrictions as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 1.7(b).

          (c)   Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8.

        1.9    Bank Merger.    Immediately following the Merger, each of the Subsidiaries of Company ((i) The Peoples National Bank, a national banking association and a wholly owned subsidiary of Company, (ii) Bank of Anderson, N.A., a national banking association and a wholly owned subsidiary of Company, and (iii) Seneca National Bank, a national banking association and a wholly owned subsidiary of Company), will merge (the "Bank Merger") with and into SCBT, N.A., a national banking association and a wholly owned subsidiary of Parent ("Parent Bank"). Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name "SCBT, N.A.", and, following the Bank Merger, the separate corporate existence of each Subsidiary of Company shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent in consultation with Company (the "Subsidiary Plan of Merger"). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (x) Company shall cause each of its Subsidiaries to approve the Subsidiary Plan of Merger, Company, as the sole shareholder of each of its Subsidiaries, shall approve the Subsidiary Plan of Merger and Company shall cause the Subsidiary Plan of Merger to be duly executed by each of its Subsidiaries and delivered to Parent and (y) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger, Parent, as the sole shareholder of Parent Bank, shall approve the

Subsidiary Plan of Merger and Parent shall cause Parent Bank to duly execute and deliver the Subsidiary Plan of Merger to Company. Prior to the Effective Time, Company shall cause each of its Subsidiaries, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") simultaneously with the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    Deposit of Merger Consideration.    Promptly after the Effective Time, Parent shall make available to a bank or trust company selected by Parent and reasonably acceptable to Company (the "Exchange Agent") pursuant to an agreement entered into prior to the Closing (the "Exchange Agent Agreement"), for exchange in accordance with this Article II (a) the number of shares of Parent Common Stock sufficient to deliver aggregate Merger Consideration and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (collectively, the "Exchange Fund"), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

        2.2    Delivery of Merger Consideration.

          (a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (collectively, the "Holders") of certificates representing shares of Company Common Stock ("Certificates") that were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be reasonably prescribed by the Exchange Agent and Parent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

          (b)   Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

          (c)   No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the portion of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock portion of the Merger Consideration issuable with respect to such Certificate.

          (d)   In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

          (e)   After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.7. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

          (g)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (h)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (i)    Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.

          (j)    In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock that are represented by Certificates.

 ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the "Disclosure Schedule") (provided that each exception set forth in the Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Company prior to the date hereof and on or after the date on which Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

        3.1    Corporate Organization.

          (a)   Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of each Company Subsidiary are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company or a Company Subsidiary when due. Each Company Subsidiary is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company's Articles of Incorporation, as amended (the "Company Articles of Incorporation"), and bylaws (the "Company Bylaws"), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

          (b)   Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a "Company Subsidiary" and collectively the "Company Subsidiaries"). Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable, except as provided by 12 U.S.C. Section 55, and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Except for its interests in the Company Subsidiaries and their ownership of stock of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, the Federal Home Loan Mortgage Corporation, and Community Bankers Bank, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, "Subsidiary" shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

        3.2    Capitalization.    The authorized capital stock of Company consists of 15,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, 12,660 of which are designated as Company Series T Preferred Stock and 634 of which are designated as Company Series W Preferred Stock. As of the date of this Agreement, there are (a) 7,021,563 shares of Company Common Stock issued and outstanding, (b) 136,510 shares of Company Common Stock reserved for issuance upon the exercise of Company Options, (c) 84,000 shares of Company Stock reserved for issuance upon the vesting of awards of Company Restricted Shares, (d) 12,660 shares of Company Series T Preferred Stock issued and outstanding, (e) 633 shares of Company Series W Preferred Stock issued and outstanding and (f) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of Company, nor any trust preferred or subordinated debt securities of Company, are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), any such securities. Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the vesting of each Company Restricted Share and the exercise of each Company Option outstanding as of the date of this Agreement and the holder, exercise price and vesting schedule, as applicable, for each such Company Restricted Share and Company Option. Other than the Company Options or Company Restricted Shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

        3.3    Authority; No Violation.

          (a)   Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly approved by the board of directors of Company, the board of directors of Company has resolved to recommend to Company's shareholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the "Requisite Shareholder Approval"). This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies, general principles of equity, regardless of whether considered in a proceeding in equity or at law, and choice of law or forum.

          (b)   Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or the articles of association or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

        3.4    Consents and Approvals.    Except for (a) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the "OCC"), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina pursuant to the BCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ Global Market (the "NASDAQ") and (g) the filing of any required applications, filings or notices with the South Carolina State Board of Financial Institutions (the "State Board"), and approval of or non-objection to such applications, filings and notices,, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.4 of the Disclosure Schedule.

        3.5    Reports.

          (a)   Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Reports"), that they were required to file (or furnish, as applicable) since January 1, 2008 with (a) the Board of Governors of the Federal Reserve System (the "Federal Reserve"), (b) the OCC and (c) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (e), inclusive, are, collectively, the "Regulatory Agencies"), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2008, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          (b)   Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2008 (the "Company SEC Documents"). Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

        3.6    Financial Statements.

          (a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

          (b)   Company and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company's and its Subsidiaries' assets that could have a material effect on the Company's financial statements.

          (c)   Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports. Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Company's auditors and the audit committee of the board of directors of Company and on Section 3.6(c) of the Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Company's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

          (d)   Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act") with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries. Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e)   Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company's or such Subsidiary's financial statements.

        3.7    Undisclosed Liabilities.    The audited consolidated balance sheet of Company dated as of December 31, 2010 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the "Balance Sheet." Neither the Company nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on December 31, 2010, other than liabilities that (i) are reflected or recorded on the Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

        3.8    Absence of Certain Changes or Events.    Since December 31, 2010, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Company will not have taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2, and (c) there has not been any Material Adverse Effect.

        3.9    Legal Proceedings.    Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

        3.10    Taxes and Tax Returns.

          (a)   Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). Through the date hereof, Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements. Company and each of its Subsidiaries has made adequate provision on the consolidated balance sheet of Company dated as of September 30, 2011 contained in the Company SEC Documents for all accrued Taxes not yet due and payable.

          (b)   No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (c)   No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

          (d)   There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

          (e)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

          (f)    All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries have complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

          (g)   Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (h)   Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

          (i)    Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

          (j)    Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

          (k)   Since January 1, 2008, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

          (l)    Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (m)  Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

          (n)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

          (o)   Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.11    Employee Benefit Plans.

          (a)   Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the "Company Benefit Plans").

          (b)   Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS concerning such Company Benefit Plans, (vii) all amendments, modifications or material supplements to any

  Company Benefit Plan, and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

          (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

          (d)   All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

          (e)   Each Company Benefit Plan that is in any part a "nonqualified deferred compensation plan" subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS. No compensation payable by the Company or any Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any "nonqualified deferred compensation plan" are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

          (f)    Section 3.11(f) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (g)   No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates in the past maintained an employee benefit plan subject to Title IV of ERISA.

          (h)   (i) No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (i)    Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company's or such Subsidiary's right to amend, terminate or modify any such benefits.

          (j)    Except for the individual amounts (listed by employee or director) set forth on Section 3.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

          (k)   There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

          (l)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company

  Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the PBGC, the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company's Knowledge, threatened.

          (m)  Each of Company and its Subsidiaries are, and have been at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively, "EESA"). Each Company employee who is subject to the limitations imposed under EESA has executed a waiver of claims against Company and its Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

        3.12    Labor Matters.    There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

        3.13    Compliance with Applicable Law.

          (a)   Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

          (b)   Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

          (c)   Company and each Company Subsidiary is "well-capitalized" (as that term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Company's or such Subsidiary's primary federal bank regulator) and the rating of each Company Subsidiary under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither Company nor any Company Subsidiary has been informed that its status as "well-capitalized" or, in the case of each Company Subsidiary, "satisfactory" for CRA purposes will change within one year.

        3.14    Material Contracts.

          (a)   Neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a "Material Contract"):

              (i)  any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

             (ii)  any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

            (iii)  any contract or agreement limiting (or purporting to limit) the freedom of Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

            (iv)  any contract or agreement with any Affiliate of Company or any of its Subsidiaries;

             (v)  any agreement of guarantee, support or indemnification by Company or any of its Subsidiaries, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

            (vi)  any agreement which would be terminable other than by Company or any of its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

           (vii)  any alliance, cooperation, joint venture, shareholders' partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

          (viii)  any employment agreement with any employee or officer of Company or any of its Subsidiaries;

            (ix)  any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

             (x)  any contract or agreement that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

            (xi)  any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

           (xii)  any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $10,000;

          (xiii)  any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by Company or any of its Subsidiaries in excess of $10,000; and

          (xiv)  any contract not listed above that is material to the financial condition, results of operations or business of Company or any of its Subsidiaries.

          (b)   Company and each of its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

        3.15    Agreements with Regulatory Agencies.    Other than the Formal Agreement, dated October 15, 2008, between the Bank of Anderson, N.A. and the OCC, and the Formal Agreement, dated August 16, 2010, between The Peoples National Bank and the OCC (each, a "Formal Agreement" and, together, the "Formal Agreements"), or as otherwise set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the Formal Agreements and any other such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Disclosure Schedule, a "Company Regulatory Agreement"), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

        3.16    Investment Securities.

          (a)   Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.

          (b)   Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company each such Subsidiary believes are prudent and reasonable in the context of such businesses.

        3.17    Derivative Instruments.    Neither Company nor any of its Subsidiaries has engaged in or been party to any Derivative Transactions. As used herein, "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.18    Environmental Liability.

          (a)   Each of Company and its Subsidiaries, and, to Company's Knowledge (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws "Environmental Laws").

          (b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

          (c)   Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company, to the Knowledge of Company, during or prior to the period of (i) Company's or any of its Subsidiaries' ownership or operation of any property, (ii) Company's or any of its Subsidiaries' participation in the management of any property or (iii) Company's or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

          (d)   Company and each of its Subsidiaries is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2008 assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

        3.19    Insurance.    Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the "Company Policies") and has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

        3.20    Title to Property.

          (a)   Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the "Owned Real Property"); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases") and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases"), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

          (b)   Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted

  Encumbrances"), and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since December 31, 2010, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to Company's Knowledge, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company's or such Subsidiary's business, other than those items that comprise part of the Owned Real Property, are included in the Leased Premises.

          (c)   Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company's business. Company and its Subsidiaries do not use in their businesses any material real property other than the Owned Real Property and the Leased Premises.

          (d)   Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          (e)   Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company and its Subsidiaries' business will be, in accordance in all material respects with all applicable Laws.

          (f)    Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries ("Personal Property") and (ii) each of the leases under which Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

        3.21    Intellectual Property.

          (a)   Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and any of its Subsidiaries as of the date hereof (collectively, the "Company Intellectual Property") in the manner that it is currently used by Company and any of its Subsidiaries.

          (b)   Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(b) of the Disclosure Schedule, permits third parties to use any Company Intellectual Property rights. Except as set forth on Section 3.21(b) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

          (c)   Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

          (d)   For the purposes of this Agreement, "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

        3.22    Broker's Fees.    Neither Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except for Scott & Stringfellow, LLC, pursuant to an agreement a copy of which has been previously provided to Parent.

        3.23    No Investment Adviser.    Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Advisers Act of 1940, as amended.

        3.24    Loans.

          (a)   Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in Company's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

          (b)   The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the "Loan Tape"), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of November 30, 2011.

          (c)   (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

          (d)   Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

          (e)   Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Company or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with Company's or its Subsidiary's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

          (f)    With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

          (g)   Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (h)   Company's allowance for loan losses is, and has been since January 1, 2008, in compliance with Company's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

          (i)    Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of November 30, 2011 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of November 30, 2011.

        3.25    Related Party Transactions.

          (a)   Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between Company or any of its Subsidiaries, on the one hand, and any shareholder (which to Company's Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Company's Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand. No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Company or any of its Affiliates, on the other hand, that would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (b)   No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

        3.26    Takeover Laws.    The adoption and approval by the board of directors of Company of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of Article Eleventh of the Company Articles of Incorporation.

        3.27    Approvals.    As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

        3.28    Company Information.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section

3.28 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Company or any of its Subsidiaries which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Company shall promptly so inform Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the "Parent Disclosure Schedule") (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows:

        4.1    Corporate Organization.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been delivered by Parent to Company. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

        4.2    Capitalization.    The authorized capital stock of Parent consists of (a) 40,000,000 shares of Parent Common Stock, of which, as of September 30, 2011 (the "Parent Capitalization Date"), 14,004,372 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent, none of which were issued and outstanding as of the Parent Capitalization Date. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Parent Capitalization Date, there were 394,497 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Parent's equity compensation plans (the "Parent Options"). As of the Date of this Agreement, no shares of Parent Common Stock had been issued since the Parent Capitalization Date other than upon exercise of Parent Options or pursuant to Parent's equity compensation plans and, except pursuant to (i) this Agreement, (ii) the Parent Options and (iii) Parent's equity compensation plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

        4.3    Authority; No Violation.

          (a)   Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent. No other corporate proceedings (including any approvals of Parent's stockholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies, general principles of equity, regardless of whether considered in a proceeding in equity or at law, and choice of law or forum.

          (b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

        4.4    Consents and Approvals.    Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina pursuant to the BCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ and (g) the filing of any required applications, filings or notices with the State Board, and approval of or non-objection to such applications, filings and notices, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.5    Legal Proceedings.

          (a)   Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b)   There is no injunction, order, judgment or decree imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.6    Absence of Certain Changes.    Since December 31, 2010, there has not been a Parent Material Adverse Effect.

        4.7    Reports.

          (a)   Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2008 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2008, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

          (b)   Parent has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the "SEC") all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2008 (the "Parent SEC Reports"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the "Exchange Act"), applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        4.8    Financial Statements.

          (a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

          (b)   Parent and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's and its Subsidiaries' assets that could have a material effect on the Parent's financial statements.

          (c)   Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent's auditors and the audit committee of board of directors of Parent and on Section 4.8(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects, (ii) neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries and (iii) Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act.

          (e)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's financial statements.

        4.9    Compliance with Applicable Law.    Parent and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or the aggregate, have a Parent Material Adverse Effect, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations would not reasonably be expected to, individually or the aggregate, have a Parent Material Adverse Effect.

        4.10    Tax Matters.    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.11    Broker's Fees.    Except for Keefe, Bruyette & Woods, Inc., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        4.12    Parent Information.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform Company.

        4.13    Approvals.    As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business of Company Prior to the Effective Time.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    Forbearances of Company.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:

          (a)   (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, short-term Federal Home Loan Bank borrowings, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

          (b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest (except for the redemption of Company Series T Preferred Stock and Company Series W Preferred Stock, in each case in accordance with Section 6.10), (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue, except upon the exercise of Company Stock Options or the vesting of Company Restricted Shares, in each case outstanding as of the date hereof, or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to paragraph (l) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company, (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule, or (iii) sales of other real estate owned in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

          (d)   (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

          (e)   grant any Company Options, Company Restricted Shares, awards based on the value of Company's capital stock or other equity-based award with respect to shares of the Company Common Stock under any Company Stock Plan or otherwise, or grant any Person any right to acquire any shares of its capital stock;

          (f)    except as required under applicable Law, the terms of any Company Benefit Plan existing as of the date hereof or to continue the coverage (in increments of no longer than one (1) year) of the expiring insurance policies set forth on Section 5.2(f) of the Disclosure Schedule on substantially the same terms and conditions as the applicable expiring policy (i) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase or agree to increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans or (viii) hire, transfer, promote or terminate the employment of any employee of Company or any of its Subsidiaries who has a target annual compensation of $50,000 or more;

          (g)   (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $50,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

          (h)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to paragraph 5.2(g), in the ordinary course of business and consistent with past practice;

          (i)    (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Elliott Davis LLC, its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

          (j)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (k)   adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

          (l)    (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements or (iii) without previously notifying and consulting with Parent (through Parent's Treasurer or such other representative as may be designated by Parent), purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than fifteen (15) years for Company's own account or any Company Subsidiary's own account;

          (m)  enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a)(iii), (iv), (vi), (vii), (ix) or (x) or that calls for aggregate annual payments of $10,000 or more;

          (n)   except as may be required by a Regulatory Agency, change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

          (o)   fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

          (p)   except as required by applicable law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

          (q)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

          (r)   make, or commit to make, any capital expenditures in excess of $25,000 in the aggregate, other than as disclosed in Company's capital expenditure budget set forth in Section 5.2(r) of the Disclosure Schedule;

          (s)   without previously notifying and consulting with Parent (through Parent's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship having total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000, or amend, renew, restructure or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000;

          (t)    take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (u)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (v)   agree to, or make any commitment to, take, or adopt any resolutions of board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

        5.3    Covenants of Parent.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:

          (a)   except for the designations of the Parent Series A Preferred Stock and the Parent Series B Preferred Stock, amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or that would materially impede Parent's ability to consummate the transactions contemplated by this Agreement;

          (b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (c)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (d)   agree to or make any commitment to, take, or adopt any resolutions of board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger simultaneously with the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the "Regulatory Approvals"). The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and Company and its Subsidiaries shall not be permitted (without Parent's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Parent and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to Company and its

  Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by an Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time, or that either of the Formal Agreements will not terminate and be of no further force and effect (and without on-going conditions or restrictions) as of and following the consummation of the Bank Merger, a "Materially Burdensome Regulatory Condition"); provided that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.

          (b)   Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (c)   Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, Company shall (i) promptly furnish Parent with copies of notices or other communications received by Company or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide Parent a reasonable opportunity to review in advance, and accept the reasonable comments of Parent in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith Parent's views with respect to, and confer in good faith with Parent to resolve, any disagreement as to strategy with respect to any communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Company shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Parent in advance and, to the extent not prohibited by applicable Law, gives Parent the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

        6.2    Access to Information.

          (a)   Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries.

          (b)   Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        6.3    SEC Filings and Shareholder Approval.

          (a)   Company and Parent shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Company Shareholders Meeting (the "Proxy Statement"). Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Company.

          (b)   Company shall take all action necessary in accordance with the BCA and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Company Shareholders Meeting"). The board of directors of Company shall (x) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the "Company Board Recommendation"), (y) include the Company Board Recommendation in the Proxy Statement and (z) use its reasonable best efforts to obtain the Requisite Shareholder Approval. Company agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting.

        6.4    Public Disclosure.    Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Company and Parent will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

        6.5    Employee Benefit Matters.

          (a)   Subject to Section 6.5(c), from the Closing Date through the first anniversary thereof (the "Continuation Period"), Parent shall maintain or cause to be maintained life insurance, accidental death and disability and medical benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time ("Covered Employees") that provide life insurance, accidental death and disability and medical benefits (while a Covered Employee is employed during the Continuation Period) that, in the aggregate, are substantially comparable to the life insurance, accidental death and disability and medical benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that until such time as Parent shall cause Covered Employees to participate in the life insurance, accidental death and disability and medical benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee's continued participation in life insurance, accidental death and disability and medical benefit plans of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times). For the avoidance of doubt, during the Continuation Period, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of Parent's Salary Continuation Policy; provided, however, that any Covered Employees who are eligible to receive severance benefits pursuant to an individual arrangement shall not be eligible to receive severance benefits under Parent's Salary Continuation Policy.

          (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan and (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its

  Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

          (c)   Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

        6.6    Additional Agreements.    Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company or a Company Subsidiary (each, a "Company Indemnified Party") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws to the extent permitted by applicable Law. Parent shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

          (b)   Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Parent thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 250% of the annual premium payments on Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Parent may obtain on or prior to the Effective Time, a six (6)-year "tail" prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

          (d)   The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

        6.8    Exchange Listing.    Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

        6.9    No Solicitation.

          (a)   Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that if Company is not otherwise in violation of this Section 6.9, nothing in this Agreement shall prevent the Company Board of Directors from, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, providing information to, and engaging in such negotiations or discussions with, a person who shall have made from and after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal, with respect to such Acquisition Proposal, directly or through representatives, if the Company Board of Directors, after consulting with and considering the advice of its outside financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under South Carolina law.

          (b)   As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty (20) percent of the outstanding shares of Company Common Stock or outstanding voting power of the Company, or more than twenty (20) percent of the outstanding shares or voting power of any other series or class of capital stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of

  Company or any of its Subsidiaries representing more than twenty (20) percent of the fair market value of all the assets, deposits, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least eighty (80) percent of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

          (c)   Company shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to Company's Knowledge may be considering making, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (d)   Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Acquisition Proposal or Alternative Transaction within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

          (e)   Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than solely a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to

  Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

        6.10    Redemption of Preferred Stock Held By U.S. Treasury.    At the request of Parent, Company shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Parent or one of its Subsidiaries of all (or such portion as Parent may designate) of the issued and outstanding shares of Company Series T Preferred Stock and Company Series W Preferred Stock from the United States Department of the Treasury or other holders thereof concurrently with or immediately after the consummation of the Merger. In furtherance of the foregoing, Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Parent in connection with such repurchase or redemption, including by (i) furnishing all information concerning Company and its Subsidiaries that Parent or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such purchase on Parent or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Parent deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Company, Parent and such holder) to effect the repurchase or redemption of such shares as Parent may reasonably request (provided that neither Company nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger). Prior to and at the Closing, Parent shall take such actions as may be required for Closing in connection with the Company Series T Preferred Stock and Company Series W Preferred Stock.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Closing.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    The Requisite Shareholder Approval shall have been obtained.

          (b)    Regulatory Approvals.    All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d)    Exchange Listing.    The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (e)    Form S-4.    Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

        7.2    Conditions to Obligations of Parent.    The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)    Performance of Obligations of Company.    Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Bank Merger and Termination of Formal Agreements.    The Bank Merger shall have been consummated, and each of the Formal Agreements shall have terminated and be of no further force and effect (and without on-going conditions or restrictions), in each case either immediately prior to or substantially simultaneously with the Merger.

          (e)    Opinion of Tax Counsel.    Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent, Company, and any subsidiary of either.

        7.3    Conditions to Obligations of Company.    The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Company shall have received an opinion from Haynsworth Sinkler Boyd, P.A., special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Haynsworth Sinkler Boyd, P.A. may require and rely upon representations contained in letters from each of Parent, Company, and any subsidiary of either.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

          (a)   by mutual written consent of Company and Parent;

          (b)   by either Company or Parent, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c)   by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (d)   by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

          (e)   by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

          (f)    by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to comply in all material respects with its obligations under Section 6.3(b) and 6.9 or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, fail to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving Company; or

          (g)   by Parent, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting.

        8.2    Effect of Termination.    In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

        8.3    Termination Fee.

          (a)   In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Company pursuant to Sections 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained), (B) by Parent pursuant to Section 8.1(e) or (C) by Parent pursuant to Section 8.1(g) and (iii) prior to the date that is eighteen (18) months after the date of such termination Company consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Company shall on the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Parent a fee equal to $1,500,000 (the "Termination Fee") by wire transfer of immediately available funds.

          (b)   In the event this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall, on the date of termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

          (c)   Reserved.

          (d)   Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the fee set forth in this Section 8.3, Company shall pay to Parent its fees and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

        8.4    Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

        9.1    No Survival of Representations and Warranties and Agreements.    None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        9.2    Expenses.    Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    Notices.    All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Company, to:

      Peoples Bancorporation, Inc.
      1818 East Main Street
      Easley, South Carolina 29640
      Attention: L. Andrew Westbrook, III
      Fax: (864) 859-1611

      with a copy to:

      Haynsworth Sinkler Boyd, P.A.
      1201 Main Street, 22nd Floor
      Columbia, South Carolina 29201
      Attention: George S. King, Jr., Esq.
      Fax: (803) 765-1243

          (b)   if to Parent, to:

      SCBT Financial Corporation
      520 Gervais Street
      Columbia, South Carolina 29201
      Attention: John C. Pollok
      Fax: (803) 531-0524

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Matthew M. Guest, Esq.
      Fax: (212) 403-2000

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

        9.4    Interpretation.    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (iv) the word "or" shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable law.

        9.5    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement.    This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.7    Governing Law; Venue; WAIVER OF JURY TRIAL.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of South Carolina applicable to agreements made and to be performed entirely within such state.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of South Carolina, and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such South Carolina courts, (ii) waives any objection to laying venue in any such action or proceeding in the South Carolina courts, (iii) waives any objection that the South Carolina courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

          (c)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

        9.8    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        9.9    Additional Definitions.    In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Columbia, South Carolina are authorized or obligated pursuant to legal requirements or executive order to be closed.

          "Company Stock Plan" shall mean the Company's 1993 Incentive Stock Option Plan, 1997 Non-Employee Directors Stock Option Plan, 2004 Stock Option Plan, 2007 Non-Employee Directors Stock Option Plan and 2011 Company Restricted Stock Plan.

          "Confidentiality Agreement" shall mean that certain letter agreement dated as of December 6, 2011, by and between Company and Parent (as it may be amended from time to time).

          "Controlled Group Liability" shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

          "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

          "End Date" shall mean the date that is the nine (9) month anniversary of the date hereof.

          "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Knowledge" with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule.

          "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

          "Material Adverse Effect" shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) any valuation allowance required by GAAP or applicable Law in respect of the deferred tax asset of Company reflected in the unaudited consolidated balance sheet of Company and its Subsidiaries, dated as of September 30, 2011, included in the Company SEC Documents, but not including any underlying causes thereof; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

          "Parent Material Adverse Effect" shall mean, with respect to Parent any event, development, change or effect that prevents, or would be reasonably likely to prevent, Parent from consummating the transactions contemplated hereby.

          "Parent Share Value" shall mean the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Parent Common Stock on the NASDAQ (based on "regular way" trading on the NASDAQ only), for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP."

          "party" or "parties" shall mean Company and Parent.

          "Person" shall mean any individual, Corporate Entity or Governmental Entity.

          "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

          "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

        9.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11    Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may revise the structure of the Merger and/or the Bank Merger or otherwise revise the method of effecting the Merger and/or the Bank Merger and related transactions, provided that (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (c) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. This Agreement and any related documents will be appropriately amended in order to reflect any revised structure or method as contemplated by this Section 9.11.

        9.12    Assignment; Third-Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SCBT FINANCIAL CORPORATION
By:	/s/ JOHN POLLOK
	Name:	John Pollok
	Title:	Chief Operations Officer
PEOPLES BANCORPORATION, INC.
By:	/s/ L. ANDREW WESTBROOK, III
	Name:	L. Andrew Westbrook, III
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Member NYSE/SIPC	Richmond, Virginia 23219	Tel (804) 780-3230 FAX (804) 649-0990

December 16, 2011

Board of Directors
Peoples Bancorporation, Inc.
1818 East Main Street
P.O. Box 1989
Easley, SC 29640

Members of the Board:

        The Board of Directors (the "Board") of Peoples Bancorporation, Inc., a South Carolina corporation (the "Company"), has requested that Scott & Stringfellow, LLC ("Scott & Stringfellow") provide to the Board our opinion as to the fairness, from a financial point of view, to the Company's common shareholders of the Merger Consideration (as defined below) set forth in that certain Agreement and Plan of Merger, dated December 19, 2011 (the "Agreement"), by and between the Company and SCBT Financial Corporation, a South Carolina corporation (the "Parent"), pursuant to which the Company will merge with and into the Parent (the "Transaction"). Under the terms of the Agreement, upon consummation of the Transaction, each outstanding share of Company common stock, par value $1.11 per share, (the "Company Shares") issued and outstanding immediately prior to the Transaction, including the 84,000 restricted shares granted under the Company's restricted stock plan (other than Company Shares held directly or indirectly by the Parent, except the Company Shares held by the Parent in a fiduciary capacity or in satisfaction of a debt previously contracted, if any), will be converted into the right to receive 0.1413 shares of validly issued, fully paid and nonassessable shares of Parent common stock, par value $2.50 per share (together with any cash in lieu of fractional shares of Parent common stock to be paid, the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        Scott & Stringfellow has acted as financial advisor to the Board in connection with the Transaction. As a customary part of our investment banking business, we regularly engage in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company and the Parent, and as a market maker in securities, we may from time to time have a long or short position in, and buy, sell or hold equity securities of the Company and the Parent for our own account and for the accounts of our customers. Further, Scott & Stringfellow initiated equity research coverage of the Parent on January 21, 2011 and expects to publish research notes on the Parent from time to time in the future.

        Over the past two years, excluding in connection with the Transaction, Scott & Stringfellow has not received compensation for investment banking services from either the Company or the Parent. As of the date hereof, excluding in connection with the Transaction, there are no material relationships mutually understood to be contemplated in which any compensation is intended to be received by us as a result of the relationship between us and any of the parties to the Agreement.

        In connection with the Transaction and the preparation and delivery of this opinion, we have reviewed, analyzed, and relied upon, among other things:

  i.
  The Agreement and meetings and discussions with members of senior management of the Company regarding the material terms of the Agreement;

  ii.
  Certain publicly available financial statements and other historical financial information of the Parent that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Parent;

  iii.
  Certain publicly available and non-publicly available financial statements and other historical financial information of the Company that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Company;

  iv.
  Internal financial forecasts for the Company related to the business, earnings, cash flows, assets and prospects of the Company for the years ending December 31, 2011 through 2016 prepared and furnished by and reviewed with senior management of the Company (the "Forecasts");

  v.
  The estimated pro forma financial impact of the Transaction on the Parent, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of the Company and discussed summarily with the senior management of the Parent;

  vi.
  The historical market prices and trading activity for the Parent common stock and a comparison of certain financial and stock market information for the Parent and the Company with similar publicly-traded companies which we deemed to be relevant;

  vii.
  The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which we deemed to be relevant;

  viii.
  The relative contribution of the Company and the Parent with regard to certain assets, liabilities, earnings, and capital;

  ix.
  The current market environment generally and the banking environment in particular;

  x.
  A discounted cash flow valuation of the Company based upon the Forecasts; and

  xi.
  Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

        We also held discussions with members of senior management of the Company and the Parent regarding the reasons and basis for the Transaction and regarding the historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of the Company and the Parent, synergies anticipated to result from the Transaction) of their respective companies and such other matters as we have deemed relevant to our inquiry.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and the Parent or their respective representatives, or that was otherwise reviewed by us (including the Forecasts), and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of the Company and the Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of the Company or the Parent or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Parent nor have we reviewed any individual credit files relating to the Company or the Parent. We assumed, with your consent, the respective allowances for loan losses for both the Company and the Parent were adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the Transaction. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company and the Parent or on the expected benefits of the Transaction.

        With respect to the financial projections (including the Forecasts) and earnings estimates for the Company and the Parent and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of the Company and the Parent and used by Scott & Stringfellow in its analyses, the Company's senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of the Company and the Parent as to the future financial performance of the Parent as the surviving entity in the Transaction, and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections (including the Forecasts) or the assumptions or judgments on which they are based. We have assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of the Company and the Parent since the date of the most recent financial statements made available to us. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of the Company and the Parent as expressed to us by them. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof, and that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Transaction and other transactions contemplated by the Agreement.

        Our opinion is necessarily based on, and we have necessarily taken into account, the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, regulatory, or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the "SEC"), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Parent or the Company. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of shares of the Parent common stock will be when issued to the Company shareholders at the closing of the Transaction pursuant to the Agreement or the prices at which shares of the Parent common stock may trade at any time.

        The terms of the fee arrangement with Scott & Stringfellow, which Scott & Stringfellow and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and Scott & Stringfellow, and the Board was aware of such arrangement, including the fact that the majority of the fee payable to Scott & Stringfellow is contingent upon consummation of the merger. The Company also has agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed to indemnify Scott & Stringfellow and certain related persons against certain liabilities, including liabilities under the federal securities laws, in connection with our engagement for the delivery of this opinion.

        Our opinion is directed to the Board in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of the Company Shares as to how such holder should vote at any meeting of shareholders called to consider and vote upon the Agreement. This opinion is not intended to, and does not, (i) create any rights or remedies for any person or entity, other than the Board or (ii) create any fiduciary duty on the part of Scott & Stringfellow to any party. Scott & Stringfellow was not retained as an advisor or agent to the Company's shareholders or any other person, and it is acting only as a financial advisor to the Company's Board of Directors. This opinion has been reviewed and approved by our Investment Banking Valuation Committee in conformity with our policies and procedures established under the requirements of FINRA Rule 5150 of the Financial Industry Regulatory Authority, Inc. Our opinion is limited and directed only to the fairness, from a financial point of view, to the Company's common shareholders of the Merger Consideration to be received by such shareholders in connection with the Transaction and pursuant to the terms of the Agreement and does not address the underlying business decision by the Company to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies or other strategic alternatives that might exist for the Company, the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the compensation to the public holders of the Company's common shares or the effect of any other transaction in which the Company might engage or the fairness of the Transaction to the holders of the Company's preferred stock or any securities of the Parent or any creditor or other constituencies of the Company or the Parent. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow's prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion as an exhibit to the proxy statement to be distributed to the Company's shareholders to solicit their approval of the Transaction. Scott & Stringfellow further consents to the inclusion of a summary of this opinion in such proxy statement.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the common shareholders of the Company is fair, from a financial point of view, to such shareholders.

Very truly yours,

Daniel L. Pake
Vice President
Scott & Stringfellow, LLC

Annex C

SOUTH CAROLINA BUSINESS CORPORATION ACT
CHAPTER 13: DISSENTERS' RIGHTS

Section 33-13-101. Definitions.

In this chapter:

          (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

          (3)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

          (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

          (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

Section 33-13-102. Right to dissent.

        (A)  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1)   consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of the shares;

             (ii)  creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5)   any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

          (6)   the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

          (7)   the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

        (B)  Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Section 33-13-103. Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

Section 33-13-200. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b)   If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

Section 33-13-210. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

Section 33-13-220. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

        (b)   The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1)   state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2)   inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4)   set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5)   be accompanied by a copy of this chapter.

Section 33-13-230. Shareholders' payment demand.

        (a)   A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

Section 33-13-240. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Section 33-13-250. Payment.

        (a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b)   The payment must be accompanied by:

          (1)   the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3)   an explanation of how the interest was calculated;

          (4)   a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5)   a copy of this chapter.

Section 33-13-260. Failure to take action.

        (a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

Section 33-13-270. After-acquired shares.

        (a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

Section 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1)   dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2)   corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3)   corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

Section 33-13-300. Court action.

        (a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

Section 33-13-310. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

        (b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        (d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

Annex D

FORM OF VOTING AND SUPPORT AGREEMENT

                        , 2011

SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201

Re:
Agreement and Plan of Merger by and between SCBT Financial Corporation ("SCBT") and Peoples Bancorporation, Inc. (the "Company")

Ladies and Gentlemen:

        In consideration of the expenses and other obligations SCBT will incur in connection with the Agreement and Plan of Merger, by and between SCBT and the Company, dated as of December 19, 2011 (as may be amended, amended and restated or otherwise modified from time to time, the "Merger Agreement"), and in order to induce SCBT to execute the Merger Agreement and to proceed to incur such expenses,

("Shareholder") hereby agrees as follows (capitalized terms used and not defined herein shall have the meaning given in the Merger Agreement):

        1.     Shareholder represents and warrants that, as of the date of this letter agreement Shareholder has, and at all times during the term of this letter agreement will have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to dispose of, in each case without restriction or limitation, that number of shares of the common stock of the Company, par value $1.11 per share, (the "Common Stock"), as set forth on Annex A hereto (such shares, together with all additional shares or rights to acquire shares of Common Stock that such Shareholder may acquire from and after the date hereof, the "Shares"). Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.

        2.     Shareholder agrees, until the earlier of (a) the Effective Time or (b) the date that the Merger Agreement is terminated in accordance with its terms (the "Expiration Date"), that, without the prior written consent of SCBT, other than pursuant to the Merger, Shareholder shall not directly or indirectly, sell (including short sell), transfer, pledge, encumber or otherwise dispose of, including by gift (collectively, "Transfer"), or enter into any contract or understanding with respect to a Transfer of, the Shares. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s).

        3.     Until the Expiration Date (in the case of clauses (a), (b), (c)(ii) and (c)(iii) below) and except as SCBT may otherwise agree, at the Company Shareholders Meeting and at any other meeting of Company shareholders, however called, and on every action or approval by written consent of shareholders of the Company, Shareholder shall vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, the Shares:

          (a)   in favor of the approval of the Merger and the Merger Agreement and in favor of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Shareholders Meeting is held and in favor of any action in furtherance of any of the foregoing;

          (b)   against any action or agreement that is intended, or could be reasonably expected to, result in a breach of any representation, warranty, covenant or obligation of the Company or any Company Subsidiary in the Merger Agreement or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Merger; and

          (c)   against (except as to the transactions contemplated by the Merger Agreement) any proposal that relates to an Acquisition Proposal or Alternative Transaction or any amendment or other change in the Company's or any Company Subsidiary's articles of incorporation or bylaws.

        4.     Shareholder hereby acknowledges that Shareholder is bound by the restrictions set forth in Section 6.9 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal or Alternative Transaction.

        5.     Shareholder represents, warrants and covenants to SCBT that this letter agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and legally binding agreement of Shareholder, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by Shareholder or the performance of its obligations hereunder. If Shareholder is married and any of the Shares constitute community property or spousal approval is otherwise necessary for this letter agreement to be legal, binding and enforceable, this letter agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, Shareholder's spouse, enforceable in accordance with its terms.

        6.     Except as otherwise provided herein, this letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

        7.     The undersigned acknowledges that SCBT will be irreparably harmed by, and that there will be no adequate remedy at law for, a violation by the undersigned hereof. Without limiting other remedies, SCBT shall have the right to enforce this letter agreement by specific performance or injunctive relief.

        8.     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina applicable to agreements made and to be performed entirely within such state. The parties to this letter agreement irrevocably submit to the personal jurisdiction of any court of the State of South Carolina or any court of the United States located in the State of South Carolina with respect to any dispute arising out of this letter agreement or the transactions contemplated by this letter agreement. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        [Remainder of page left intentionally blank]

Very truly yours,

Accepted and Agreed:
SCBT FINANCIAL CORPORATION
By:
Name: Title:
Dated: , 2011

[Signature Page to Voting and Support Agreement]

 Annex A

Shareholder	Shares beneficially owned	Shares subject to options, warrants and other rights to acquire shares

        The number of shares set forth on this Annex A are the only shares of Common Stock beneficially owned by Shareholder as of the date of this letter agreement.

Annex E

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
OF PEOPLES BANCORPORATION, INC., AND
SCBT FINANCIAL CORPORATION
(Pursuant to S.C. Code Section 33-11-103)

        Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two fiscal years as well as income statements for each participating corporation for each of the preceding three fiscal years. The audited consolidated balance sheets and income statements at and for the years ended December 31, 2011 and 2010 which appear at pages F-3 and F-4 of this proxy statement / prospectus, together with the attached unaudited condensed consolidated statement of (loss) for the year ended December 31, 2009 for Peoples Bancorporation, Inc., are presented solely to satisfy the requirements of Section 33-11-103, and not for any other purpose. The attached unaudited condensed consolidated balance sheets at December 31, 2011 and 2010 and unaudited condensed consolidated income statements for the years ended December 31, 2011, 2010 and 2009 for SCBT Financial Corporation satisfy the requirements of Section 33-11-103 with respect to Peoples Bancorporation, Inc. The unaudited condensed consolidated statement of (loss) for the year ended December 31, 2009 for Peoples Bancorporation, Inc. is presented solely to satisfy the requirements of Section 33-11-103, and not for any other purpose. Although the unaudited condensed consolidated financial statements that are a part of this Annex E are derived from historical audited consolidated financial statements of Peoples Bancorporation, Inc. and SCBT Financial Corporation, respectively, they do not contain all of the information or disclosure (including, without limitation, required footnote disclosure) required for audited financial statements under United States Generally Accepted Accounting Principles or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including without limitation Regulation S-X promulgated thereunder, and are, therefore, presented as unaudited condensed financial information of Peoples Bancorporation, Inc. and SCBT Financial Corporation, respectively. Accordingly, readers are cautioned that this Annex E should be read in conjunction with the audited consolidated financial statements of Peoples Bancorporation, Inc. and SCBT Financial Corporation, respectively, and the notes to such audited consolidated financial statements contained in reports that Peoples Bancorporation, Inc. and SCBT Financial Corporation have previously filed with the Securities and Exchange Commission, including (1) in the case of Peoples Bancorporation, Inc., the Annual Report on Form 10-K of Peoples Bancorporation, Inc., for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 31, 2011 and (2) in the case of SCBT Financial Corporation, as set forth in this proxy statement / prospectus under "Where You Can Find More Information" and incorporated by reference into this proxy statement / prospectus.

 PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF (LOSS)
(Amounts in thousands except per share information)
For the year ended December 31, 2009

INTEREST INCOME
Interest and fees on loans	$23,190
Interest on securities
Taxable	3,468
Tax-exempt	1,498
Interest on federal funds sold	9

Total interest income	28,165

INTEREST EXPENSE
Interest on deposits	9,907
Interest on federal funds purchased and securities sold under repurchase agreements	87
Interest on advances from Federal Home Loan Bank	94
Interest on note payable—other	182

Total interest expense	10,270

Net interest income	17,895
PROVISION FOR LOAN LOSSES	4,958

Net interest income after provision for loan losses	12,937

NONINTEREST INCOME
Service charges on deposit accounts	1,665
Customer service fees	111
Mortgage banking	519
Brokerage services	192
Bank owned life insurance	548
Gain on sale/call of securities available for sale	10
Impairment write-down on securities	(160)
Other noninterest income	816

Total noninterest income	3,701

NONINTEREST EXPENSES
Salaries and benefits	8,441
Occupancy	986
Equipment	1,191
Marketing and advertising	177
Communications	249
Printing and supplies	152
Bank paid loan costs	247
Net cost of operation of other real estate	1,346
Directors fees	365
Other post employment benefits	360
ATM and interchange expense	323
Legal and professional fees	528
Regulatory assessments	1,267
Other operating expenses	1,375

Total noninterest expenses	17,007

Loss before income taxes	(369)
INCOME TAX BENEFIT	(689)

Net income	320

Deductions to determine amounts available to common shareholders:
Dividends declared or accumulated on preferred stock	471
Net accretion of preferred stock	73

Net loss available to common shareholders	$(224)

BASIC NET LOSS PER COMMON SHARE	$(0.03)

DILUTED NET LOSS PER COMMON SHARE	$(0.03)

 SCBT Financial Corporation and Subsidiary
Unaudited Condensed Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except par value)	2011	2010
ASSETS
Cash and cash equivalents:
Cash and due from banks	$129,729	$83,449
Interest-bearing deposits with banks	1,822	416
Federal funds sold and securities purchased under agreements to resell	39,874	153,234

Total cash and cash equivalents	171,425	237,099

Investment securities:
Securities held to maturity (fair value of $17,864 and $20,150, respectively)	16,569	19,941
Securities available for sale, at fair value	289,195	197,374
Other investments	18,292	20,597

Total investment securities	324,056	237,912

Loans held for sale	45,809	42,704

Loans:
Acquired	402,201	321,038
Less allowance for acquired loan losses	(31,620)	—
Non-acquired	2,470,565	2,296,200
Less allowance for non-acquired loan losses	(49,367)	(47,512)

Loans, net	2,791,779	2,569,726

FDIC receivable for loss share agreements	262,651	212,103
Other real estate owned (covered of $65,849 and $69,317, respectively; and non-covered of $18,022 and $17,264, respectively)	83,871	86,581
Premises and equipment, net	94,250	87,381
Goodwill	62,888	62,888
Other assets	59,828	58,397

Total assets	$3,896,557	$3,594,791

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$658,454	$484,838
Interest-bearing	2,596,018	2,519,310

Total deposits	3,254,472	3,004,148
Federal funds purchased and securities sold under agreements to repurchase	180,436	191,017
Other borrowings	46,683	46,978
Other liabilities	33,186	22,691

Total liabilities	3,514,777	3,264,834

Shareholders' equity:
Preferred stock—$.01 par value; authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock—$2.50 par value; authorized 40,000,000 shares; 14,039,422 and 12,793,823 shares issued and outstanding	35,099	31,985
Surplus	233,232	198,647
Retained earnings	116,198	103,117
Accumulated other comprehensive loss	(2,749)	(3,792)

Total shareholders' equity	381,780	329,957

Total liabilities and shareholders' equity	$3,896,557	$3,594,791

 SCBT Financial Corporation and Subsidiary
Unaudited Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Years Ended December 31,
	2011	2010	2009
Interest income:
Loans, including fees	$162,205	$143,493	$131,770
Investment securities:
Taxable	7,641	9,985	8,501
Tax-exempt	854	853	936
Federal funds sold and securities purchased under agreements to resell	1,018	1,023	591

Total interest income	171,718	155,354	141,798

Interest expense:
Deposits	17,557	28,526	30,731
Federal funds purchased and securities sold under agreements to repurchase	527	630	502
Other borrowings	2,182	3,581	5,975

Total interest expense	20,266	32,737	37,208

Net interest income	151,452	122,617	104,590
Provision for loan losses	30,236	54,282	26,712

Net interest income after provision for loan losses	121,216	68,335	77,878

Noninterest income:
Gains on acquisitions	16,529	98,081	—
Service charges on deposit accounts	22,654	21,342	15,498
Bankcard services income	11,721	8,987	5,043
Mortgage banking income	6,271	6,564	6,552
Trust and investment services income	5,464	4,251	2,517
Securities gains, net	323	292	82
Total other-than-temporary impairment losses	(115)	(1,281)	(10,494)
Portion of impairment losses recognized in other comprehensive income	—	(5,489)	5,489

Net impairment losses recognized in earnings	(115)	(6,770)	(5,005)
Accretion (amortization) of FDIC indemnification asset	(10,135)	2,443	—
Other	2,407	2,545	1,559

Total noninterest income	55,119	137,735	26,246

Noninterest expense:
Salaries and employee benefits	68,937	60,795	40,787
Net occupancy expense	9,674	8,544	6,392
Furniture and equipment expense	8,476	7,530	6,049
Merger expense	3,198	5,504	—
FDIC assessment and other regulatory charges	4,573	5,283	5,449
OREO expense and loan related	14,354	5,304	5,641
Advertising and marketing	2,729	3,618	2,497
Federal Home Loan Bank advances prepayment fee	—	3,189	—
Professional fees	1,473	2,046	1,358
Amortization of intangibles	1,991	1,650	526
Other	27,573	21,779	14,947

Total noninterest expense	142,978	125,242	83,646

Earnings:
Income before provision for income taxes	33,357	80,828	20,478
Provision for income taxes	10,762	28,946	6,883

Net income	22,595	51,882	13,595
Preferred stock dividends	—	—	1,115
Accretion on preferred stock discount	—	—	3,559

Net income available to common shareholders	$22,595	$51,882	$8,921

Earnings per common share:
Basic	$1.65	$4.11	$0.74

Diluted	$1.63	$4.08	$0.74

Dividends per common share	$0.68	$0.68	$0.68

Weighted average common shares outstanding:
Basic	13,677	12,618	12,061
Diluted	13,751	12,720	12,109

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended, ("BCA") permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors and officers to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the BCA; or (4) for any transaction from which the director derived an improper personal benefit. SCBT's articles of incorporation contain such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by South Carolina law.

        Section 33-8-510 of the BCA permits a South Carolina corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against liability incurred in the proceeding if he or she: (1) conducted himself in good faith, (2) reasonably believed that his conduct was in the corporation's best interest or, if he was not acting in his official capacity, that such conduct was not opposed to the corporation's best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The BCA provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The BCA also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 33-8-520 of the BCA provides that unless limited by the articles of incorporation of a South Carolina corporation, a director or officer who is wholly successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 33-8-520 also provides that a South Carolina corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under this Section.

        SCBT's bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. SCBT's bylaws further provide that SCBT may, to the extent authorized from time to time by SCBT's board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of the SCBT consistent with the other provisions of SCBT's bylaws concerning the indemnification of SCBT directors. SCBT's bylaws provide that SCBT may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of SCBT or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SCBT would have the power to indemnify such person against such expense, liability or loss under applicable law.

        The foregoing is only a general summary of certain aspects of South Carolina law and SCBT's articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the BCA referenced above and the articles of incorporation and bylaws of SCBT.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 19, 2011, by and between SCBT Financial Corporation and Peoples Bancorporation, Inc. (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT's Current Report on Form 8-K, filed December 31, 2008, and incorporated herein by reference)
3.2	Articles of Amendment to Articles of Incorporation of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT's Current Report on Form 8-K, filed on January 16, 2009, and incorporated herein by reference)
3.3	Amended and Restated Bylaws of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT's Current Report on Form 8-K, filed on December 23, 2008, and incorporated herein by reference)
3.4	Amendment to Bylaws of SCBT Financial Corporation (filed as Item 5.03 of SCBT's Current Report on Form 8-K, filed February 2, 2011, and incorporated herein by reference)
4.1	Form of Stock Certificate of SCBT Financial Corporation (filed as Exhibit 4.1 to SCBT's Annual Report on Form 10-K, filed on March 15, 2007, and incorporated herein by reference)
4.2	Articles of Incorporation of SCBT Financial Corporation, as amended (Exhibits 3.1 and 3.2)
4.3	Bylaws of SCBT Financial Corporation, as amended (Exhibits 3.3 and 3.4)
5.1	Opinion of Wachtell, Lipton, Rosen and Katz regarding the validity of the securities to be issued*
8.1	Opinion of Wachtell, Lipton, Rosen and Katz regarding certain tax matters
10.1	Form of Voting and Support Agreements dated December 19, 2011, between SCBT Financial Corporation and certain directors of Peoples Bancorporation, Inc. (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement)
21.1	List of Subsidiaries of SCBT Financial Corporation (filed as Exhibit 21 to SCBT's Annual Report on Form 10-K, filed on March 16, 2011, and incorporated herein by reference)
23.1	Consent of Wachtell, Lipton, Rosen and Katz (included in Exhibits 5.1 and 8.1)
23.2	Consent of Dixon Hughes Goodman LLP (with respect to SCBT Financial Corporation)
23.3	Consent of Elliott Davis, LLC (with respect to Peoples Bancorporation, Inc.)
24.1	Power of Attorney*
99.1	Consent of Scott & Stringfellow, LLC
99.2	Form of proxy of Peoples Bancorporation, Inc.

*
Previously filed

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That each prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of South Carolina, on March 21, 2012.

SCBT FINANCIAL CORPORATION
By:	/s/ ROBERT R. HILL, JR.
	Name:	Robert R. Hill, Jr.
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on March 21, 2012.

Signature	Title

/s/ ROBERT R. HILL, JR. Robert R. Hill, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN C. POLLOK John C. Pollok	Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)
* Keith S. Rainwater	Senior Vice President and Director of External Reporting (Principal Accounting Officer)
* Robert R. Horger	Chairman of the Board of Directors
* Dwight W. Frierson	Vice Chairman of the Board of Directors
* Jimmy E. Addison	Director
* Luther J. Battiste, III	Director
* M. Oswald Fogle	Director

Signature		Title

* Herbert G. Gray		Director
* Cynthia A. Hartley		Director
* Harry M. Mims, Jr.		Director
* Ralph W. Norman, Jr.		Director
* Alton C. Phillips		Director
* James W. Roquemore		Director
* Thomas E. Suggs		Director
* Susie H. VanHuss		Director
* Kevin P. Walker		Director
* John W. Williamson, III		Director
*By:	/s/ ROBERT R. HILL, JR. Robert R. Hill, Jr. Attorney-in-Fact March 21, 2012

 EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 19, 2011, by and between SCBT Financial Corporation and Peoples Bancorporation, Inc. (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT's Current Report on Form 8-K, filed December 31, 2008, and incorporated herein by reference)
3.2
Articles of Amendment to Articles of Incorporation of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT's Current Report on Form 8-K, filed on January 16, 2009, and incorporated herein by reference)
3.3	Amended and Restated Bylaws of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT's Current Report on Form 8-K, filed on December 23, 2008, and incorporated herein by reference)
3.4	Amendment to Bylaws of SCBT Financial Corporation (filed as Item 5.03 of SCBT's Current Report on Form 8-K, filed February 2, 2011, and incorporated herein by reference)
4.1	Form of Stock Certificate of SCBT Financial Corporation (filed as Exhibit 4.1 to SCBT's Annual Report on Form 10-K, filed on March 15, 2007, and incorporated herein by reference)
4.2	Articles of Incorporation of SCBT Financial Corporation, as amended (Exhibits 3.1 and 3.2)
4.3	Bylaws of SCBT Financial Corporation, as amended (Exhibits 3.3 and 3.4)
5.1	Opinion of Wachtell, Lipton, Rosen and Katz regarding the validity of the securities to be issued*
8.1	Opinion of Wachtell, Lipton, Rosen and Katz regarding certain tax matters
10.1
Form of Voting and Support Agreements dated December 19, 2011, between SCBT Financial Corporation and certain directors of Peoples Bancorporation, Inc. (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement)
21.1	List of Subsidiaries of SCBT Financial Corporation (filed as Exhibit 21 to SCBT's Annual Report on Form 10-K, filed on March 16, 2011, and incorporated herein by reference)
23.1	Consent of Wachtell, Lipton, Rosen and Katz (included in Exhibits 5.1 and 8.1)
23.2	Consent of Dixon Hughes Goodman LLP (with respect to SCBT Financial Corporation)
23.3	Consent of Elliott Davis, LLC (with respect to Peoples Bancorporation, Inc.)
24.1	Power of Attorney*
99.1	Consent of Scott & Stringfellow, LLC
99.2	Form of proxy of Peoples Bancorporation, Inc.

*
Previously filed